As filed with the Securities and Exchange Commission on February 13, 2012

Registration No. 333-178837

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LiqTech International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3590	20-1431677
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Industriparken 22C
2750 Ballerup
Denmark
+45 4498 6000 (telephone number)
+45 4593 4983 (facsimile number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Soren Degn
Chief Financial Officer
c/o LiqTech North America Inc.
1804 Buerkle Road
White Bear Lake, MN 55110
(651) 773-5850 (telephone number)
+45 4593 4983 (facsimile number)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.
Jeffrey P. Schultz, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, NY 10017
(212) 935-3000 (telephone number)
(212) 983-3115 (facsimile number)	David Feldman, Esq. Richardson & Patel, LLP 750 Third Avenue, 9th Floor New York, NY 10017 (212) 869-7000 (telephone number) (917) 591-6898 (facsimile number)

Approximate date of commencement of proposed sale to the public: promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated February 13, 2012

LIQTECH INTERNATIONAL, INC.

Up to 8,333,333 Shares of Common Stock

We are offering up to 8,333,333 shares of our common stock. The public offering price is estimated to be between $3.00 and $3.75 per share.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “LIQT.OB”. On February 10, 2012, the last reported sales price for our common stock was $4.25 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

	Per Share	Total
Public Offering Price	$	$
Placement Agent’s Commissions(1)	$	$
Offering Proceeds before expenses(2)	$	$

(1)	For the purpose of estimating the placement agent’s (as defined below) fees, we have assumed that they will receive their maximum commission on all sales made in the offering. We have also agreed to sell for $100 to the placement agent warrants entitling the placement agent to purchase the number of shares of common stock equal to 5% of the number of shares of common stock sold by the placement agent in this offering at an exercise price of $ (125% of the price of the shares sold in this offering) per share. See “Plan of Distribution” for more information on this offering and the arrangements we have with the placement agent.
(2)	We estimate the total expenses of this offering, excluding the placement agent’s commissions, will be approximately $336,582. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, the placement agent’s commissions, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above. Once the offering price has been determined, the common stock offering price will remain fixed for the duration of the offering. See “Plan of Distribution” for more information on this offering and the arrangements we have with the placement agent.

Sunrise Securities Corp. (the “placement agent”) is not required to sell any specific number or dollar amount of shares of common stock but will use its best efforts to sell the shares of common stock offered.

Certain of our affiliates may purchase shares of our common stock in this offering on the same terms as they are offered and sold to the public.

The delivery of the shares of common stock will be made on or about       , 2012. The shares of common stock will be delivered in book-entry form through The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sunrise Securities Corp.

The date of this prospectus is            , 2012.

Dealer Prospectus Delivery Obligation

Until            , 2012 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

CURRENCY INFORMATION

Our functional currency is the Danish Krone (“DKK” or “Danish Krone”) and our reporting currency is the U.S. dollar ($) for the purpose of the financial statements and other financial data contained elsewhere in this prospectus. Our consolidated balance sheet accounts are translated into U.S. dollars at the period-end exchange rates (DKK 5.51 and DKK 5.61 to $1 at September 30, 2011 and at December 31, 2010, respectively) and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the years of 2011 and 2010 (DKK 5.31 and DKK 5.67 to $1) in which these items arise.

ii

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, and the risk factors under the section titled “Risk Factors”. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our” and the “Company” are to LiqTech International, Inc., a Nevada corporation, together with its direct and indirect wholly-owned subsidiaries, including LiqTech USA, Inc., a Delaware corporation (“LiqTech USA”), and LiqTech A/S, a Danish limited company, organized under the Danish Act on Limited Companies of the Kingdom of Denmark (“LiqTech Denmark”), LiqTech International A/S (formerly Cometas A/S), a Danish limited company, organized under the Danish Act on Limited Companies of the Kingdom of Denmark (“LiqTech Int. DK”), and LiqTech NA, Inc., a Delaware corporation (“LiqTech Delaware”). Collectively, LiqTech USA, LiqTech Denmark, LiqTech Int. DK and LiqTech Delaware are the “Subsidiaries”.

Overview

We are a clean technology company that provides state-of-the-art technologies for gas and liquid purification by manufacturing ceramic silicon carbide filters. We have for more than a decade developed and manufactured products of re-crystallized silicon carbide. We specialize in three business areas: diesel particulate filters for the control of soot exhaust particles from diesel engines, ceramic membranes for liquid filtration and kiln furniture for the refractory industry. Using nanotechnology, we develop products using proprietary silicon carbide technology. Our products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies.

Net sales for the nine months ended September 30, 2011 and the year ended December 31, 2010 were $13,552,746 and $15,728,817, respectively. For the nine months ended September 30, 2011, we had net income of $460,450 and for the year ended December 31, 2010, we had a net loss of $315,132. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related footnotes included elsewhere in the prospectus.

Our Products

We manufacture and sell (i) diesel particulate filters for the control of soot exhaust particles from diesel engines; (ii) ceramic membranes for the filtration of water; and (iii) to a much a lesser extent, kiln furniture to support ceramics during the firing process.

Diesel Particulate Filters

We offer our diesel particulate filters (“DPF”) for exhaust emission control solutions to the verified retrofit and OEM market through our direct sales force. We use a proprietary nano washcoat to provide catalytic coating for anything from diesel particulate filters to catalytic converters. We have developed a robust silicon carbide diesel particulate filter that is especially useful for vehicles that produce high soot loads and, if properly maintained, should last as long as the vehicle’s engine. Our DPFs are ideal for off-road vehicles because of their strength, chemical non-reactive nature, temperature resilience and thermal conductivity. Our DPF products are sold worldwide under the LiqTech brand names.

Our silicon carbide filters can handle higher soot loads than filters that do not use a silicon carbide membrane, which makes them ideal for situations where engines infrequently reach high enough temperatures to burn off soot. Most of our competitors’ DPFs do not use a silicon carbide membrane.

Our DPFs have been installed in over 15,000 school buses, garbage trucks, city buses, government repair trucks and other vehicles in the State of California. In New York and New Jersey, over 3,000 of our DPFs have been installed in city buses, garbage trucks, construction vehicles, school buses and other vehicles. In 2010, 10,173 diesel vehicles in the United States were retrofitted with DPFs, of which we estimate that more than 70% were retrofitted with LiqTech DPFs.

Ceramic Silicon Carbide Membranes for Liquid Filtration

We manufacture and sell under the LiqTech and Cometas brand names ceramic silicon carbide membranes for liquid filtration using our proprietary silicon carbide technology (“SiC Filters”) that currently focuses on hydrocarbon production-derived, contaminated water, which we refer to herein as “produced water,” and pre-filtration for reverse osmosis. Our SiC Filters have been used in the following applications by our clients:

•	Produced water: Our membranes can be used for the filtration of water from oil produced in offshore platforms. We have performed testing with many of the major international private and public oil and gas companies. We were recently awarded a contract by one of the major international oil and gas companies to provide and service produced water filters on one of its offshore platforms. Our products have been delivered and the initial service period under the contract will commence on April 1, 2012.
•	Pre-filtration of reverse osmosis drinking water: Prior to passing through reverse osmosis membranes to produce drinking or industrial water from sea or surface water, the sea or surface water must be pre-filtered. We have performed successful tests for the pre-filtration of sea and surface water for this purpose with numerous clients, including: Arteron, Malaysia, a company producing compact drinking water, Hoimyung Corp, Korea, a supplier of industrial waste water systems and pretreatment for reverse osmosis, Kemic Vater Cleaning Denmark, a supplier of drinking water equipment, and Puretec, Israel, a producer of reverse osmosis systems.
•	Treatment of ballast water: Our liquid filtration membranes can be applied to limit the spreading of non-native species that may be transported in the ballast water of sea-going vessels. LiqTech has partnered with Singapore-based companies and R&D centers to develop a solution for the ballast water treatment market. A distributor in Japan is in contact with shipyards seeking filtration solutions for our ballast water systems. We are currently working with the Danish Hydraulic Institute (“DHI”) to achieve environmental technology verification of our ballast water filter. After we receive the approval of the DHI, we intend to collaborate with a system integrator to develop a suitable ballast water filtration system and seek approval from the Maritime and Port Authority of Singapore (the “MPA”). Once such approval is received, the ballast water filtration system using our filter will be available for use in sea-going vessels. Other companies have already received approval for their ballast water treatment products. Although we anticipate that the system developed using our ballast water filters will receive the approval of the MPA prior to the end of 2012, there can be no assurance as to when such application will be approved by the MPA or that such application will be approved at all.
•	Industrial applications: Our membranes have performed successful tests in industrial applications for the removal of a variety of substances, such as heavy metal (Haldor Topsoe, Denmark), legionella (HYTEK Italy), manure (Biofuel Technology), pool and spa water (Provital) and raw sugar (Al Khaleej Sugar).
•	Producing clean drinking water: The potential for the use of LiqTech SiC membranes in drinking water production is diverse and the benefits numerous. Some examples are: group water – removal of precipitated salts like iron and manganese; surface water – removal of organic suspended solids and humic acid; and sea water – pre-filtration before reverse osmosis.
•	Waste water treatment: Our membranes can be used to remove suspended solids in waste water treatment. Our membranes have performed successful tests for treating waste water with Hydrosolutions, Puretec Israel and Asia Pacific Water Technologies — Korea.

Our products are based on the following silicon carbide membrane technologies:

•	CoMem is a unique, proprietary membrane technology that utilizes a cross-flow structure to handle high concentrations of suspended solids found in produced water from the oil and chemical industry, wastewater from industrial processes and manure filtration.
•	Aqua Solution integrates a dead-end structural design with cutting-edge membrane technology in a solution specifically designed for applications in pre-treatment for reverse osmosis, wastewater treatment and pool and spa filtration.

The advantages of our SiC membrane compared to other pre-filtration systems for reverse osmosis are:

•	Offers the same water flow as commonly used sand filters, which can take up to 500 times more space and have pore sizes at least three times bigger than our SiC membrane, and reduces the number of membrane elements and pressure vessels;
•	High flow capacities are achieved at very low pressures, which reduces energy costs;
•	Requires less water for filter backwash as compared to sand filters; and
•	Eliminates consumption/maintenance of cartridges.

For the years ended December 31, 2010 and 2009, we were approved for $434,957 and $391,092, respectively, as grants from governmental entities. In 2011, pursuant to a joint development agreement, we were approved for a $2 million grant from The Danish National Advanced Technology Foundation to develop a SiC-based membrane that can perform reverse osmosis. If successful, we believe that this will be the first inorganic reverse osmosis membrane ever developed. The goal is to produce clean drinking water from sea water.

We believe that increasing government regulation on treatment of produced water may increase our sales of SiC membranes. Existing technology may have difficulty meeting any increased requirements because the hydro-cyclone technology currently used in most treatments of produced water is not effective at removing suspended solids and is prone to clogging.

Kiln Furniture

Kiln furniture refers to all items used in a kiln to support ceramics that also creates additional space to maximize the number of items for each firing. Our high-quality SiC kiln furniture is thinner (allowing more items to be added for each firing), withstands higher heat, lasts longer and reduces the firing time (reducing energy costs) as compared to cordierite, mullite and oxide bonded kiln furniture.

Our Competitive Strengths

We believe our following strengths position us to increase our revenue and profitability:

•	Advantages of Silicon Carbide Membranes. Our diesel and liquid filtration products utilize silicon carbide membranes, which have certain qualities that we believe make our products more desirable than those of our competitors. Unlike filtration products that use aluminum oxide, silicon carbide membranes are chemically inert and temperature resistant. Furthermore, silicon carbide membranes exhibit a high degree of hydrophilicity which results in unique water flux (low energy consumption). Silicon carbide is also highly durable, and has a high degree of abrasive resistance, making it conducive to being used in a variety of industrial settings. As a result, we believe that such superior qualities make our products desirable in both exhaust emissions control products and liquid filtration products.
•	End Markets with Attractive Growth Characteristics. We provide filtration products for end markets with attractive growth prospects. The increase in global regulation of diesel particles is expected to drive growth in the DPF market. According to an industry publication, the global market for new DPF filters manufactured by original equipment manufacturers (OEMs) is expected to increase from approximately 1.7 million units in 2010 to over 9 million units in 2020. The global market for retrofitting diesel engines with DPFs is expected to grow from approximately 5 million cumulative retrofit units by 2010 to approximately 20 million cumulative retrofits by 2025. Water is essential to life on earth, and clean water shortages are expected to affect two thirds of the human population by 2025. According to Pike Research, the annual global investment in desalinization was estimated to reach $8.3 billion in 2010 and reach $16.6 billion by 2016. As a result, we anticipate that global demand will increase for products, such as ours, that can be used to provide clean water.
•	Broad Application of LiqTech Membranes. Our membranes can and have been applied in a variety of settings, including the processing of industrial waste water, produced water and pretreatment of drinking water, including reverse osmosis, oil emulsion separation, bacteria removal in milk, clearing of wine and beer, and separating metals from liquids used in industrial processes. Our membranes have also been utilized in Milan, Italy to remove manganese and iron from the municipal water supply.
•	Marketing and Manufacturing in Two Key Markets and Expanding to Other Key Markets. As we have successfully started production in the United States, in addition to Denmark, we have production and sales capacity in North America and Europe. We are also present through offices and agents in several key countries, such as Brazil, Italy, and South Korea, and we have established customers relations in more than 15 countries. We are also planning on expanding our production capabilities to Asia by building a new production facility in South Korea, which would provide us with sales and production capability in the Asian continent.
•	Strong and Experienced Management Team. Our management team has significant experience in the clean technology and filtration industries, driving growth through development of new applications and technologies and cultivating relationships with customers. Our team has an average of more than 10 years of management experience. The three key managers, other than our chief financial officer, have worked in the industry for an average of 10 years.

Our Strategy

Our strategy is to create stockholder value by leveraging our competitive strengths and focusing on the opportunities in the end-markets we serve. Key features of our strategy include:

•	Enter New Geographic Markets and Expand Existing Markets. We plan on continuing to manufacture and sell our products out of Denmark and the United States. We also intend to expand our production capability to Asia by investing in a new production facility in South Korea, along with opening new marketing offices in the continent. In addition, we intend to establish sales outlets with technical support in other European nations, such as Germany, Italy and France, while expanding to other markets such as Brazil and Singapore. In certain other locations, such as Japan, China and Australia, we intend to work with agents and partners to access such markets.
•	Continue to Strengthen Position in DPF Market. We believe that we have a strong position in the retrofit market for diesel particle systems. We intend to continue our efforts to maintain our strength in this area. Furthermore, we intend to leverage our experience in the OEM market and expand our presence in the OEM market with new products relating to diesel particle systems. We intend to leverage our products and experience as the global DPF market is expected to undergo significant growth.
•	Continue to Develop and Improve Technologies and Open New End Markets. We intend to continuously develop our ceramic membrane and improve the filtration efficiency for our filtration products. Through continuous development, we intend to find new uses for our products and plan to expand into any new markets that we believe would be appropriate for our company. One of our key strategies is to develop our membrane applications together with our customers, including, for example, the development of the next generation of diesel filters with asymmetric design for the OEM market, which are being tested at Hyundai. We also plan on manufacturing an SiC membrane of 0.01 microns or less, which would position us to enter the ultrafiltration market. In our kiln furniture business, we plan to work towards developing a second generation of kiln furniture with no porosity.
•	Continue Our Focus on Developing an Inorganic Reverse Osmosis Membrane. There is no inorganic reverse osmosis membrane in the market today. In 2011, pursuant to a joint development agreement, we were approved for a $2 million grant from The Danish National Advanced Technology Foundation to develop a SiC-based membrane that can perform reverse osmosis. We intend to continue our research and development efforts to modify our membrane into one that can perform reverse osmosis over the next several years.

Industry Overview

We primarily serve two industries — the diesel particle filter market and the liquid filtration market. Our goal is to position ourselves to expand on and leverage our products and technology to take advantage of the favorable industry trends that we anticipate.

The increase in global regulation of diesel particles is expected to drive growth in the DPF market. According to an industry publication, the global market for new DPF filters manufactured by OEMs is expected to increase from approximately 1.7 million units in 2010 to over 9 million units in 2020. The global market for retrofitting diesel engines with DPFs is expected to grow from approximately 5 million cumulative retrofit units by 2010 to approximately 20 million cumulative retrofits by 2025.

Due to the growing need for pure water for drinking and industrial purposes, the market for membrane filtration is growing rapidly, with more and larger plants being commissioned all over the world. According to Pike Research, the annual global investment in desalination was estimated to reach $8.3 billion in 2010 and is forecasted to reach $16.6 billion by 2016. According to another industry report, the aggregate water volume treated by membranes is expected to grow from 29 billion meters3 in 2009 to 82 billion meters3 in 2020.

See “Business — Industry” for further discussion on our industries.

Recent Developments

Subcontract with Scandanavian Brake Systems

We have recently entered into a new subcontract agreement with Scandinavian Brake Systems to utilize the production capacity of their Notox division. The new subcontract arrangement, which extends until the end of 2014, is expected to significantly increase our production capacity. We believe that the additional production capacity provided under this subcontract will allow us to meet our capacity requirements until the end of the subcontract period.

Opening of Singapore Office

On January 17, 2012, we announced the establishment of a representative office in Singapore. The new Singapore office will service the South East Asian markets covering our entire product portfolio.

Corporate History and Information

Prior to August 24, 2011, Blue Moose Media, Inc. (“Blue Moose”) was a “shell” company with no business or operations. On August 24, 2011, pursuant to an Agreement and Plan of Merger, dated as of August 23, 2011, by and among Blue Moose, Blue Moose Delaware Merger Sub, Inc. (“BMD Sub”), a wholly owned subsidiary of Blue Moose, and LiqTech USA (the “Merger Agreement”), BMD Sub was merged with and into LiqTech USA (the “Merger”) and, as a result of the Merger, LiqTech USA became a wholly owned subsidiary of Blue Moose.

LiqTech USA owns all of the outstanding equity interests in LiqTech Denmark, LiqTech Int. DK (formerly known as Cometas) and LiqTech Delaware. As a result of the Merger, Blue Moose changed its management and reconstituted its board of directors. As of the effective time of the Merger, Gordon Tattarsall, the president, the chief financial officer and the sole director of Blue Moose, resigned as president and chief financial officer. As Blue Moose’s sole director, Mr. Tattersall appointed Aldo Petersen as a director of Blue Moose, and they then appointed Lasse Andreassen and Soren Degn as the officers of Blue Moose, and Lasse Andreassen, Paul Burgon, John Nemelka and Michael Sonneland as directors of Blue Moose. However, in accordance with the rules and regulations of the SEC, the other new directors did not take office until September 5, 2011, which is ten days after we filed an Information Statement pursuant to Rule 14f-1 of the Securities and Exchange Act of 1934, as amended, and mailed that statement to our stockholders of record. In addition, at the effective time of the Merger, Mr. Tattarsall resigned as a director of Blue Moose effective as of September 5, 2011.

We are incorporated under the laws of the State of Nevada. Our principal executive offices are located at Industriparken 22C, 2750 Ballerup, Denmark, and our telephone number is +4544986000. We maintain an Internet website at www.liqtech.dk. The information contained in, or accessible from, our website is not a part of this prospectus.

THE OFFERING

Securities offered
Up to 8,333,333 shares of common stock on a best efforts basis.
Common stock outstanding as of prior to the offering
21,600,000 shares.
Common stock to be outstanding after the offering
Up to 29,933,333 shares.
Use of proceeds
Based on a price of $3.38 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting the placement agent’s commissions and estimated offering expenses payable by us, we estimate that we will receive up to $25,858,417 in net proceeds from the sale of the shares of common stock in this offering. However, this is a best efforts offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated.
We intend to use the proceeds from this offering (i) to invest approximately $4,500,000 for the development and marketing of our products, (ii) to invest approximately $4,000,000 in the engineering, development and testing of our membranes and the opening of local sales offices in certain countries outside of the U.S. and Denmark with test laboratories, and (iii) to invest approximately $6,000,000 in the building of a new Asian facility and the expansion, relocation and upgrade of our production capabilities in Denmark and the U.S. All remaining proceeds will be used for working capital and general corporate purposes.
If we are unable to raise net proceeds equal to at least $14.5 million, we intend to first apply the proceeds towards the development and marketing of our products and the engineering, development and testing of our membranes and the opening of local sales offices in certain countries outside of the U.S. and Denmark with test laboratories, as we anticipate that our production for the Asian market can be satisfied by our existing capacity. However, to the extent that we are unable to raise a sufficient amount of proceeds in this offering, we may not be able to achieve all our business objectives in a timely manner.
See “Use of Proceeds” for more information.
Potential purchases by affiliates
Certain of our affiliates may purchase shares of our common stock in this offering on the same terms as they are offered and sold to the public.
Risk factors
The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors”.

Dividend policy
We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.
Trading Symbol
Our common stock currently trades on the Over-the-Counter Bulletin Board under the symbol “LIQT.OB”.

Unless otherwise indicated, the information in this prospectus, including the share numbers above does not give effect to:

•	the shares of common stock issuable upon exercise of the warrants sold to the placement agent, which warrants entitle the placement agent to purchase the number of shares of common stock equal to 5% of the number of shares of common stock sold by the placement agent in this offering (a maximum of 416,667 warrant shares);
•	the 2,060,000 shares of common stock issuable upon exercise of our outstanding stock options, which have a weighted average exercise price of $2.65 per share as of February 6, 2012; and
•	the 6,500,000 shares of common stock issuable upon exercise of our outstanding warrants, all of which have an exercise price of $1.50 per share.

Summary Consolidated Financial Data

The following table sets forth selected historical consolidated statements of operations for the fiscal years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011, and consolidated balance sheet data as of December 31, 2010 and 2009, and as of September 30, 2011. LiqTech A/S is considered the accounting acquiror in the Merger and, as a result, the assets and liabilities and the historical operations that are reflected in our consolidated financial statements are those of LiqTech A/S. Therefore, the historical financial data of LiqTech A/S is deemed to be our historical financial data.

The balance sheet data as of December 31, 2010 and 2009 and the statement of operations data for the fiscal years ended December 31, 2010 and 2009 have been derived from our audited consolidated financial statements for those years. The balance sheet data as of September 30, 2011 and the statement of operations data for the nine months ended September 30, 2011 have been derived from our unaudited consolidated financial statements for those periods. In the opinion of management, in such unaudited financial statements, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations at September 30, 2011 and for the period then ended have been made. The results of operations for the period ended September 30, 2011 are not necessarily indicative of the operating results for the full year.

The following data for fiscal years 2010 and 2009, and for the nine months ended September 30, 2011, should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus and with our financial statements and the related notes and other financial information included in this prospectus.

	For the Nine Months Ended September 30		For the Year Ended December 31
Statements of Operations Data:	2011	2010	2010	2009
Net sales	$13,552,746	$12,461,177	$15,728,817	$12,897,223
Cost of goods sold	10,237,494	9,394,423	12,054,973	9,023,289
Selling Expense	1,037,853	1,003,844	1,476,656	1,421,246
General and Administrative Expenses	1,139,078	1,219,112	1,748,596	1,394,082
Research and Development	374,505	362,339	421,518	239,712
Other Income (Expense)	(114,809)	54,117	(196,675)	(197,892)
Income tax expense	188,557	358,795	145,531	300,803
Net income	460,450	176,781	(315,132)	320,199
Net income (loss) attributable to non controlled interest in subsidiaries	82,207	(86,100)	(308,503)	(9,303)
Net Income attributable to LIQTECH INTERNATIONAL INC.	378,243	262,881	(6,629)	329,502
Basic earnings per share	$0.03	$0.03	$(0.00)	0.035
Weighted average common shares outstanding(a)	10,974,237	9,308,333	9,308,333	9,308,333
Diluted earnings per share	$0.03	$0.03	$(0.00)	$0.035
Weighted average common shares outstanding assuming Dilution(a)	11,477,612	9,308,333	9,308,333	9,308,333

(a)	The weighted average shares outstanding as of December 31, 2010, September 31, 2010 and December 31, 2009 reflects the 9,308,333 common shares issued to acquire the 1,554 common shares of LiqTech A/S as a result of the Merger.

Balance Sheet Data:	As of September 30, 2011	As of December 31, 2010	As of December 31, 2009
Current assets	$10,895,378	$6,108,863	7,351,426
Working capital	1,007,106	3,028,137	3,641,962
Total assets	17,314,521	12,656,981	13,765,614
Long-term liabilities	1,431,293	1,805,789	1,524,805
Total liabilities	11,319,565	4,886,515	5,234,269
Total Stockholders’ Equity(b)	5,994,956	7,770,466	8,531,345

(b)	Stockholders’ equity as of September 30, 2011 decreased by $3,639,327 for the net increase in shareholders’ receivables from $80,000 at December 31, 2010 to $3,719,327 at September 30, 2011, which have been recorded against equity.

RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus.

Risks related to our business

We may be adversely affected by global and regional economic conditions and legislative, regulatory and political developments.

We sell our products around the world, and we expect to continue to derive a substantial portion of sales from outside the U.S. The recent worldwide recession has had, and the European debt crisis and the continuing uncertainty as to economic recovery may have, adverse consequences for our customers and our business. The uncertain macroeconomic environment in the U.S. and other countries around the globe in which we derive significant sales may adversely affect our results and could have a negative impact on demand for our products as the prospects, strength and timing of the current recovery remain uncertain as well as the possibility of a return to a recession in the U.S. and other countries around the globe. Customers or suppliers may experience cash flow problems and as a result, may modify, delay or cancel plans to purchase our products, and suppliers may significantly and quickly increase their prices or reduce their output. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, amounts owed to us. Any inability of current and/or potential customers to purchase our products and/or to pay us for our products may adversely affect our sales, earnings and cash flow. Sales and earnings could also be affected by our ability to manage the risks and uncertainties associated with the application of local legal requirements or the enforceability of laws and contractual obligations, trade protection measures, changes in tax laws, regional political instability, war, terrorist activities, severe or prolonged adverse weather conditions and natural disasters as well as health epidemics or pandemics.

We have insufficient funds to develop our business, which may adversely affect our future growth.

Growth of our business will depend in part upon our ability to develop new products and to make strategic acquisitions. We may not generate sufficient cash flow from our operations to allow us to fund these activities. We may need to sell additional equity or borrow funds in order to develop these growth strategies and our inability to raise the additional capital and/or borrow the funds needed to implement these plans may adversely affect our business and future growth.

Our inability to protect our intellectual property rights could negatively affect our business and results of operations.

Our ability to compete effectively depends in part upon developing, maintaining and/or protecting intellectual property rights relevant to our re-crystallized silicon carbide product forms, applications and manufacturing processes. We rely principally on a combination of patent protection, trade secret laws, confidentiality and non-disclosure agreements and trusted business relationships to establish, maintain and protect the intellectual property rights relevant to our business. These measures, however, may not be adequate in every given case to permit us to gain or keep any competitive advantage, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States. In particular, because silicon carbide is a well known material (developed over 100 years ago), and there has been extensive research, development and publication related to this material and its wide range of applications that makes challenging and/or obviates obtaining intellectual property rights to key elements of silicon carbide technology. Accordingly, at least some of the technology employed in our manufacture of re-crystallized silicon carbide products is not protected by patents.

Where we consider it appropriate, however, we seek patent protection in the United States and other countries on technologies used in or relating to our re-crystallized silicon carbide product forms, applications and manufacturing processes. As of January 23, 2012, we had one issued United States patent and three issued foreign patents, all of which we co-own with a third party. The issuance of a patent is not conclusive as to its scope, validity and enforceability. Thus, any patent, or patent application which may issue into a patent, held by us could be challenged, invalidated or held unenforceable in litigation or proceedings before the U.S. Patent and Trademark Office and/or other patent tribunals, or circumvented by others. No consistent policy regarding the breadth of patent claims has emerged to date in the United States and the landscape could become more uncertain in view of future rule changes by the United States Patent and Trademark Office, the introduction of patent reform legislation and decisions in patent law cases by United States federal courts. The patent landscape outside the United States is even less predictable. As a result, the validity and enforceability of patents cannot be predicted with certainty. In addition, we may fail to apply for patents on important technologies or product candidates in a timely fashion, if at all, and our existing and future patents may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products or technologies, especially given the long history of silicon carbide development.

As of January 23, 2012, we had one pending United States patent application and two pending foreign patent applications. The issuance of patents from these applications involves complex legal and factual questions and, thus, we cannot assure that any of our pending patent applications will result in the issuance of patents to us. The United States Patent and Trademark Office and relevant foreign patent tribunals may deny or require significant narrowing of claims in our pending patent applications. Patents issued as a result of any of our pending patent applications may not cover our enabling technology and/or the products or processes that support our current or future business or afford us with significant commercial protection against others with similar technology. Proceedings before the United States Patent and Trademark Office could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. In addition, our pending patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus foreign patent applications may not be granted even if counterpart United States patents are issued.

Moreover, others may independently develop and obtain patents covering technologies that are similar or superior to the product forms, applications or manufacturing processes that we employ. If that happens, we may need to obtain licenses for these technologies and may not be able to obtain licenses on reasonable terms, if at all, which could limit our ability to manufacture our current and/or future products and operate our business. In addition, third parties could practice our intellectual property rights in territories where we do not have intellectual property protection. Such third parties may then try to import products made using our intellectual property rights into the United States or other countries.

Our contracts with third parties could negatively affect our intellectual property rights.

To further our product development efforts, we have and/or continue to work closely with customers, the Danish government and other third parties to research and develop advancements in silicon carbide product forms, applications, manufacturing processes and related products and technologies. We have entered into agreements with private third parties and have been awarded a research and development contract with the Danish government to independently and jointly research, design and develop new devices and systems that incorporate our silicon carbide technologies. We expect to enter into similar private agreements and be awarded similar government contracts in the future. In some instances, the research and development activities that we conduct under these contracts may produce intellectual property to which we may not have ownership or exclusive rights and will be unable to protect or monetize. Furthermore, there could be disputes between us and a private third party as to the ownership rights to any inventions that we develop in collaboration with such third party. Any such dispute may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management from our core business or harm our reputation.

We rely on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We rely in part on trade secret protection to protect confidential and proprietary information relating to our technology, particularly where we do not believe patent protection is appropriate or obtainable. We continue to develop and refine the manufacturing processes used to produce our re-crystallized silicon carbide products and believe that we have already developed, and will continue to develop, significant know-how related to these processes. Trade secrets however can be difficult to protect. We may not be able to maintain the secrecy of our know-how, and competitors may develop or acquire equally or more valuable know-how related to the manufacture of comparable silicon carbide products. Our strategy for scale-up of commercial production will continue to require us to share confidential and proprietary information with third parties. While we take reasonable efforts to protect our trade secrets, our employees, consultants, contractors or scientific and other advisors, or those of our business partners, may intentionally or inadvertently disclose our confidential and proprietary information to competitors. Any enforcement of claims by us that a third party has obtained and is using our trade secrets is expensive, time consuming and uncertain. In addition, foreign courts are sometimes less willing than United States courts to protect trade secrets.

We also require all employees, consultants and business partners to execute confidentiality and/or nondisclosure agreements upon the commencement of an employment, consulting arrangement or other engagement with us, which agreements generally require that all confidential and proprietary information developed by such employee, consultant or business partner, or made known to such employee, consultant or business partner by us during the course of the relationship with us be kept confidential and not disclosed to third parties. These agreements generally provide, with respect to employees, that inventions conceived by an individual in the course of rendering services to us will be our exclusive property. Nevertheless, these agreements may not be honored and our confidential and proprietary information may be disclosed, or these agreements may be unenforceable or difficult to enforce. We also require customers and vendors to execute agreements containing confidentiality and/or nondisclosure provisions. However, we may not have obtained such agreements from all of our customers and vendors. Some of our customers may also be subject to laws and regulations that require them to disclose information that we would otherwise seek to keep confidential. Our confidential and proprietary information may be otherwise disclosed without our authorization. For example, third parties might reverse engineer our manufacturing processes, independently develop substantially equivalent confidential and proprietary information or otherwise gain access to our trade secrets. Failure to maintain trade secret protection could enable others to produce competing products and adversely affect our competitive business position.

We could become subject to intellectual property litigation that could be costly, limit or cancel our intellectual property rights, divert time and efforts away from business operations, require us to pay damages and/or otherwise have an adverse material impact on our business.

The success of our business is highly dependent on protecting our intellectual property rights. Unauthorized parties may attempt to copy or otherwise obtain and use our products and/or enabling technology. Policing the unauthorized use of our intellectual property rights is difficult and expensive, as is enforcing these rights against unauthorized use by others. Identifying unauthorized use of our intellectual property rights is difficult because we may be unable to monitor the processes and/or materials being employed by other parties. The steps we have taken may not prevent unauthorized use of our intellectual property rights, particularly in foreign countries where enforcement of intellectual property rights may be more difficult than in the United States.

Our continued commercial success will also depend in part upon not infringing the patents or violating the intellectual property rights of third parties. We are aware of patents and patent applications generally relating to aspects of our technologies filed by, and issued to, third parties. Nevertheless, we cannot determine with certainty whether such patents or patent applications of other parties may materially affect our ability to conduct our business. There may be existing patents of which we are unaware that we may inadvertently infringe, resulting in claims against us or our customers. In the event that the manufacture, use and/or sale of our products or processes is challenged, or if our product forms or processes conflict with the patent rights of others, third parties could bring legal actions against us in the United States, Europe or other countries, claiming damages and seeking to enjoin the manufacturing and/or marketing of our products. Additionally, it is not possible to predict with certainty what patent claims may issue from any relevant third-party pending patent applications. Third parties may be able to obtain patents with claims relating to our product forms, applications and/or manufacturing processes which they could attempt to assert against us.

In either case, litigation may be necessary to enforce, protect or defend our intellectual property rights or to determine the validity and scope of the intellectual property rights of others. Any litigation could be unsuccessful, cause us to incur substantial costs, divert resources and the efforts of our personnel away from daily operations, harm our reputation and/or result in the impairment of our intellectual property rights. In some cases, litigation may be threatened or brought by a patent holding company or other adverse patent owner who has no relevant product revenues and against which our patents may provide little or no deterrence. If we are found to infringe any patents, we could be required to (1) pay substantial monetary damages, including lost profits, reasonable royalties and/or treble damages if an infringement is found to be willful and/or (2) totally discontinue or substantially modify any products or processes that are found to be in violation of another party’s intellectual property rights. If our competitors are able to use our technology without payment to us, our ability to compete effectively could be harmed.

We face competition and technological advances by competitors which could adversely affect the sales of our products.

The growth of our company depends in part on maintaining and growing the sales of our current products in our markets, but also in developing new products and technologies. There is significant competition among companies that provide solutions for pollutant emissions from diesel engines and water purification solutions. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services, including products that are verified by the EPA or other environmental authorities. We face direct competition from companies with greater financial, technological, manufacturing and personnel resources. Newly developed products could be more effective and cost efficient than our current or future products.

Failure to obtain required raw materials could affect our ability to supply products to our customers.

We use silicon carbide, platinum and palladium in the manufacture of our products. There is a limited supply of silicon carbide available to us. As other industries develop products utilizing silicon carbide, we may not be able to obtain adequate supplies of silicon carbide required for the manufacture of our existing and planned future water filtration products. Any increased demand for silicon carbide, platinum or palladium could increase the price we must pay to obtain it and could adversely affect our profitability.

We rely on sub-contractors to meet current demand for our products and we will need to obtain additional manufacturing capacity in order to increase production of our existing products or to produce our proposed new products.

We do not have sufficient internal manufacturing capacity to meet the current demand for our products, and we rely on a two subcontractors to enable us to meet this demand. Since we rely on our subcontractors for a significant amount of our production capacity, the loss of the services of our subcontractors would have a material adverse effect on our business. Our plans for the growth of our business rely upon increasing sales of our existing products and developing and marketing new products. We do not have adequate internal manufacturing facilities to substantially increase production of our products and obtaining additional manufacturing capacity in-house will require substantial capital expenditures. We may not be able to locate such additional facilities, and, if located, we may not have the capital resources to obtain or construct them.

Historically, we have been dependent on a few major customers for a significant portion of our company’s revenue. Our revenue could decline if we are unable to maintain or develop relationships with additional customers and our results of operations could be adversely affected if any one of these customers is unable to meet their financial obligations to us.

During the year ended December 31, 2010, we had four customers who accounted for approximately 67% of our total revenues. During the nine months ended September 30, 2011, we had four customers who accounted for approximately 39% of our total revenues. If we are unable to diversify our customer base, our future results will be heavily dependent on these customers. If any one of these customers reduces their demand for our products it will have a material adverse effect on our operations.

A significant portion of our account receivables is concentrated with these major customers some of whom have limited working capital resources. The failure of any such customers to pay amounts owed to us in a timely fashion could have an adverse effect on our results of operations.

Foreign currency fluctuations could adversely impact financial performance.

Our reporting currency is the United States dollar. Because of our activities in Denmark, the United Kingdom, the European Continent, and Korea, we are exposed to fluctuations in foreign currency rates. We may manage the risk to such exposure by entering into foreign currency futures and option contracts. Foreign currency fluctuations may have a significant effect on our operations in the future.

The recent European debt crisis could have a material adverse effect on our European operations.

The recent European debt crisis and related European financial restructuring efforts have contributed to instability in the global credit markets and may cause the value of the Euro to further deteriorate. If global economic and market conditions, or economic conditions in Europe, the United States or other key markets remain uncertain or deteriorate further, the value of the Euro and the credit market may weaken. While we do not transact a significant amount of business in Greece or Italy, the general financial instability in those countries could have a contagion effect on the region and contribute to the general instability and uncertainty in the European Union. If this were to occur, it could adversely affect our European customers and suppliers and in turn have a materially adverse effect on our European business and results of operations.

Future growth of our business depends, in part, on the general availability of funding for emissions control programs, as well as enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.

Future growth of our business depends in part on the general availability of funding for emissions control programs, which can be affected for economic as well as political reasons. For example, in light of the recent budget crisis in California, funding was not available for a state-funded emissions control project and its start date was pushed back. A recent budget proposal put forth by the Obama administration did not include funding for the EPA’s diesel emissions reduction act program in fiscal 2012. Funding for these types of emissions control projects drives demand for our diesel particulate filters. If such funding is not available, it can negatively affect our future growth prospects. In addition to funding, we also expect that our future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide. If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities due to commercial and business pressure or otherwise, it could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

We face constant changes in governmental standards by which our products are evaluated, and if we cannot meet any such changes, some of our products could become obsolete.

We believe that, due to the constant focus on the environment and clean air and clean water standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both in the U.S. and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air and water. In the event our products fail to meet these ever-changing standards, some or all of our products may become obsolete, which could have an adverse effect on our business, operating results, financial condition and long-term prospects.

Our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

The factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:

•	Actions taken by regulatory bodies relating to the verification, registration or health effects of our products;
•	The extent to which existing and newly developed products obtain market acceptance;
•	The timing and size of customer purchases;
•	Customer concerns about the stability of our business, which could cause them to seek alternatives to our solutions and products; and
•	Increases in raw material costs.

Any liability for environmental harm or damages resulting from technical faults or failures of our products could be substantial and could materially adversely affect our business and results of operations.

Customers rely upon our products to meet emissions control standards imposed upon them by government. Failure of our products to meet such standards could expose us to claims from customers. Our products are also integrated into goods used by consumers, and therefore a malfunction or the inadequate design of our products could result in product liability claims. Any liability for environmental harm or damages resulting from technical faults or failures could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products, which would materially impact our financial condition and operating results.

We could become liable for damages resulting from our manufacturing activities.

The nature of our manufacturing operations exposes us to potential claims and liability for environmental damage, personal injury, loss of life and damage to, or destruction of, property. Our manufacturing operations are subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our manufacturing operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures to bring our operations within compliance with such regulations. If we fail to comply with applicable environmental laws and regulations, manufacturing guidelines, and workplace safety requirements, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us. Under such circumstances, we could be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims for which may not have sufficient or any insurance coverage for claims.

We will incur significant costs as a result of operating as a public company, and our management may be required to devote substantial time to compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses which we estimate to be in excess of $200,000 annually. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls as well as mandating certain corporate governance practices. Our management and other personnel will devote a substantial amount of time and financial resources to these compliance initiatives.

If we fail to staff our accounting and finance function adequately, or maintain internal control systems adequate to meet the demands that are placed upon us as a public company, we may be unable to report our financial results accurately or in a timely manner and our business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on our future business, financial condition and results of operations.

We will need to add qualified additional personnel as we expand our business, and we may not be able to employ such persons, which will affect our ability to expand.

Our current employees are spending virtually all of their time on our existing products and customers. In order to expand our product offerings and customer base we will need to hire additional qualified personnel. We may not be able to locate such persons, and, even if we locate them, we may not have the funds to employ them.

We may depend upon outside advisors, who may not be available on reasonable terms and as needed.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, attorneys, or other consultants or advisors. Our Board, without any input from stockholders, will make the selection of any such advisors. Furthermore, we anticipate that such persons will be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us, and we cannot assure you that their services will be available to us on a timely basis.

Our success will depend, to a large degree, on the expertise and experience of the members of our management team.

Our success is, to a large degree, dependent upon the expertise and experience of the management team and their ability to attract and retain quality personnel. The loss of the services of one or more of such personnel could have a material adverse effect on our business. Our business may be adversely affected if we are unable to continue to attract and retain such personnel.

A significant portion of our assets and the majority of our officers and directors are located outside of the United States of America, and therefore it may be difficult for an investor to enforce within the United States any judgments obtained against us or such officers and directors.

A significant portion of our assets are located outside of the United States. In addition, the majority of our officers and directors are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or such officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in other jurisdictions against us, or such officers and directors predicated upon the securities laws of the United States or any state thereof.

Risks related to our common stock and this offering

There is a limited trading market for our common stock, which could make it difficult for you to liquidate an investment in our common stock in a timely manner.

Our common stock is currently quoted on the OTC Bulletin Board and the OTC Markets — OTCQB tier. Because there is a limited public market for our common stock, you may not be able to liquidate your investment when you want. An active trading market for our common stock may not develop.

The lack of an active public trading market means that you may not be able to sell your shares of common stock when you want, thereby increasing your market risk. Until our common stock is listed on a securities exchange, we expect that it will continue to be traded on the OTC Bulletin Board and the OTC Markets — OTCQB tier, on another over-the-counter quotation system, or in the “pink sheets.” However, an investor may find it difficult to obtain accurate quotations regarding the common stock’s market value. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

If securities analysts do not publish research or reports about our business or if they downgrade us or our sector, the price of our common stock could decline.

The trading market for our common stock will depend in part on research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades us or the industry in which we operate or the stock of any of our competitors, the price of our common stock will probably decline. If one or more of these analysts ceases coverage altogether, we could lose visibility, which could also lead to a decline in the price of the common stock.

Approximately 39.6% of our common stock is controlled by our officers and directors, who have the ability to substantially influence the election of directors and other matters submitted to stockholders.

9,573,291 shares, or 39.6%, of our common stock, including stock options and warrants, are beneficially owned by our officers and directors, including 5,703,541 shares, or 24.3%, of our common stock are beneficially owned by Aldo Petersen, our Chairman. As a result, our officers and directors and Aldo Petersen, in particular, are expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other issues submitted to our stockholders. The interests of these principal stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove management of our company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We cannot assure you that our common stock will become listed on a securities exchange and the failure to do so may adversely affect your ability to dispose of our common stock in a timely fashion.

The New York Stock Exchange, the NYSE AMEX (“AMEX”) and the Nasdaq Stock Market recently amended their listing rules to restrict the ability of companies that have completed reverse mergers to list their securities on such exchanges. In order to become eligible to list their securities on such exchanges, reverse merger companies must have had their securities traded on an over-the-counter market for at least one year, maintained a closing price of $4.00 or higher for not less than 30 of the most recent 60 days prior to the filing of an initial listing application and prior to listing, and timely filed with the SEC all required reports since the consummation of the reverse merger, including one annual report containing audited financial statements for a full fiscal year commencing after the date of the filing of the Form 8-K containing the company’s Form 10 information. As such, although we plan to seek listing of our common stock on the AMEX or a Nasdaq exchange as soon as reasonably practicable, we do not currently meet the new listing standards. We may not be able to satisfy the initial listing standards of the AMEX or Nasdaq exchanges in the foreseeable future or at all. Even if we are able to list our common stock on such exchanges, we may not be able to maintain a listing of the common stock on such stock exchange.

The market price and trading volume of our common stock may be volatile, which may adversely affect its market price.

The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;
•	the success or failure of our operating strategies and our perceived prospects; realization of any of the risks described in this section; failure to be covered by securities analysts or failure to meet the expectations of securities analysts;
•	a decline in the stock prices of peer companies; and
•	a discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the price you paid to acquire them. Furthermore, declines in the price of our common stock may adversely affect our ability to conduct future offerings or to recruit and retain key employees, including our managing directors and other key professional employees.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After given effect to the sale by us of 8,333,333 shares in this offering, at the public offering price of $3.38 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and after deducting the placement agent’s commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $2.32 per share, or 69%, at the public offering price. In general, stockholders do not have preemptive rights to any common stock issued by us in the future. Therefore, stockholders may experience additional dilution of their equity investment if we issue additional shares of common stock in the future, including shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our common stock.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering to fund the development and marketing of our products, the building of a new Asian facility and the expansion, relocation and upgrade of our production capabilities in Denmark and the United States, and the engineering, development and testing of our membranes and the opening of local sales offices with test laboratories. All remaining proceeds will be used for working capital and general corporate purposes. See “Use of Proceeds”.

While we anticipate using approximately $14.5 million of the proceeds for the above-listed purposes, our management will have significant discretion and flexibility in applying such proceeds. Also, our management will have significant discretion and flexibility in using any net proceeds above such amounts because they have not been allocated for any specific purposes. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

If you are not an institutional investor, you may purchase shares in this offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration, and, if required, meet any requisite suitability standards.

Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, this offering must be registered, or be exempt from registration, in any state in which the securities are to be offered or sold. We will apply to register the securities, or will seek to obtain an exemption from registration, only in certain states. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our shares in the offering. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase shares in this offering only if you reside in the jurisdictions where there is an effective registration or exemption, and, if required, meet any requisite suitability standards.

Our common stock is considered a “penny stock” and may be difficult to sell.

Trades of our common stock are subject to Rule 15g-9 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

There is no minimum amount required to be raised in the offering, and if we cannot raise sufficient funds from this offering, we may not be able to achieve our business objectives.

There is not a minimum amount of shares that need to be sold in this offering for us to access the funds. Therefore, the proceeds of this offering will be immediately available for use by us and we do not have to wait until a minimum number of shares have been sold to keep the proceeds from any sales. We cannot assure you the maximum number of shares offered will be sold, if at all. We have the right to terminate this offering at any time, regardless of the number of securities we have sold since there is no minimum subscription requirement. Our ability to achieve our objectives could be adversely affected if the maximum number of shares offered are not sold in this offering.

We have no current plan to pay dividends on our common stock, and investors may lose the entire amount of their investment.

We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment when they sell their shares nor can we assure that investors will not lose the entire amount of their investment.

Provisions in our certificate of incorporation and bylaws could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby and adversely affect existing stockholders.

Our certificate of incorporation and bylaws contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of stockholders. For example, our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

Forward-looking statements in this prospectus may include statements about:

•	future financial and operating results, including projections of revenues, income, expenditures, cash balances and other financial items;
•	our capital requirements and the need for additional financing;
•	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential to the conduct of our business;
•	our ability to execute our growth, expansion and acquisition strategies;
•	current and future economic and political conditions;
•	overall industry and market performance;
•	competition;
•	management’s goals and plans for future operations; and
•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors”. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

USE OF PROCEEDS

Based on a price of $3.38 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting the placement agent’s commissions and estimated offering expenses payable by us, we estimate that we will receive up to $25,858,417 in net proceeds from the sale of the shares of common stock in this offering. However, this is a best efforts offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated.

We intend to use the proceeds from this offering (i) to invest approximately $4,500,000 for the development and marketing of our products, (ii) to invest approximately $4,000,000 in the engineering, development and testing of our membranes and the opening of local sales offices in certain countries outside of the U.S. and Denmark with test laboratories, and (iii) to invest approximately $6,000,000 in the building of a new Asian facility and the expansion, relocation and upgrade of our production capabilities in Denmark and the U.S. All remaining proceeds will be used for working capital and general corporate purposes.

If we are unable to raise net proceeds equal to at least $14.5 million, we intend to first apply the proceeds towards the development and marketing of our products and the engineering, development and testing of our membranes and the opening of local sales offices in certain countries outside of the U.S. and Denmark with test laboratories, as we anticipate that our production for the Asian market can be satisfied by our existing capacity. However, to the extent that we are unable to raise a sufficient amount of proceeds in this offering, we may not be able to achieve all our business objectives in a timely manner.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as United States government securities and municipal bonds.

DIVIDEND POLICY

We do not intend to declare or pay dividends on our common stock in the foreseeable future. Instead, we generally intend to invest any future earnings in our business. Subject to Nevada law, our Board of Directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:

•	any contractual restrictions limiting our ability to pay dividends that may be applicable at such time;
•	our earnings and cash flow;
•	our capital requirements;
•	our financial condition; and
•	other factors our board of directors deems relevant.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization, each as of September 30, 2011:

•	on an actual basis;
•	on an as adjusted basis giving effect to the issuance of $15,000,000 (4,437,870 shares) of common stock in this offering at a per share price of $3.38, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus; and
•	on an as adjusted basis giving effect to the issuance of $28,166,666 (8,333,333 shares) of common stock in this offering at a per share price of $3.38, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus.

You should consider this table in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

	As of September 30, 2011
	Actual	As Adjusted $15 Million Offering(1)	As Adjusted Maximum Offering(2)
Cash and cash equivalents	$1,587,344	15,200,763	26,445,762
Lines of Credit	1,706,687	1,706,687	1,706,687
Current portion of notes payable	449,505	449,505	449,505
Current portion of notes payable-related party	3,666,415	3,666,415	3,666,415
Current Portion of capital lease obligation	209,675	209,675	209,675
Long-Term Capital Lease Obligations	1,036,595	1,036,595	1,036,595
Total Debt obligations	7,068,687	7,068,687	7,068,687
STOCKHOLDERS’ EQUITY:
Common Stock; par value $0.001, 100,000,000 shares authorized, 21,600,000 shares issued and outstanding at September 30, 2011	21,600	26,038	29,933
Additional Paid-in Capital	5,212,297	18,821,277	31,062,382
Retained Earnings	4,765,229	4,765,229	4,765,229
Other Comprehensive Income, net	(310,520)	(310,520)	(310,520)
Note Receivable from a Shareholder net of discount of $98,936	(3,719,327)	(3,719,327)	(3,719,327)
Noncontrolled Interest in Subsidiaries	25,677	25,677	25,677
Total Stockholders’ Equity	5,994,956	19,608,374	31,853,374
Total Capitalization	13,063,643	26,677,061	38,922,061

(1)	Assumes that $15,000,000 (4,437,870 shares) of our common stock are sold in this offering at an offering price of $3.38 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and that the net proceeds thereof are approximately $13,613,418, after deducting the placement agent’s commissions and our estimated offering expenses of $336,582.
(2)	Assumes that $28,166,666 (8,333,333 shares) of our common stock are sold in this offering at an offering price of $3.38 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and that the net proceeds thereof are approximately $25,858,417, after deducting the placement agent’s commissions and our estimated offering expenses of $336,582.

DILUTION

Purchasers of the shares of our common stock offered by this prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value (unaudited) as of September 30, 2011, was approximately $5,941,742, or $0.28 per share. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of September 30, 2011.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Assuming that we complete this offering at a level of $15,000,000 (4,437,870 shares) of our common stock at a price of $3.38 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and after deducting the placement agent’s commission and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2011 would have been approximately $19,555,160, or $0.75 per share. This represents an immediate increase in the net tangible book value of $0.48 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.63 per share to the investor in this offering. The following table illustrates this per share dilution based on the completion of this offering at such level:

Price per share to the investor	$3.38
Net tangible book value per share as of September 30, 2011	$5,941,742
Increase in net tangible book value per share attributable to this offering at $15 million level	$13,613,418
As adjusted net tangible book value per share as of September 30, 2011 after giving effect to this offering at $15 million level	$19,555,160
Dilution in net tangible book value per share to the new investor	$2.63

Assuming that we complete this offering at the maximum level of $28,166,666 (8,333,333 shares) of our common stock at a price of $3.38 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and after deducting the placement agent’s commission and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2011 would have been approximately $31,800,160, or $1.06 per share. This represents an immediate increase in the net tangible book value of $0.79 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.32 per share to the investor in this offering. The following table illustrates this per share dilution based on the completion of this offering at such maximum level:

Price per share to the investor	$3.38
Net tangible book value per share as of September 30, 2011	$5,941,742
Increase in net tangible book value per share attributable to this offering at the maximum level	$25,858,417
As adjusted net tangible book value per share as of September 30, 2011 after giving effect to this offering at the maximum level	$31,800,160
Dilution in net tangible book value per share to the new investor	$2.32

The above table is based on 21,600,000 shares of our common stock outstanding as of September 30, 2011 and excludes, as of that date:

•	the shares of common stock issuable upon exercise of the warrants sold to the placement agent, which warrants entitle the placement agent to purchase the number of shares of common stock equal to 5% of the number of shares of common stock sold by the placement agent in this offering (a maximum of 416,667 warrant shares);
•	2,060,000 shares of common stock issuable upon exercise of our outstanding stock options, which have a weighted average exercise price of $2.65 per share as of February 6, 2012; and

•	6,500,000 shares of common stock issuable upon exercise of our outstanding warrants, all of which have an exercise price of $1.50 per share.

The shares of common stock issuable upon the exercise of our outstanding warrants and the exercise price in respect thereof are subject to adjustment in certain circumstances.

To the extent that any options or warrants are exercised, new options are issued, any new stock option or stock incentive plans are adopted or we otherwise issue additional shares of common stock in the future, there will be further dilution to the new investor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a Nevada corporation, formerly named Blue Moose Media, Inc. In October 2011 we changed our name to LiqTech International, Inc. We have for more than a decade developed and manufactured products of re-crystallized silicon carbide. Among these, we have been specializing in three business areas: diesel particulate filters for the control of soot exhaust particles from diesel engines, ceramic membranes for liquid filtration and kiln furniture for the refractory industry. We are a clean technology company that provides state-of-the-art technologies for gas and liquid purification by manufacturing ceramic silicon carbide filters. Using nanotechnology, we develop products using proprietary silicon carbide technology. Our products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies.

Reverse Acquisition

Prior to August 24, 2011, Blue Moose was a “shell” company with no business or operations. On August 24, 2011, pursuant to the Merger Agreement by and among Blue Moose, BMD Sub and LiqTech USA, BMD Sub was merged with and into LiqTech USA and, as a result of the Merger, LiqTech USA became a wholly owned subsidiary of Blue Moose. Pursuant to the Merger, (a) each of the 17,444.75 outstanding shares of the common stock of LiqTech USA was exchanged for 1,000 shares of our common stock, for a total of 17,444,750 shares of our common stock resulting in 21,600,000 shares of our common stock being outstanding immediately following the Merger and (b) warrants to acquire up to 6,500 shares of LiqTech USA’s common stock at a price of $1,500 per share, were by their terms, converted in to warrants to acquire up to 6,500,000 shares of our common stock at a price of $1.50 per share.

LiqTech USA owns all of the outstanding equity interests in LiqTech Denmark, LiqTech Int. DK (formerly known as Cometas) and LiqTech Delaware. In June and July 2011, LiqTech USA entered into agreements to acquire (i) all of the outstanding equity interests in LiqTech Denmark and (ii) all of the outstanding equity interests in Cometas and LiqTech Delaware not owned by LiqTech Denmark, directly from the holders of such equity interests (the “LiqTech Acquisition Agreements”). In exchange for such equity interests, LiqTech USA agreed to pay to such holders in the aggregate (i) $4,637,315 in cash, (ii) promissory notes in the principal amounts of DKK 19,500,000 (which was equal to $3,765,351 based upon the currency exchange rate of $1.00 = DKK 5.1788 as of August 22, 2011) and (iii) 9,308.333 shares of LiqTech USA’s common stock.

Prior to completion of the Merger, LiqTech USA completed a private placement offering of 63 units at $100,000 per unit, each such unit consisting of 40 shares of LiqTech USA’s common stock and 20 warrants to purchase LiqTech USA common stock, and received $4,800,000 in cash and a promissory note for $1,500,000 payable on September 7, 2011. Thereafter, in August 2011, LiqTech USA closed the transactions contemplated by the LiqTech Acquisition Agreements.

As a result of the Merger, Blue Moose changed its management and reconstituted its board of directors. As of the effective time of the Merger, Gordon Tattarsall, the president, the chief financial officer and the sole director of Blue Moose, resigned as president and chief financial officer. As Blue Moose’s sole director, Mr. Tattersall appointed Aldo Petersen as a director of Blue Moose, and they then appointed Lasse Andreassen and Soren Degn as the officers of Blue Moose, and Lasse Andreassen, Paul Burgon, John Nemelka and Michael Sonneland as directors of Blue Moose. However, in accordance with the rules and regulations of the SEC, the other new directors did not take office until September 5, 2011, which is ten days after we filed an Information Statement pursuant to Rule 14f-1 of the Securities and Exchange Act of 1934, as amended, and mailed that statement to our stockholders of record. In addition, at the effective time of the Merger, Mr. Tattarsall resigned as a director of Blue Moose effective as of September 5, 2011.

Recent Developments

Subcontract with Scandinavian Brake Systems

We have recently entered into a new subcontract agreement with Scandinavian Brake Systems to utilize the production capacity of their Notox division. The new subcontract arrangement, which extends until the end of 2014, is expected to significantly increase our production capacity. We believe that the additional production capacity provided under this subcontract will allow us to meet our capacity requirements until the end of the subcontract period.

Opening of Singapore Office

On January 17, 2012, we announced the establishment of a representative office in Singapore. The new Singapore office will service the South East Asian markets covering our entire product portfolio.

Factors and Trends Affecting Our Performance

During the last two fiscal years and the nine month period ended September 30, 2011, our financial performance has been affected by several factors, including the trend towards increasing government regulation on treatment of produced water and emissions control, such as the adoption of the Low Emission Zone in London, an increase in our focus on sales and marketing, and our continued focus on investments to improve our existing products and to develop new products using our patented technology. We believe the demand for DPFs and SiC Filters in North America has been increasing due to new governmental mandates, such as the Diesel Risk Reduction Plan of California, and we expect this trend, and the associated increase in demand for our products in the North American market, to continue through fiscal 2012. Our performance was also affected to a limited degree by the streamlining of our organization. Geographically, we have experienced a growth in sales in Asia, Europe and the U.S. We expect this to continue.

Results of Operations

Three and nine months ended September 30, 2011 compared to three and nine months ended September 30, 2010

The following table sets forth our revenues, expenses and net income for the three and nine month periods ended September 30, 2011 and 2010. The financial information below is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	Three months ended September 30,
	2011	As a % of Sales	2010	As a % of Sales	Period to Period Change
					US$	Percent %
TOTAL REVENUES	$6,829,535	100.0%	$4,208,137	100.0%	$2,621,398	62.3
Cost of goods sold	5,369,166	78.6	3,226,287	76.7	2,142,879	66.4
Gross Profit	1,460,369	21.4	981,850	23.3	478,519	48.7
Selling and Marketing	402,648	5.9	343,053	8.2	59,595	17.4
Administrative expenses	263,243	3.9	214,614	5.1	48,629	22.7
Research and Development	126,680	1.9	52,974	1.3	73,706	139.1
Total Operating Expenses	792,571	11.6	610,641	8.9	181,930	29.8
Income from Operating	667,798	9.8	371,209	8.8	296,589	79.9
Other Income (Expenses)	(19,848)	(0.3)	(29,595)	(0.7)	9,747	(32.9)
Income Before Income Taxes	647,950	9.5	341,614	8.1	306,336	89.7
Income Taxes Expense	91,347	1.3	206,303	4.9	(114,956)	(55.7)
Net Income	556,603	8.1	135,311	3.2	421,292	311.4
Less Net Loss attributable to the noncontrolled interest in Subsidiaries	(72,397)	(1.1)	(54,199)	(1.3)	(18,198)	33.6
Net Income attributable to LiqTech	$484,206	7.1	$81,112	1.9	403,094	497.0

	Nine months ended September 30,
	2011	As a % of Sales	2010	As a % of Sales	Period to Period Change
					US$	Percent %
TOTAL REVENUES	$13,552,746	100.0%	$12,461,177	100.0%	$1,091,569	8.8
Cost of goods sold	10,237,494	75.5	9,394,423	75.4	843,071	9.0
Gross Profit	3,315,252	24.5	3,066,754	24.6	248,498	8.1
Selling and Marketing	1,037,853	7.7	1,003,844	8.1	34,009	3.4
Administrative expenses	1,139,078	8.4	1,219,112	9.8	(80,034)	(6.6)
Research and Development	374,505	2.8	362,339	2.9	12,166	3.4
Total Operating Expenses	2,551,436	18.8	2,585,295	20.7	(33,859)	(1.3)
Income from Operating	763,816	5.6	481,459	3.9	282,357	58.6
Other Income (Expenses)	(114,809)	(0.8)	54,117	0.4	(168,926)	(312.1)
Income Before Income Taxes	649,007	4.8	535,576	4.3	113,431	21.2
Income Taxes Expense	188,557	1.4	358,795	2.9	(170,238)	(47.4)
Net Income	460,450	3.4	176,781	1.4	283,669	160.5
Less Net Income (Loss) attributable to the noncontrolled interest in Subsidiaries	(82,207)	(0.6)	86,100	0.7	(168,307)	(195.5)
Net Income attributable to LiqTech	$378,243	2.8	$262,881	2.1	115,362	43.9

Comparison of the three month periods ended September 30, 2011 and September 30, 2010

Revenues

Net sales for the three month period ended September 30, 2011 was $6,829,535 compared to $4,208,137 for the same period in 2010, representing an increase of $2,621,398, or 62.3%. The increase was mainly due to an increase in demand for our products consisting of an increase in sales of DPFs of $2,476,157, SiC Filters of $65,798 and kiln furniture of $79,443, which we believe are attributable to increasing demand for our DPFs and SiC Filters in North America and the adoption of the Low Emission Zone in London.

Gross profit

Gross profit for the three month period ended September 30, 2011 was $1,460,369 compared to $981,850 for same period in 2010, representing an increase of $478,519, or 48.7%. The increase was mainly due to increasing demand for our products which we believe is primarily attributable to increasing demand for our DPFs and SiC Filters in North America and the adoption of the Low Emission Zone in London. The gross profit margin for the three month period ended September 30, 2011 was 21.4% compared to 23.3% for the three month period ended September 30, 2010.

Expenses

Total operating expenses for the three month period ended September 30, 2011 was $792,571, representing an an increase of $181,930, or 29.8%, compared to $610,641 for the same period in 2010. The largest contributors to the increase in operating expenses was an increase in research and development of $73,706 or 139.1%, selling expenses of $59,595 or 17.4% and general and administrative expenses of $48,629 or 22.7%.

Selling expenses for the three month period ended September 30, 2011 was $402,648 compared to $343,053 for the same period in 2010, representing an increase of $59,595 or 17.4%. The increase is due to generally increasing costs and an investment in more sales resources for new markets.

General and administrative expenses for the three month period ended September 30, 2011 was $263,243 compared to $214,614 for the same period in 2010, representing an increase of $48,629, or 22.7%. The increase is mainly due to generally increasing costs including an additional $19,615 of compensation expense for options granted to employees and management which were not a part of the costs for three months period ended September 30, 2010.

Research and development expenses for the three month period ended September 30, 2011 was $126,680 compared to $52,974 for the same period in 2010, representing an increase of $73,706, or 139.1%. The increase is due to general increasing costs and our increasing investments into SiC Filters, especially in North America.

Net Income

Net income attributable to the Company for the three month period ended September 30, 2011 was a profit of $484,206 compared to a profit of $81,112 for the comparable period in 2010, representing an increase of $403,094, or 497.0%. This increase was primarily attributable to an increase of $478,519 in our gross profit and a decrease in income tax expense of $114,956, and it was partly offset by an increase of $181,930 in operating expenses. The largest contributors to the increase in operating expenses was an increase in research and development by $73,706 or 139.1%, a selling and marketing expense increase by $59,595 or 17.4% and an increase in administrative expenses of $48,629 or 22.7%.

Comparison of the nine month periods ended September 30, 2011 and September 30, 2010

Revenues

Net sales for the nine month period ended September 30, 2011 was $13,552,746 compared to $12,461,177 for the same period in 2010, representing an increase of $1,091,569, or 8.8%. The increase was mainly due to an increase in demand for our products consisting of an increase in sales of DPFs of $465,645, SiC Filters of $447,177 and kiln furniture of $178,747, which we believe are primarily attributable to increasing demand for our DPFs and SiC Filters in North America and the adoption of the Low Emission Zone in London.

Gross profit

Gross profit for the nine month period ended September 30, 2011 was $3,315,252 compared to $3,066,754 for same period in 2010, representing an increase of $248,498, or 8.1%. The increase was mainly due to increasing demand for our products which we believe is primarily attributable to increasing demand for our DPFs and SiC Filters in North America and the adoption of the Low Emission Zone in London. The gross profit margin for the nine month period ended September 30, 2011 was 24.5% compared to 24.6% for the nine month period ended September 30, 2010.

Expenses

Total operating expenses for the nine month period ended September 30, 2011 was $2,551,436, representing a decrease of $33,859, or 1.3%, compared to $2,585,295 for the same period in 2010. The 1.3% decrease in our operating expense is a result of a very tight cost control due to continuing the streamlining of our organization.

Selling expenses for the nine month period ended September 30, 2011 was $1,037,853 compared to $1,003,844 for the same period in 2010, representing an increase of $34,009, or 3.4%. The increase is due to general increasing costs and an investment in more sales resources in the last part of the period.

General and administrative expenses for the nine month period ended September 30, 2011 was $1,139,078 compared to $1,219,112 for the same period in 2010, representing a decrease of $80,034, or 6.6%. The decrease is mainly due to a reduction in salaries caused by streamlining our organization for the nine month period ended September 30, 2011 compared to the same period in 2010.

Research and development expenses for the nine month period ended September 30, 2011 was $374,505 compared to $362,339 for the same period in 2010, representing an increase of $12,166, or 3.4%. The increase is due to general increasing costs and investments into SiC Filters, especially in North America.

Net Income

Net income attributable to the Company for the nine month period ended September 30, 2011 was a profit of $378,243 compared to a profit of $262,881 for the comparable period in 2010, representing an increase of $115,362, or 43.9%. This increase was primarily attributable to an increase of $248,498 in our gross profit and a decrease in our total operating expenses of $33,859, and it was partly offset by a decrease of $168,926 in other income/expenses due to interest on additional borrowing to purchase and lease equipment and $168,307 in attributable to the non-controlling interest in Subsidiaries.

Year-ended December 31, 2010 compared to the year-ended December 31, 2009

The following table sets forth our revenues, expenses and net income for the years ended December 31, 2010 and 2009. The financial information below is derived from our audited consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,
	2010	As a % of Sales	2009	As a % of Sales	Year to Year Change
					US$	Percent %
TOTAL REVENUES	$15,728,817	100.0%	$12,897,223	100.0%	$2,831,594	22.0
Cost of goods sold	12,054,973	76.6	9,023,289	70.0	3,031,684	33.6
Gross Profit	3,673,844	23.4	3,873,934	30.0	(200,090)	(5.2)

Selling and Marketing	1,476,656	9.4	1,421,246	11.0	55,410	3.9
Administrative expenses	1,748,596	11.1	1,394,082	10.8	354,514	25.4
Research and Development	421,518	2.7	239,712	1.9	181,806	75.8
Total Operating Expenses	3,646,770	23.2	3,055,040	23.7	591,730	19.4

Income from Operating	27,074	0.2	818,894	6.3	(791,820)	(96.7)

Other Income (Expenses)	(196,675)	(1.3)	(197,892)	(1.5)	1,217	(0.6)
Income Before Income Taxes	(169,601)	(1.1)	621,002	4.8	(790,603)	(127.3)

Income Taxes Expense	(145,531)		(300,803)		155,272	(51.6)

Net Income (Loss)	(315,132)	(2.00)	320,199	2.5	(635,331)	(198.4)
Less Net Income (loss) attributable to the uncontrolled interest in Subsidiaries	308,503		9,303		299,200	3,216.2
Net Income (Loss) attributable to LiqTech Denmark	(6,629)	(0.04)	329,502	2.6	(336,131)	(102)

Revenues

Our net sales for the year ended December 31, 2010 was $15,728,817 compared to $12,897,223 for the year ended December 31, 2009, representing a year over year increase in sales of $2,831,594, or 22.0%. This increase is mainly due to the expansion of our sales team and marketing efforts, which resulted in increased sales of our products including an increase in sales of DPFs of $2,739,257 and SiC Filters of $92,336 for the year ended December 31, 2010.

Gross Profit

Gross profit for the year ended December 31, 2010 was $3,673,844 compared to $3,873,943 for same period in 2009, representing a decrease of $200,090, or 5.2%. The decrease was mainly due to an increase in depreciation of $186,802 in 2010 compared to 2009 and a change in the product mix sold during the respective periods.

Expenses

Our total operating expenses for the year ended December 31, 2010 was $3,646,770, representing an increase of $591,730, or 19.4% compared to $3,055,040 for the year ended December 31, 2009. This increase is mainly due to our increased investment in additional sales and marketing personnel in an effort to increase sales of our products and in research and development.

Selling expenses for the year ended December 31, 2010 was $1,476,656 compared to $1,421,246 for the year ended December 31, 2009, representing an increase of $55,410, or 3.9%. We believe the increase was mainly due to general increases in cost levels from year to year.

General and administrative expenses for the year ended December 31, 2010 was $1,748,596 compared to $1,394,082 for the year ended December 31, 2009, representing an increase of $354,514, or 25.4%. This increase is mainly due to our increased investment in sales and marketing, which we believe will enable us to grow our business.

Research and development expenses for the year ended December 31, 2010 was $421,518 compared to $239,712 for the year ended December 31, 2009, representing an increase of $181,806, or 75.8%. These increased costs were as a result of our determination to continue to invest in improving our existing products and to develop new products using our patented technology. We believe that investing in research and development will enable us to continue to grow our business organically.

Net Income

Net income attributable to LiqTech Denmark for the year ended December 31, 2010 was a loss of $6,629 compared to a profit of $329,502 for the year ended December 31, 2009, representing a decrease of $336,131, or 102.0%. This decrease was attributable to a $200,090 decrease in our gross profit and an increase of $591,730 in total operating expenses. The largest contributor to the increase in expenses was general and administrative expenses, which increased by $354,514 or 25.4% compared to the year ended December 31, 2009.

Liquidity and Capital Resources

We have historically satisfied our capital and liquidity requirements through internally generated cash from operations and our available lines of credit. At September 30, 2011, we had cash of $1,587,344 and working capital of $1,007,106 and at December 31, 2010 we had cash of $559,259 and working capital of $3,028,137. At September 30, 2011, our working capital decreased by $3,666,416 due to the notes payable to related parties classified as a current liability. These notes will be paid when we collect the $3,666,416 of notes receivable classified as equity in the accompanying financial statements. Excluding these notes payable to related parties from the calculation of working capital, working capital at September 30, 2011 was $4,673,522, representing a $1,645,384 increase compared to December 31, 2010.

The notes payable to related party as September 30, 2011 represent promissory notes issued by LiqTech USA to the previous shareholders of LiqTech Denmark as part of LiqTech USA’s acquisition of the outstanding equity interests in LiqTech Denmark, LiqTech Int. DK (formerly known as Cometas) and LiqTech Delaware in accordance with the terms of the LiqTech Acquisition Agreements, The promissory notes due to the related parties will mature on June 30, 2012 but may be prepaid at the option of LiqTech USA. The promissory notes are guaranteed by us. The promissory notes are also personally guaranteed by David Nemelka and are secured by 2,700,000 shares of our common stock owned by David Nemelka. The notes payable are offset against notes receivable from stockholders of $3,718,327 as of September 30, 2011.

LiqTech Denmark has a DKK 6,000,000 (approximately $1,200,000 at September 30, 2011) standby line of credit with Sydbank A/S. Outstanding borrowings are due on demand. Interest is calculated based on

CIBOR plus a margin of 3 percentage points and is payable on each March 20, June 20, September 20 and December 20. As of September 30, 2011, the annual interest rate on this line of credit was 4.71%. This line of credit is guaranteed by LiqTech Int. DK and LiqTech Delaware. This line of credit is also secured by certain of our receivables, inventory and equipment. There was $1,180,531 and $764,571 outstanding as of September 30, 2011 and December 31, 2010, respectively. At September 30, 2011, there was $6,259 available on the line.

LiqTech Int. DK has a DKK 3,000,000 (approximately $544,356 and $534,445 at September 30, 2011 and December 31, 2010) standby line of credit with Sydbank A/S, subject to certain borrowing base limitations. Outstanding borrowing is due on demand. Interest is calculated based on CIBOR plus a margin of 2.5 percentage points and is payable on each March 20, June 20, September 20 and December 20. As of September 30, 2011, the annual interest rate on this line of credit was 4.71%. This line of credit is guaranteed by LiqTech Denmark and LiqTech Delaware. This line of credit is also secured by certain of our receivables, inventory and equipment. There was $526,156 and $268,517 outstanding as of September 30, 2011 and December 31, 2010, respectively. As of September 30, 2011, there was $18,200 available on the line.

In general, lines of credit in Denmark are due on demand. We do not believe that any of our lines of credit will be called but, if they were called, we believe that we could refinance with other lenders in Denmark with similar terms. See “Description of Indebtedness” for more details on our standby lines of credit.

In September 2011, LiqTech A/S entered into a notes payable agreement with Sydbank A/S, pursuant to which LiqTech A/S drew down $475,000 through September 30, 2011. As of September 30, 2011, the interest rate charged per annum was 4.95%. The obligations under the notes payable agreement are guaranteed by LiqTech Int. DK and LiqTech Denmark. The notes payable agreement is secured by certain of our receivables, inventory and equipment. The notes payable agreement is payable in quarterly principal installments of $25,000 plus interest through June 30, 2016. See “Description of Indebtedness” for more details about our notes payable agreement.

We believe that our cash flow together with currently available funds from our existing lines of credit and other potential sources of funds will be sufficient to fund our anticipated working capital needs and capital spending requirements for the foreseeable future. However, if we were to incur any unanticipated expenditures or the positive trend of our operating cash flow does not continue, such circumstances could put a substantial burden on our cash resources.

We may also need additional funds for possible future strategic acquisitions of businesses, products or technologies complementary to our business. If additional funds are required, we may raise such funds from time to time through public or private sales of equity or debt securities. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could materially adversely impact our growth plans and our financial condition and results of operations. Additional equity financing may be dilutive to holders of our common stock, and debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate our business.

Cash Flows

Nine months ended September 30, 2011 compared to nine months ended September 30, 2010

Cash provided by operating activities is net income adjusted for certain non-cash items and changes in assets and liabilities. Cash provided by operating activities for the nine month period ended September 30, 2011 was $12,785, representing a decrease of $1,893,319, compared to cash provided by operating activities of $1,906,104 for the nine months period ended September 30, 2010. This decrease was due to change in working capital of $2,305,202 partly offset by adjustment for non-cash items of $296,521 and higher net income of $115,361.

Changes in assets and liabilities as of September 30, 2011 compared to December 31, 2010 included the following:

Accounts receivable increased by $2,639,045 due to high sales in the quarter ended September 30, 2011 compared to the year ended December 31, 2010 and accounts payable increased by $1,860,585 due to the higher activity level in the quarter ended September 30, 2011 compared to the year ended December 31, 2010.

Cash used in investing activities was $953,001 for the nine month period ended September 30, 2011, as compared to cash used in investing activities of $1,136,800 for the nine month period ended September 30, 2010. Cash used for investing activities decreased in the first nine months of 2011, compared to the first nine months of 2010, primarily due to an approximately $100,000 or 9.5% lower investment in production equipment and an approximately $84,000 lower investment in purchase of long-term investments. Despite the decrease for the nine month period of 2011, we have and anticipate that we will continue to invest in additional production equipment in order to meet the continuing increase in the demand for our products.

Cash provided by financing activities was $2,022,700 for the nine month period ended September 30, 2011, as compared to cash used in financing activities of $649,180 for the nine month period ended September 30, 2010. The increase of approximately $2,671,000 in cash provided by financing activities in the first nine months of 2011, compared to the first nine months of 2010, was primarily due to cash received in connection with the reverse merger in the quarter ended September 30, 2011.

Year-ended December 31, 2010 compared to the year-ended December 31, 2009

For the year ended December 31, 2010, cash provided by operations was $1,262,449 compared to cash used by operations of $54,256 for the year ended December 31, 2009, an increase of $1,316,705. The increase was primarily due to a decrease in our accounts receivables, partly offset by a decrease in accounts payable and accrued expenses. The decrease in accounts receivable, inventory and accounts payable is mainly due to lower than expected fourth quarter sales in our Danish subsidiaries partly offset by an increase in sales in the U.S.

For the year ended December 31, 2010, cash used by investing activities was $1,339,065 compared to cash used by investing activities of $1,022,240 for the year ended December 31, 2009, an increase of $316,825, or 31.0%. This increase was due to an increase in purchase of property and equipment due to the continuing increase in the demand for our products. Our capital expenditures for the year ended December 31, 2010 were $1,339,065. These expenditures primarily related to production equipment needed to increase our production capacity.

For the year ended December 31, 2010, cash provided by financing activities was $67,179 compared to cash used by financing activities of $250,019 for the year ended December 31, 2009, an increase of $317,198. This increase was primarily due to proceeds from notes payable and lines of credit in the aggregate of $618,898 in 2010 compared to payments on lines of credit of $435,251 in 2009. The increase was partly offset against net payments in 2010 on notes payable – related parties of $305,620 and proceeds received in 2009 on notes payable – related parties of $270,620.

Off Balance Sheet Arrangements

As of September 30, 2011, we had no off-balance sheet arrangements. We are not aware of any material transactions which are not disclosed in our consolidated financial statements.

Significant Accounting Policies and Critical Accounting Estimates

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Our most critical accounting estimates include:

•	the assessment of collectability of accounts receivable, which impacts operating expenses when and if we record bad debt or adjust the allowance for doubtful accounts;
•	the assessment of recoverability of long-lived assets, which impacts gross margin or operating expenses when and if we record asset impairments or accelerate their depreciation;
•	the recognition and measurement of current and deferred income taxes (including the measurement of uncertain tax positions), which impact our provision for taxes;
•	the valuation of inventory, which impacts gross margin; and

•	the recognition and measurement of loss contingencies, which impact gross margin or operating expenses when we recognize a loss contingency, revise the estimate for a loss contingency, or record an asset impairment.

Below, we discuss these policies further, as well as the estimates and judgments involved.

Accounts Receivable / Allowance for Doubtful Accounts / Bad Debt

We assess the collectability of accounts receivable on an ongoing basis and establish an allowance for doubtful accounts when collection is no longer reasonably assured. Factors that we consider in establishing the allowance include known troubled accounts, historical experience, age, and other currently available evidence.

The roll forward of the allowance for doubtful accounts for the six months ended September 30, 2011 and December 31, 2010 is as follows:

	2011	2010
Allowance for doubtful accounts at the beginning of the period	$452,266	$221,400
Bad debt expense	—	428,960
Amount of receivables written off	(452,266)	(198,094)
Allowance for doubtful accounts at the end of the period	$—	$452,266

Long-Lived Assets

We assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. We measure the recoverability of assets that will continue to be used in our operations by comparing the carrying value of the asset grouping to our estimate of the related total future undiscounted net cash flows. If an asset grouping’s carrying value is not recoverable through the related undiscounted cash flows, the asset grouping is considered to be impaired. The impairment is measured by comparing the difference between the asset grouping’s carrying value and its fair value. Long-lived assets such as goodwill, intangible assets, and property, plant and equipment are considered non-financial assets, and are recorded at fair value only if an impairment charge is recognized.

Impairments of long-lived assets are determined for groups of assets related to the lowest level of identifiable independent cash flows. Due to our asset usage model and the interchangeable nature of our ceramic filter manufacturing capacity, we must make subjective judgments in determining the independent cash flows that can be related to specific asset groupings. In addition, as we make manufacturing process conversions and other factory planning decisions, we must make subjective judgments regarding the remaining useful lives of assets, primarily process-specific filter manufacturing tools and building improvements. If we determine that the useful lives of assets are shorter than we had originally estimated, we accelerate the rate of depreciation over the assets’ new, shorter useful lives. During the nine months ended September 30, 2011 and 2010 and the years ended December 31, 2010 and 2009, no impairment charge of long-lived assets has been recorded.

Income Taxes

We must make estimates and judgments in determining the provision for taxes for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Significant changes in these estimates may result in an increase or decrease to our tax provision in a subsequent period.

We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. We believe that we will ultimately recover the deferred tax assets recorded on our consolidated balance sheets. However, should there be a change in our ability to recover our deferred tax assets, our tax provision would increase in the period in which we determined that the recovery was not likely. Recovery of a portion of our deferred tax assets is impacted by management’s plans and methods of allocating research and development costs to the underlying reporting units.

The calculation of our tax liabilities involves uncertainties in the application of complex tax regulations in Denmark and the United States. When a tax position is determined uncertain, we recognize liabilities based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. If we determine that a tax position will more likely than not be sustained on audit, the second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. If uncertainties arise we re-evaluate the tax positions on a quarterly basis. This evaluation is based on factors such as changes in facts or circumstances, changes in tax law, new audit activity, and effectively settled issues. Determining whether an uncertain tax position is effectively settled requires judgment. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

Inventory

The valuation of inventory requires us to estimate obsolete or excess inventory as well as inventory that is not of saleable quality. The determination of obsolete or excess inventory requires us to estimate the future demand for our products. The estimate of future demand is compared to work-in-process and finished goods inventory levels to determine the amount, if any, of obsolete or excess inventory. As of September 30, 2011, we had total furnace parts and supplies of $157,152, raw material of $796,327, work-in-process inventory of $1,013,563 and total finished goods inventory of $493,156. The estimated future demand is included in the development of our short-term manufacturing plans to enable consistency between inventory valuation and build decisions. Product-specific facts and circumstances reviewed in the inventory valuation process include a review of the customer base, acceptance of the product by the customer and the various environmental authorities, competitor’s products, as well as an assessment of the selling price in relation to the product cost. If our demand forecast for specific products is greater than actual demand, and we fail to reduce manufacturing output accordingly, we could be required to write off inventory, which would negatively impact our gross margin.

In order to determine what costs can be included in the valuation of inventory, we must determine normal capacity at our manufacturing and assembly and test facilities, based on historical production, compared to total available capacity. If the factory production are below the established normal capacity level, a portion of our manufacturing overhead costs would not be included in the cost of inventory, and therefore would be recognized as cost of sales in that period, which would negatively impact our gross margin. We refer to these costs as excess capacity charges. Over the past two years we have experienced no excess capacity charges. We have had to outsource the firing of certain kiln furniture products to meet demand.

Loss Contingencies

We are subject to various legal and administrative proceedings and asserted and potential claims, accruals related to product warranties and potential asset impairments (loss contingencies) that arise in the ordinary course of business. An estimated loss from such contingencies is recognized as a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a loss contingency is required if there is at least a reasonable possibility that a loss has been incurred. The outcomes of legal and administrative proceedings and claims, and the estimation of product warranties and asset impairments, are subject to significant uncertainty. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. With respect to estimating the losses associated with repairing and replacing parts in connection with product warranty, we make judgments with respect to customer claim rates. Current warranty estimates are immaterial for accrual or further disclosure. At least quarterly, we review the status of each significant matter, and we may revise our estimates. These revisions could have a material impact on our results of operations and financial position.

Recent Enacted Accounting Standards

For a description of accounting changes and recent enacted accounting standards, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements, see “Note 1: Recently Enacted Accounting Standards” in the financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are not required to provide quantitative and qualitative disclosures about market risk because we are a smaller reporting company.

OUR BUSINESS

Overview

We are a clean technology company that provides state-of-the-art technologies for gas and liquid purification by manufacturing ceramic silicon carbide filters. We have for more than a decade developed and manufactured products of re-crystallized silicon carbide. We specialize in three business areas: diesel particulate filters for the control of soot exhaust particles from diesel engines, ceramic membranes for liquid filtration and kiln furniture for the refractory industry. Using nanotechnology, we develop products using proprietary silicon carbide technology. Our products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. We market our products from our offices in the United States and Denmark, and through local representatives in Italy, Germany, France, Korea and Brazil. The products are shipped directly to customers from our production facilities in the United States and Denmark.

We conduct operations in the Kingdom of Denmark and the United States. Our Danish operations are conducted by our wholly owned subsidiaries LiqTech A/S and LiqTech International A/S (formerly Cometas A/S) located in the Copenhagen, Denmark area and our U.S. operations are conducted by our wholly-owned subsidiary LiqTech NA, Inc. located in White Bear Lake, Minnesota.

Products

We manufacture and sell (i) diesel particulate filters for the control of soot exhaust particles from diesel engines; (ii) ceramic membranes for the filtration of water; and (iii) to a much lesser extent, kiln furniture to support ceramics during the firing process.

Diesel Particulate Filters

We offer our diesel particulate filters (“DPF”) for exhaust emission control solutions to the verified retrofit and OEM market through our direct sales force. DPF sales are generally made to distributors specializing in sales to end users. We use a proprietary nano washcoat to provide catalytic coating for anything from diesel particulate filters to catalytic converters. We have developed a robust silicon carbide diesel particulate filter that is especially useful for vehicles that produce high soot loads, and, if properly maintained, should last as long as the vehicle’s engine. Our DPFs are ideal for off-road vehicles because of their strength, chemical non-reactive nature, temperature resilience and thermal conductivity. Our DPF products are sold worldwide under the LiqTech brand names.

Our silicon carbide filters can handle higher soot loads than filters that do not use a silicon carbide membrane, which makes them ideal for situations where engines infrequently reach high enough temperatures to burn off soot. Examples include:

•	Garbage trucks;
•	Port vehicles;
•	Diesel pickup trucks not carrying a full load;
•	Off-road construction vehicles that idle for long periods of time; and
•	Intra-city vehicles that do not reach highway speeds.

Most of our competitors’ DPFs do not use a silicon carbide membrane.

Our DPFs have been installed in over 15,000 school buses, garbage trucks, city buses, government repair trucks and other vehicles in the State of California. In New York and New Jersey, over 3,000 of our DPFs have been installed in city buses, garbage trucks, construction vehicles, school buses and other vehicles. In 2010, 10,173 diesel vehicles in the United States were retrofitted with DPFs, of which we estimate that more than 70% were retrofitted with LiqTech DPFs.

For the years ended December 31, 2010 and December 31, 2009, our sales of diesel particulate filters were $13,820,862 and $11,081,605, respectively. For the nine months ended September 30, 2011 and September 30, 2010, our sales of diesel particulate filters were $11,418,854 and $10,953,209, respectively.

Ceramic Silicon Carbide Membranes for Liquid Filtration

We manufacture and sell under the LiqTech and Cometas brand names ceramic silicon carbide membranes for liquid filtration using our proprietary silicon carbide technology (“SiC Filters”) that currently focuses on hydrocarbon production-derived, contaminated water, which we refer to herein as “produced water,” and pre-filtration for reverse osmosis. Our SiC Filters have been used in the following applications by our clients:

•	Produced water: Our membranes can be used for the filtration of water from oil produced in offshore platforms. We have performed testing with many of the major international private and public oil and gas companies. We were recently awarded a contract by one of the major international oil and gas companies to provide and service produced water filters on one of its offshore platforms. Our products have been delivered and the initial service period under the contract will commence on April 1, 2012.
•	Pre-filtration of reverse osmosis drinking water: Prior to passing through reverse osmosis membranes to produce drinking or industrial water from sea or surface water, the sea or surface water must be pre-filtered. We have performed successful tests for the pre-filtration of sea and surface water for this purpose with numerous clients, including: Arteron, Malaysia, a company producing compact drinking water, Hoimyung Corp, Korea, a supplier of industrial waste water systems and pretreatment for reverse osmosis, Kemic Vater Cleaning Denmark, a supplier of drinking water equipment, and Puretec, Israel, a producer of reverse osmosis systems.
•	Treatment of ballast water: Our liquid filtration membranes can be applied to limit the spreading of non-native species that may be transported in the ballast water of sea-going vessels. LiqTech has partnered with Singapore-based companies and R&D centers to develop a solution for the ballast water treatment market. A distributor in Japan is in contact with shipyards seeking filtration solutions for our ballast water systems. We are currently working with the DHI to achieve environmental technology verification of our ballast water filter. After we receive the approval of the DHI, we intend to collaborate with a system integrator to develop a suitable ballast water filtration system and seek approval from the MPA. Once such approval is received, the ballast water filtration system using our filter will be available for use in sea-going vessels. Other companies have already received approval for their ballast water treatment products. Although we anticipate that the system developed using our ballast water filters will receive the approval of the MPA prior to the end of 2012, there can be no assurance as to when such application will be approved by the MPA or that such application will be approved at all.
•	Industrial applications: Our membranes have performed successful tests in industrial applications for the removal of a variety of substances, such as heavy metal (Haldor Topsoe, Denmark), legionella (HYTEK Italy), manure (Biofuel Technology), pool and spa water (Provital) and raw sugar (Al Khaleej Sugar).
•	Producing clean drinking water: The potential for the use of LiqTech SiC membranes in drinking water production is diverse and the benefits numerous. Some examples are: group water – removal of precipitated salts like iron and manganese; surface water – removal of organic suspended solids and humic acid; and sea water – pre-filtration before reverse osmosis.
•	Waste water treatment: Our membranes can be used to remove suspended solids in waste water treatment. Our membranes have performed successful tests for treating waste water with Hydrosolutions, Puretec Israel and Asia Pacific Water Technologies—Korea.

Our products are based on the following silicon carbide membrane technologies:

•	CoMem is a unique, proprietary membrane technology that utilizes a cross-flow structure to handle high concentrations of suspended solids found in produced water from the oil and chemical industry, wastewater from industrial processes and manure filtration; and

•	Aqua Solution integrates a dead-end structural design with cutting-edge membrane technology in a solution specifically designed for applications in pre-treatment for reverse osmosis, wastewater treatment and pool and spa filtration.

The advantages of our SiC membrane compared to other pre-filtration systems for reverse osmosis are:

•	Offers the same water flow as commonly used sand filters, which can take up to 500 times more space and have pore sizes at least three times bigger than our SiC membrane, and reduces the number of membrane elements and pressure vessels;
•	High flow capacities are achieved at very low pressures, which reduces energy costs;
•	Requires less water for filter backwash as compared to sand filters; and
•	Eliminates consumption/maintenance of cartridges.

For the years ended December 31, 2010 and 2009, we were approved for $434,957 and $391,092, respectively, as grants from governmental entities. In 2011, pursuant to a joint development agreement, we were approved for a $2 million grant from The Danish National Advanced Technology Foundation to develop a SiC-based membrane that can perform reverse osmosis. If successful, we believe that this will be the first inorganic reverse osmosis membrane ever developed. The goal is to produce clean drinking water from sea water.

Increasing government regulation on treatment of produced water may increase our sales of SiC membranes. Existing technology may have difficulty meeting any increased requirements because the hydro-cyclone technology currently used in most treatments of produced water is not effective at removing suspended solids and is prone to clogging.

For the years ended December 31, 2010 and December 31, 2009, our sales of liquid filters were $1,907,954 and $1,815,619, respectively. For the nine months ended September 30, 2011 and September 30, 2010, our sales of liquid filters were $1,955,145 and $1,507,968, respectively.

Kiln Furniture

Kiln furniture refers to all items used in a kiln to support ceramics that creates additional space to maximize the number of items for each firing. Our high-quality SiC kiln furniture is thinner (allowing more items to be added for each firing), withstands higher heat, lasts longer and reduces the firing time (reducing energy costs) as compared to cordierite, mullite and oxide bonded kiln furniture.

We intend to produce kiln furniture as a means to maximize the efficiency of our manufacturing process, and not as one of our primary products.

We began selling kiln furniture in 2011, and our sales for the nine months ended September 30, 2011 was $178,747.

Our Competitive Strengths

We believe our following strengths position us to increase our revenue and profitability:

•	Advantages of Silicon Carbide Membranes. Our diesel and liquid filtration products utilize silicon carbide membranes, which have certain qualities that we believe make our products more desirable than those of our competitors. Unlike filtration products that use aluminum oxide, silicon carbide membranes are chemically inert and temperature resistant. Furthermore, silicon carbide membranes exhibit a high degree of hydrophilicity which results in unique water flux (low energy consumption). Silicon carbide is also highly durable, and has a high degree of abrasive resistance, making it conducive to being used in a variety of industrial settings. As a result, we believe that such superior qualities make our products desirable in both exhaust emissions control products and liquid filtration products.
•	End Markets with Attractive Growth Characteristics. We provide filtration products for end markets with attractive growth prospects. The increase in global regulation of diesel particles is expected to drive growth in the DPF market. According to an industry publication, the global market for new DPF filters manufactured by original equipment manufacturers (OEMs) is expected to increase from approximately 1.7 million units in 2010 to over 9 million units in 2020. The global market for retrofitting diesel engines with DPFs is expected to grow from approximately 5 million cumulative retrofit units by 2010 to approximately 20 million cumulative retrofits by 2025. Water is essential to life on earth, and clean water shortages are expected to affect two thirds of the human population by 2025. According to Pike Research, the annual global investment in desalinization was estimated to reach $8.3 billion in 2010 and reach $16.6 billion by 2016. As a result, we anticipate that global demand will increase for products, such as ours, that can be used to provide clean water.
•	Broad Application of LiqTech Membranes. Our membranes can and have been applied in a variety of settings, including the processing of industrial waste water, produced water and pretreatment of drinking water, including reverse osmosis, oil emulsion separation, bacteria removal in milk, clearing of wine and beer, and separating metals from liquids used in industrial processes. Our membranes have also been utilized in Milan, Italy to remove manganese and iron from the municipal water supply.
•	Marketing and Manufacturing in Two Key Markets and Expanding to Other Key Markets. As we have successfully started production in the United States, in addition to Denmark, we have production and sales capacity in North America and Europe. We are also present through offices and agents in several key countries, such as Brazil, Italy, and South Korea, and we have established customers relations in more than 15 countries. We are also planning on expanding our production capabilities to Asia by building a new production facility in South Korea, which would provide us with sales and production capability in the Asian continent.
•	Strong and Experienced Management Team. Our management team has significant experience in the clean technology and filtration industries, driving growth through development of new applications and technologies and cultivating relationships with customers. Our team has an average of more than 10 years of management experience. The three key managers, other than our chief financial officer, have worked in the industry for an average of 10 years.

Our Strategy

Our strategy is to create stockholder value by leveraging our competitive strengths and focusing on the opportunities in the end-markets we serve. Key features of our strategy include:

•	Enter New Geographic Markets and Expand Existing Markets. We plan on continuing to manufacture and sell our products out of Denmark and the United States. We also intend to expand our production capability to Asia by investing in a new production facility in South Korea, along with opening new marketing offices in the continent. In addition, we intend to establish sales outlets with technical support in other European nations, such as Germany, Italy and France, while expanding to other markets such as Brazil and Singapore. In certain other locations, such as Japan, China and Australia, we intend to work with agents and partners to access such markets.
•	Continue to Strengthen Position in DPF Market. We believe that we have a strong position in the retrofit market for diesel particle systems. We intend to continue our efforts to maintain our strength in this area. Furthermore, we intend to leverage our experience in the OEM market and expand our presence in the OEM market with new products relating to diesel particle systems. We intend to leverage our products and experience as the global DPF market is expected to undergo significant growth.
•	Continue to Develop and Improve Technologies and Open New End Markets. We intend to continuously develop our ceramic membrane and improve the filtration efficiency for our filtration products. Through continuous development, we intend to find new uses for our products and plan to expand into any new markets that we believe would be appropriate for our company. One of our key strategies is to develop our membrane applications together with our customers, including, for example, the development of the next generation of diesel filters with asymmetric design for the OEM market, which are being tested at Hyundai. We also plan on manufacturing an SiC membrane of 0.01 microns or less, which would position us to enter the ultrafiltration market. In our kiln furniture business, we plan to work towards developing a second generation of kiln furniture with no porosity.
•	Continue Our Focus on Developing an Inorganic Reverse Osmosis Membrane. There is no inorganic reverse osmosis membrane in the market today. In 2011, pursuant to a joint development agreement, we were approved for a $2 million grant from The Danish National Advanced Technology Foundation to develop a SiC-based membrane that can perform reverse osmosis. We intend to continue our research and development efforts to modify our membrane into one that can perform reverse osmosis over the next several years.

History

Prior to August 24, 2011, Blue Moose Media, Inc. (“Blue Moose”) was a “shell” company with no business or operations. On August 24, 2011, pursuant to an Agreement and Plan of Merger, dated as of August 23, 2011, by and among Blue Moose, Blue Moose Delaware Merger Sub, Inc. (“BMD Sub”), a wholly owned subsidiary of Blue Moose, and LiqTech USA (the “Merger Agreement”), BMD Sub was merged with and into LiqTech USA (the “Merger”) and, as a result of the Merger, LiqTech USA became a wholly owned subsidiary of Blue Moose.

LiqTech USA owns all of the outstanding equity interests in LiqTech Denmark, LiqTech Int. DK (formerly known as Cometas) and LiqTech Delaware. As a result of the Merger, Blue Moose changed its management and reconstituted its board of directors. As of the effective time of the Merger, Gordon Tattarsall, the president, the chief financial officer and the sole director of Blue Moose, resigned as president and chief financial officer. As Blue Moose’s sole director, Mr. Tattersall appointed Aldo Petersen as a director of Blue Moose, and they then appointed Lasse Andreassen and Soren Degn as the officers of Blue Moose, and Lasse Andreassen, Paul Burgon, John Nemelka and Michael Sonneland as directors of Blue Moose. However, in accordance with the rules and regulations of the SEC, the other new directors did not take office until September 5, 2011, which is ten days after we filed an Information Statement pursuant to Rule 14f-1 of the Securities and Exchange Act of 1934, as amended, and mailed that statement to our stockholders of record. In addition, at the effective time of the Merger, Mr. Tattarsall resigned as a director of Blue Moose effective as of September 5, 2011.

Industry

We primarily serve two industries — the diesel particle filter market and the liquid filtration market. Our goal is to position ourselves to expand on and leverage our products and technology to take advantage of the favorable industry trends that we anticipate.

Diesel Particle Filter Market

Diesel emissions consist of several toxic gasses and particles: particle matter (or soot), carbon monoxide and hydrocarbons. Soot has been linked to a variety of health problems in humans. Abt Associates, for the Clean Air Task Force, estimates that approximately 21,000 people in the U.S. die prematurely each year from breathing diesel soot, 3,000 of these from lung cancer. Another 27,000 heart attacks, 14,500 hospitalizations and 2.4 million lost work days are attributable to diesel particulate matter exposures. The Abt Associates report, using EPA science advisory board methodology, estimates that the monetary value of the health damages from diesel-related particulate matter in the U.S. is approximately $139 billion in 1999 dollars. Reducing diesel emissions will have both health benefits and social benefits to society, along with reduced costs.

In response to these health impacts, governments have been implementing legislation to regulate emissions from diesel engines. California implemented the Diesel Risk Reduction Plan which requires the curtailment of diesel particle emissions by 75% by 2010 and 85% by 2020. New York City has implemented binding directives for the retrofitting of buses, garbage trucks and construction machines. In the European Union, Directive EC 715/2007 of June 20, 2007 defined particle count limits for certain cars and light utility vehicles. Also, in Europe, low emission zones have been implemented locally, creating a patchwork of regulation. The increase in global regulation of diesel particles is expected to drive growth in the DPF market.

According to an industry publication, the global market for new DPF filters manufactured by OEMs is expected to increase from approximately 1.7 million units in 2010 to over 9 million units in 2020. The global market for retrofitting diesel engines with DPFs is expected to grow from approximately 5 million cumulative retrofit units by 2010 to approximately 20 million cumulative retrofits by 2025.

Our diesel particle filter removes more than 95% of the soot in the diesel emission and, in many installations, up to 99%. Our catalysts remove and reduce carbon monoxides and hydro carbons in the same emission control system when installed on the filter or on a separate diesel oxidation catalyst.

Liquid Filtration Market

Water is essential for life on earth and clean safe water is of vital importance for human survival. One third of the human population is living today with clean water shortcomings and this is expected to increase to two thirds of the population by 2025 due to the growing population. According to the World Health Organization, approximately 1.6 million children are killed every year due to unsafe water and the lack of basic sanitation. Due to the growing need for pure water for drinking and industrial purposes, the market for membrane filtration is growing rapidly, with more and larger plants being commissioned all over the world. The growth is especially pronounced for reverse osmosis membranes. Reverse osmosis membranes are increasingly used for the production of drinking water (desalination of sea water or brackish water), for demineralized water in industrial processes (boiler feed water, microelectronics production), as well as in food processing and pharmaceutical production. Also, laboratories rely on pure water, for which demineralization is an essential step. According to Pike Research, the annual global investment in desalination was estimated to reach $8.3 billion in 2010 and is forecasted to reach $16.6 billion by 2016. According to another industry report, the aggregate water volume treated by membranes is expected to grow from 29 billion meters3 in 2009 to 82 billion meters3 in 2020.

Today’s reverse osmosis membranes are made of polymers (plastics), arranged in spiral elements of standardized dimensions. In recent years, prices have dropped markedly, making membrane filtration more competitive. However, the technical limitations of polymer membranes remain as follows:

•	The best plastic reverse osmosis membranes use 3.5 kWh/m3 of water and the water flux (flow per square meter of membrane area) is low (typically 11 LMH).
•	The plastic membranes are sensitive to damage, oxidizing chemicals (chlorine, ozone, etc.), temperatures above 40 degrees celsius, and pH below 2 or above 12. These constraints limit the cleaning-in-place (CIP) methods that can be used to recover the membranes’ permeability and limit microbial growth.
•	The plastic membranes require excessive feed water pre-treatment for removal of particulates in order to prolong membrane life. For example, during stormy weather, interruptions of service may occur due to the amount of suspended solids in the feed water.
•	There is a risk of bacterial contamination of the membranes. While bacteria is retained in the brine stream, bacterial growth on the plastic membrane itself can introduce tastes and odors into the product water. Bacteria is difficult to remove due to the sensitiveness of the membrane.

The development of a ceramic reverse osmosis membrane is expected to improve the technology in two ways: first, by providing higher water flux, and second, by allowing more efficient options for cleaning the membrane.

Manufacturing

We currently manufacture our products in facilities located in Ballerup and Gentofte, Denmark and White Bear Lake, Minnesota. The main raw materials that we use in our manufacturing processes are silicon carbide, platinum and palladium. We purchase these commodities from various sources generally based upon availability and price. Our principal suppliers of these raw materials are the Saint Gobain Group, Washington Mills Ceramics Corporation, ESK Ceramics GmbH and Heraeus Germany. Our management believes that we could obtain satisfactory substitutes for these materials should they become unavailable.

Prior to our entry into the new subcontract agreement with Scandinavian Brake Systems, as discussed below, our manufacturing facilities operated at peak capacity. We currently have a subcontract agreement for production capacity with a subcontractor located in Tennessee. We have also recently entered into a new subcontract agreement with Scandinavian Brake Systems to utilize the production capacity of their Notox division. The new subcontract arrangement, which extends until the end of 2014, is expected to significantly increase our production capacity.

We have plans to expand our production capacity in both Denmark and Minnesota, primarily through additional investment in equipment relating to our liquid filtration products.

Sales, Marketing and Distribution

Our products are sold primarily to large industrial customers that use our products for gas and liquid filtration. So far most of our sales have been in the transportation sector, and we are seeking to broaden our sales into other areas, such as produced water in the oil and gas sector, desalination sector and other water purification areas. For the year ended December 31, 2010, our four largest customers accounted for approximately 29%, 15% 14% and 9%, respectively, of our net sales (approximately 67% in total). For the year ended December 31, 2009, our three largest customers accounted for approximately 21%, 14% and 13%, respectively, of our net sales (approximately 48% in total). We plan to actively market our existing products to new customers as we increase our production capacity. We currently have 12 full time salesmen or distribution agents. We promote our products through direct contact to potential customers and by meeting potential customers in trade fairs and exhibitions.

In certain instances, our products are delivered to the end customer through systems integrators. These systems integrators use our filtration products in larger filtration systems which eventually are installed in products used by the end customer. Due to the regulation surrounding the reasons why many of the end customers use filtration systems, the systems integrators often are required by such end customers to receive approval of their systems, including the components used in such systems, which requires the use of time and money. As a result, we believe that certain of the systems integrators that use our products will not replace our filters unless there is good reason.

Intellectual Property

Our success depends in part upon our ability to obtain, maintain and protect intellectual property rights that cover our silicon carbide product forms, applications and/or manufacturing processes and specifications and the technology or know-how that enables these product forms, applications, processes and specifications, to avoid and defend against claims that we infringe the intellectual property rights of others and to prevent the unauthorized use of our intellectual property. Silicon carbide is a well known material which was developed over 100 years ago, and thus, extensive research, development and publication on this material exists, making it difficult to obtain intellectual property rights to key elements of silicon carbide technology. Accordingly, at least some of the technology used in the manufacture of our re-crystallized silicon carbide products is not protected by patents. Where we consider it appropriate, we seek to protect our proprietary rights by filing United States and foreign patent applications related to technology, inventions and improvements that we consider patentable and important to the development and conduct of our business. We also rely on trade secrets, trademarks, licensing agreements, confidentiality and nondisclosure agreements, business partnerships and continuing technological innovation to safeguard our intellectual property rights and develop and maintain our competitive advantage.

As of January 23, 2012, we had one issued United States patent that we co-own with a third-party, one pending United States patent application, three issued foreign patents (in Germany, China and Korea) that we co-own with a third party and two pending European patent applications, one of which we co-own with a third party. The United States patent that we co-own is generally effective for 20 years from the filing date of the earliest U.S. or international application to which it claims priority. The scope and duration of each of our foreign patents varies in accordance with local law. The patent strategy of companies such as ours is generally uncertain and involves complex legal and factual questions. Our ability to maintain and solidify our proprietary technology may depend in part upon our success in obtaining patent rights and enforcing those rights once granted or licensed. We do not know whether any of our pending patent applications will result in the issuance of any patents. Our issued patents and those that may issue in the future may be challenged, invalidated, rendered unenforceable or circumvented, which could limit our ability to prevent competitors from marketing similar or related products, or shorten the term of patent protection that we may have for our products, processes and enabling technologies. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies, duplicate technology developed by us or otherwise possess intellectual property rights that could limit our ability to manufacture our products and operate our business.

We also rely on trade secret protection for our confidential and proprietary information. Trade secrets however can be difficult to protect. We may not be able to maintain our technology or know-how as trade secrets, and competitors may develop or acquire equally valuable or more valuable technology or know-how related to the manufacture of comparable silicon carbide products. We also seek to protect our confidential and proprietary information, in part, by requiring all employees, consultants and business partners to execute confidentiality and/or nondisclosure agreements upon the commencement of any employment, consulting arrangement or engagement with us. These agreements generally require that all confidential and proprietary information developed by the employee, consultant or business partner, or made known to the employee, consultant or business partner by us, during the course of the relationship with us be kept confidential and not disclosed to third parties. These agreements may be breached and may not provide adequate remedies in the event of breach. To the extent that our employees, consultants or business partners use intellectual property owned by others in their work for and/or with us, disputes could arise as to the rights in related or resulting technologies, know-how or inventions. Moreover, while we also require customers and vendors to execute agreements containing confidentiality and/or nondisclosure provisions, we may not have obtained such agreements from all of our customers and vendors. In addition, our trade secrets may otherwise become known or be independently discovered by competitors, customers or vendors. Such customers or vendors may also be subject to laws and regulations that require them to disclose information that we would otherwise seek to keep confidential.

We also believe that having distinctive names may be an important factor in marketing our products, and therefore use trademarks to brand some of our products. As of January 23, 2012, we had one trademark registration in the United States (Liqtech NA) and four trademark registrations in the European Union (AQUA SOLUTION, CoMem, CDPX, and FUTURE FILTRATION).

Government Regulation

We do not believe that we are subject to any special governmental regulations affecting our products in the countries in which we have operations, except that in Minnesota we are required to comply with the Minnesota Air Pollution standards related to the use of our incinerator located in our Minnesota facilities. We are subject to numerous health and safety laws and regulations. In the United States, these laws and regulations include: the Federal Occupation Safety and Health Act and comparable state legislation. We are also subject to similar requirements in other countries in which we have extensive operations, including Denmark, where we are subject to the various regulations. These regulations are frequently changing, and it is impossible to predict the effect of such laws and regulations on us in the future. We actively seek to maintain a safe, healthy and environmentally friendly work place for all of our employees and those who work with us.

Environmental matters

We are subject to a broad range of federal, state, local and foreign environmental laws and regulations which govern, among other things, air emissions, wastewater discharges and the handling, storage disposal and release of wastes and hazardous substances. It is our policy to comply with applicable environmental requirements at all of our facilities. We are also subject to laws, such as the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), that may impose liability retroactively and without fault for releases or threatened releases of hazardous substances at on-site or off-site locations. We are subject to similar requirements in Denmark and other European countries. From time to time, we have identified environmental compliance issues at our facilities. To date, compliance with environmental matters has not had a material effect upon the Company’s capital expenditures or competitive position.

Research and Development

We currently have five full-time employees spending a majority of their working hours on research and development. For the years ended December 31, 2010 and 2009, we spent $421,518 and $239,712, respectively, for research and development.

In 2011, we entered into a joint development agreement with Aalborg University (“Aalborg”) and The Danish National Advanced Technology Foundation to develop a SiC-based membrane that can perform reverse osmosis. In connection with the agreement, we were approved for a grant of $2 million, and we are to receive additional funding upon reaching certain milestones as provided in the agreement. Pursuant to a related agreement with Aalborg, any intellectual property produced during the project will be owned by Aalborg. However, we will retain the right to obtain an exclusive license to this intellectual property, provided the use is related to our business. If successful, we believe that this will be the first inorganic reverse osmosis membrane ever developed. The goal is to produce clean drinking water from sea water.

Competition

Our products compete with other filters that are made using both ceramic and plastic membranes. Most of our competitors are large industrial companies. However, we believe our patented technology allows us to produce high quality, low cost products that give us an advantage over many of our competitors, many of which have greater financial, technological, manufacturing and personnel resources. We intend to continue to devote resources to improving our products in order to maintain our existing customers and to add new customers.

Employees

As of February 6, 2012, we had 86 employees, 69 of which are full time employees. 49 of our employees are currently employed at our operations in Denmark. This includes 6 in research and development, six in sales, and two in executive management. 37 of our employees are currently employed in the United States, where one is in executive management and the others are employed in sales and production.

Approximately 24% of our employees (0 in the United States and 21 in Europe) are members of a labor union or are represented by workers’ councils that have collective bargaining agreements. Such collective bargaining agreements expire in 2012. We believe that our relations with our employees are good.

Properties

Our corporate headquarters are located in Industriparken 22C, 2750 Ballerup, Denmark. We lease approximately 35,000 square feet at our Ballerup location, of which approximately 10,000 square feet is used for office space and 25,000 square feet is used for production. The lease is for a term of five years until August 2016. We also currently occupy approximately 17,000 square feet at our previous headquarters in Grusbakken 12, DK-2820 Gentofte, Denmark. We have terminated our lease and the termination will become effective no later than August 31, 2012. Our U.S. operations are located at 1800 - 1810 Buerkle Road White Bear Lake, Minnesota 55110 where we lease approximately an aggregate of 30,000 square feet, of which 6,000 square feet is used for office space and 24,000 square feet is used for production. As we are sequentially increasing our space at this location, on January 15, 2012, we had 35,000 square feet and by March 1, 2012, we will have 45,000 square feet. In addition, on March 1, 2012, a new lease will become effective that will consolidate the leases for all of the properties at this location. Such lease will expire on February 28, 2017.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of February 6, 2012, we are not currently a party to in any legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Set forth below is information concerning our directors, senior executive officers and other key employees.

Name	Age	Titles
Aldo Petersen	50	Chairman and Director
Lasse Andreassen	59	Chief Executive Officer (Principal Executive Officer) and Director
Soren Degn	42	Chief Financial Officer (Principal Financial and Accounting Officer)
Donald S. Debelak	62	Head of U.S. Operations
Paul Burgon	41	Director
John F. Nemelka	46	Director
Michael Sonneland	42	Director

Executive officers are appointed by and serve at the pleasure of the Board of Directors. A brief biography of each director and executive officer follows:

Aldo Petersen.  Aldo Petersen has been chairman of LiqTech International, Inc. since August 2011. He has been the Chief Executive Officer of APE Invest A/S, a private Danish investment company, since 1996. Until 2006, Mr. Petersen was also the chief executive officer of EuroTrust (formerly known as Telepartner), a formerly NASDAQ-listed company that he founded in 1986. Prior to EuroTrust, he started and sold one of Denmark’s first hedge funds, Dansk Fromue Invest. Mr. Petersen was a major investor in Greentech, a renewable energy company that builds wind farms in Denmark, Germany, Poland and Italy. He is a private investor in wind farms in Germany and France, and was also a major investor in Football Club Copenhagen (listed on the Copenhagen Stock Exchange). Mr. Petersen has a B.A. degree in Economics from Copenhagen Business School.

Lasse Andreassen.  Mr. Andreassen is the Chief Executive Officer and a director of LiqTech International, Inc. In 1999, Mr. Andreassen co-founded LiqTech and has served as its CEO since 2002. From 1997 to 2001, Mr. Andreassen held Director positions at Kampsax (a consulting firm). From 1995 to 1997, Mr. Andreassen worked as the Director of Operations for Hydro Texaco Denmark. Previously, he also was Vice President of Danfoss’s system control business and Director of Operations for the Mexican division of Niro Atomizers. Mr. Andreassen has a B.S. degree in Mechanical Engineering from Københavns Teknikum.

Soren Degn.  Mr. Degn has been the CFO of LiqTech International, Inc. since August 2011. From 2008 until 2011, he was the CFO of Guava, a publicly listed internet advertising company. From 2007 to 2008, Mr. Degn served as CFO of Advance Renewable Energy Ltd. From 2001 to 2006, he was the CFO of EuroTrust (a NASDAQ/AIM listed Company, formerly known as Telepartner). From 1996 to 2001, he was the financial controller at Kampsax (a consulting company). From 1989 to 1996, he worked at KPMG in Denmark. Mr. Degn has a B.A. degree in Business Administration and an M.B.A. from the Copenhagen Business School.

Donald S. Debelak.  Mr. Debelak is the President/CEO of LiqTech International, Inc.’s North American facility. In 2004, Mr. Debelak started working for LiqTech as the exclusive North American Representative and became President when LiqTech started its U.S. manufacturing facility in late 2005. Prior to working with LiqTech, from 2000 to 2004, Mr. Debelak was Director of Marketing and Business Development for Chart Industries’ NexGen Fueling Division, which provides clean burning liquid natural gas (LNG) vehicle tanks and fueling stations primarily to Arizona and California customers. Previous positions include Director of Marketing and Sales for Magnetic Processing Systems, a metal working start-up company, and Marketing Director for Philtech Instrument Company and Director of Product Management for Syntex Dental Products. Mr. Debelak is also the author of 15 business books, primarily related to new product introductions and marketing, published by McGraw Hill, Entrepreneur Media, John Wiley and Sons and Adams Media. Mr. Debelak has a B.A. degree in Chemistry from the University of Minnesota and an M.B.A. from Rutgers University.

Paul Burgon.  Mr. Burgon has been a director of LiqTech International, Inc. since September 5, 2011. Mr. Burgon is the interim Chief Financial Officer of SWK Holdings Corporation (OTCBB: SWKH). Mr. Burgon has served as a Principal and CFO of NightWatch Capital Advisors, LLC since March 2005. Mr. Burgon was a Manager and then Director of Corporate Development for Danaher Corporation from 1998 to

2005, where he completed approximately 50 transactions with a value of almost $2 billion. Mr. Burgon led corporate development at Fluke Corporation from 1997 to 1998 and worked at Coopers and Lybrand from 1994 to 1997. Mr. Burgon holds a B.S.BA. degree (cum laude) in Finance and International Business and an M.B.A. degree from the McDonough School of Business at Georgetown University.

John F. Nemelka.  Mr. Nemelka has been a director of LiqTech International, Inc. since September 5, 2011. Mr. Nemelka has been serving as the interim CEO of SWK Holdings, a publicly traded company, since January 2010 and a director since October 2005. He founded NightWatch Capital Group, LLC, an investment management business, and has served as its managing principal since its formation in July 2001. Since October 2009, Mr. Nemelka has also been serving on the Board of Directors of SANUWAVE Health, Inc., a publicly traded company. Mr. Nemelka holds a B.S. degree in Business Administration from Brigham Young University and an M.B.A. degree from the Wharton School at the University of Pennsylvania.

Michael Sonneland.  Mr. Sonneland has been a director of LiqTech International, Inc. since September 5, 2011. From 1997 until 2011, Mr. Sonneland has been the CEO of Narum Stormarked A/S, a Danish supermarket. From 1995 to 1997, he served as a management consultant for Arthur Andersen. Mr. Sonneland has a B.A. degree in Business Administration and an M.B.A. from the Copenhagen Business School.

According to our bylaws, the number of directors at any one time may not be less than one or more than seven. The maximum number of directors at any one time may be increased by a vote of a majority of the directors then serving.

Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that the Board of Directors will meet at least quarterly.

Following is a brief description of the specific experience and qualifications, attributes or skills of each director that led to the conclusion that such person should serve as a director of the Company.

Mr. Andreassen’s knowledge regarding our operations and the markets in which we compete provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

Mr. Burgon’s hands-on experience in public company corporate governance and corporate finance provides the board with a unique perspective on corporate governance matters and corporate finance matters. Given his financial experience, Mr. Burgon has been determined by our board to be an Audit Committee Financial Expert.

Mr. Nemelka’s experience is investment management and his hands-on experience in public company corporate governance provides the Board with the perspective of an active investor with a critical understanding of the capital raising markets and corporate governance matters.

Mr. Peterson’s knowledge regarding our history and operations provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

Mr. Sonneland’s experience as a corporate executive and management consultant for Arthur Andersen, which at that time was one of the “Big Five” accounting firms providing auditing, tax, and consulting services to large corporations, and his educational background in business administration provides the Board with valuable management and leadership skills and an understanding of corporate governance matters.

Family Relationships

None of the directors or executive officers is related by blood, marriage or adoption.

Director Independence

Our Board of Directors has determined that Messrs. Burgon, Nemelka and Sonneland are independent as that term is defined in the listing standards of the NYSE Amex. In making these determinations, our Board of Directors has concluded that none of our independent directors has an employment, business, family or other relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our other directors, Messrs. Andreassen and Peterson, are not considered independent under these rules because Mr. Andreassen serves as an executive officer and Mr. Peterson has influence as a significant stockholder. We expect that our independent directors will meet in executive session (without the participation of executive officers or other non-independent directors) at least two times each year.

Board Committees

Committee Composition

Our Board of Directors has an audit committee, a compensation committee, and a governance committee. The following table sets forth the current membership of each of these committees:

Audit Committee	Compensation Committee	Governance Committee
Paul Burgon*	John F. Nemelka*	Aldo Petersen*
Michael Sonneland	Paul Burgon	John F. Nemelka
Michael Sonneland
* Chairman of the committee

We intend to implement written charters for each of our board committees which will be approved by our Board of Directors.

Audit Committee

Our audit committee consists of Paul Burgon (Chair) and Michael Sonneland, each of whom is an independent director as defined in the NYSE Amex rules and SEC rules. Based upon past employment experience in finance and other business experience requiring accounting knowledge and financial sophistication, our Board of Directors has determined that Mr. Burgon is an “Audit Committee Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K, and that each member of our audit committee is able to read and understand fundamental financial statements. We have implemented a written charter for our audit committee that provides that our audit committee is responsible for:

•	appointing, compensating, retaining, overseeing and terminating our independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;
•	discussing with management and the independent auditors our annual audited financial statements, our internal control over financial reporting, and related matters;
•	reviewing and approving any related party transactions;
•	meeting separately, periodically, with management, the internal auditors and the independent auditors;
•	annually reviewing and reassessing the adequacy of our audit committee charter;
•	such other matters that are specifically delegated to our audit committee by our Board of Directors from time to time; and
•	reporting regularly to the Board of Directors.

Compensation Committee

Our compensation committee consists of John F. Nemelka (Chair), Paul Burgon and Michael Sonneland, each of whom is an independent director as defined in the NYSE Amex rules, a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. We have implemented a written charter for our compensation committee that provides that our compensation committee is responsible for:

•	reviewing and making recommendations to our Board Directors regarding our compensation policies and forms of compensation provided to our directors and officers;
•	reviewing and making recommendations to our Board of Directors regarding bonuses for our officers and other employees;
•	reviewing and making recommendations to our Board of Directors regarding stock-based compensation for our directors and officers;
•	administering our stock option plans in accordance with the terms thereof; and
•	such other matters that are specifically delegated to the compensation committee by our Board of Directors after the business combination from time to time.

Governance Committee

Our governance committee consists of Aldo Petersen (Chair) and John F. Nemelka. Mr. Nemelka is an independent director as defined in the NYSE Amex rules. We have implemented a written charter for our governance committee that provides that our governance committee is responsible for:

•	overseeing the process by which individuals may be nominated to our Board of Directors;
•	identifying potential directors and making recommendations as to the size, functions and composition of our Board of Directors and its committees;
•	considering nominees proposed by our stockholders;
•	establishing and periodically assessing the criteria for the selection of potential directors;
•	making recommendations to the Board of Directors on new candidates for board membership; and
•	overseeing corporate governance matters.

In making nominations, the governance committee intends to submit candidates who have high personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the governance committee intends to take into consideration attributes such as leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2011 and 2010 earned by or paid to our chief executive officer and our most highly compensated executive officer in 2011 whose total compensation exceeded $100,000 (the “named executive officers”). Although Soren Degn, our chief financial officer, is included in the disclosure below, he was not a named executive officer in fiscal year 2011 because he received less than $100,000 in total compensation during 2011. Furthermore, Jens Kjær, the former CEO of Cometas, is not a named executive officer for 2011 because he was not an executive officer at the end of fiscal year 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	Other	Total ($)
Lasse Andreassen, Chief executive officer (3)	2011	$104,428	—	—	$3,139	—	—	$7,832 (4)	$115,399
	2010	147,438	—	—	—	—	—	—	147,438
	2009	166,034	—	—	—	—	—	—	166,034
Donald S. Debelak, Head of U.S. Operations	2011	162,000	—	—	2,485	—	—	—	164,485
	2010	162,000	—	—	—	—	—	—	162,000
	2009	144,000	—	—	—	—	—	—	144,000
Soren Degn, Chief financial officer (5)	2011	64,397	—	—	2,616	—	—	—	67,013
	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—
Jens Husted Kjær, CEO of Cometas (6)	2011	45,027	—	—	—	—	—	—	45,027
	2010	166,568	—	—	—	—	—	—	166,568
	2009	173,516	—	—	—	—	—	—	173,516

(1)	Total salaries for Messrs. Andreassen and Kjær for 2009 and 2010 are reported on an as-converted basis from Danish Krone (DKK) to U.S. dollars ($) based on the currency exchange rate of $1.00 = DKK 5.6133, as of December 31, 2010. Total salaries for Messrs. Andreassen, Degn and Kjær for 2011 are reported on an as-converted basis from Danish Krone (DKK) to U.S. dollars ($) based on the currency exchange rate of $1.00 = DKK 5.7456, as of December 31, 2011. We do not make any representation that the Danish Krone amounts could have been, or could be, converted into U.S. dollars at such rate on December 30, 2010 or December 31, 2011, or at any other rate.
(2)	These amounts represent the aggregate grant date fair value for stock awards granted in fiscal year 2011, computed in accordance with FASB ASC Topic 718. See notes to consolidated financial statements contained elsewhere in this prospectus for further information on the assumptions used to value stock options. On August 24, 2011, Messrs. Andreassen, Debelak and Degn were granted stock options to purchase 180,000, 142,500 and 150,000 shares of common stock, respectively, at $3.00 per share. On August 24, 2011, Messrs. Andreassen, Debelak, and Degn were granted stock options to purchase 60,000, 47,500 and 50,000 shares of common stock, respectively, at $1.50 per share. The vesting schedule of such options is as follows: one-third of the options vested immediately, one third of such options vest on September 1, 2012 and one third of such options vest on September 1, 2013. All of these options will expire on February 28, 2015.
(3)	For the years ended December 31, 2011, 2010 and 2009, Mr. Andreassen was entitled to an annual base salary of approximately $182,749, $178,000 and $178,000, respectively. From January 2011 until October 2011, Mr. Andreassen was entitled to an annual base salary of DKK 1,000,000. From October 2011 until December 2011, Mr. Andreassen was entitled to an annual base salary of DKK 1,200,000.
(4)	Pursuant to Mr. Andreassen’s employment agreement, Mr. Andreassen received $7,832 of contributions from the Company to his individual retirement account in 2011.
(5)	Mr. Degn became our chief financial officer in August 2011. Pursuant to his employment agreement, Mr. Degn is entitled to an annual base salary of approximately $177,527. Mr. Degn was not an executive officer of the Company in fiscal year 2010 or 2009.
(6)	Resigned from his position in April 2011.

Employment Arrangements

We have employment agreements with Messrs. Andreassen, Debelak and Degn.

Effective upon the closing of the Merger, we entered into a new employment agreement with Lasse Andreassen for his continued employment as our chief executive officer. Under the agreement, Mr. Andreassen will (i) through January 2013, earn a base annual salary of approximately DKK 1,200,000 (or approximately $208,856 based on the currency exchange rate of $1 = DKK 5.7456 as of December 31, 2011); (ii) be entitled to an annual bonus of three year options exercisable for the number of shares of our common stock determined by multiplying earnings before interest expense and taxes (EBIT) by a factor of 0.25 and dividing the resulting product by the average price per share of our common stock during the 10 days before the publication of our results of operations for the last completed fiscal year; (iii) be entitled to monthly contributions from us into his retirement plan of an amount equal to 10% of his monthly salary; (iv) be entitled to participate in all of our employee benefit programs available to management executives, including health and long-term disability insurance; (v) upon termination by us for any reason other than for “Cause,” as defined in his employment agreement, be entitled to a severance payment equal to 36 months of his salary; and (vi) provide us with 24 months prior notice upon his voluntary termination of employment.

Mr. Andreassen’s previous employment agreement was terminated in October 2011. Under that agreement, Mr. Andreassen’s annual compensation included an annual base salary of approximately DKK 1,000,000 (or approximately $178,148 based on the currency exchange rate of $1.00 = DKK 5.6133 as of December 31, 2010) plus an annual bonus in an amount equal to 10% of our annual net profit. In addition, upon termination of his employment (i) by us for any reason, other than for Cause, be was entitled to a severance payment equal to 24 months of his salary; and (ii) by him voluntarily, he was required to provide us with 12 months prior notice.

The employment agreement with Mr. Debelak was entered into on, and became effective as of, November 16, 2005. Mr. Debelak’s employment agreement was amended on December 15, 2011, effective as of November 16, 2011. The term of the employment agreement ends on November 1, 2014 due to the exercise of an extension option. Mr. Debelak’s annual compensation includes an annual base salary of $162,000. Mr. Debelek is entitled to receive annually the number of options equal to 0.15 multiplied by our EBIT, divided by our average share price during the ten days prior to the publication of our financial results. One-third of the options will vest immediately, one third of such options may be exercised after 12 months of the grant and one third of such options may be exercised after 24 months of the grant. He is also entitled to participate in all of our employee benefit programs available to management executives, including health and long-term disability insurance. We may terminate Mr. Debelak’s employment as a result of a “Permanent Disability,” “for Cause,” or “without Cause,” as defined in his employment agreement. Mr. Debelak may be terminated without Cause only upon 12 months prior written notice by us, and he may not resign from his position unless he provides us with six months prior written notice. Upon termination of his employment without Cause, Mr. Debelak will be entitled to his annual compensation and continuation of his health insurance coverage for a period of 12 weeks after the termination date in return for a Release of Claims. In addition, Mr. Debelak has agreed not to solicit our customers or compete with us for a period of two (2) years from the date of termination.

Effective upon the closing of the Merger, we entered into an employment agreement with Soren Degn for his employment as our Finance Director/CFO. Under the agreement, Mr. Degn will (i) through January 2013, earn a base annual salary of approximately DKK 1,020,000 (or approximately $177,527 based on the currency exchange rate of $1 = DKK 5.7456 as of December 31, 2011); (ii) be entitled to an annual bonus of three year options exercisable for the number of shares of our common stock determined by multiplying earnings before interest expense and taxes (EBIT) by a factor of 0.15 and dividing the resulting product by the average price per share of our common stock during the 10 days before the publication of our results of operations for the last completed fiscal year; (iii) be entitled to monthly contributions from us into his retirement plan of an amount equal to 10% of his monthly salary; (iv) be entitled to participate in all of our employee benefit programs available to management executives, including health and long-term disability insurance; (v) upon termination by us for any reason other than for “Cause,” as defined in his employment agreement, be entitled to a severance payment equal to 24 months of his salary; and (vi) provide us with 12 months prior notice upon his voluntary termination of employment.

Outstanding Equity Awards at Last Fiscal Year End

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2011. In addition, although Soren Degn, our chief financial officer, was not a named executive officer in fiscal year 2011, we have included him in the table below.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Opion Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Note Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#)
Lasse Andreassen	180,000	—	120,000	$3.00	02/28/15	—	—	—	—
	60,000	—	40,000	$1.50	02/28/15	—	—	—	—
Donald S. Debelak	142,500	—	95,000	$3.00	02/28/15	—	—	—	—
	47,500	—	31,667	$1.50	02/28/15	—	—	—	—
Soren Degn	150,000	—	100,000	$3.00	02/28/15	—	—	—	—
	50,000	—	33,334	$1.50	02/28/15	—	—	—	—

(1)	Of the stock options granted on August 24, 2011, one-third of the options vested immediately, one third of such options vest on September 1, 2012 and one third of such options vest on September 1, 2013.

Compensation of Directors

In order to attract and retain qualified independent directors, in November 2011, we adopted a compensation plan for non-employee directors that includes cash as well as equity-based compensation. As part of this compensation plan, annually each independent director is to receive $10,000, and the chairman of the audit committee is to receive $20,000. In addition, on December 16, 2011, each independent director received 20,000 options with one third to vest immediately, one third to vest on September 1, 2012, and one third to vest on September 1, 2013. The options also include a three-year expiration period.

The following table provides information regarding compensation that was earned or paid to the individuals who served as non-employee directors during the year ended December 31, 2011. Except as set forth in the table, during 2011, directors did not earn nor receive cash compensation or compensation in the form of stock awards, option awards or any other form.

Name	Fees earned or paid in cash (1)	Stock awards	Option awards (2)(3)	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
John Nemelka	$4,167	—	$6,407	—	—	—	$10,574
Michael Sonneland	4,167	—	6,407	—	—	—	10,574
Paul Burgon	8,333	—	6,407	—	—	—	14,740

(1)	Messrs. Nemelka, Sonneland and Burgon joined our board of directors in August 2011. Although our independent directors are entitled to cash compensation of $10,000 per year and the chairman of our audit committee is entitled to $20,000 per year, the actual cash amounts paid to such directors in 2011 reflect the fact that such annual compensation was pro rated for the number of months of service actually provided to us.

(2)	These amounts represent the aggregate grant date fair value for stock awards granted in fiscal year 2011, computed in accordance with FASB ASC Topic 718. As such, these amounts do not correspond to the compensation actually realized by each director for the period. See notes to consolidated financial statements contained elsewhere in this prospectus for further information on the assumptions used to value stock options.
(3)	There were a total of 60,000 stock options granted to non-employee directors outstanding at December 31, 2011 with an aggregate grant date fair value of approximately $19,221. The options vest in three equal annual installments on December 16, 2011, September 1, 2012 and September 1, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 6, 2012, certain information regarding the beneficial ownership of our common stock, the only class of capital stock we have currently outstanding, of (i) each director and named executive officers (as defined in the section titled “Executive Compensation — Summary Compensation Table) individually, (ii) our chief financial officer, (iii) all directors and executive officers as a group, and (iv) each person known to us who is known to be the beneficial owner of more than 5% of our common stock. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned Prior to this Offering(2)	Percentage of Common Stock Beneficially Owned Prior to this Offering(3)	Percentage of Common Stock Beneficially Owned After this Offering
			$15 million offering(4)	Maximum offering(5)
Lasse Andreassen(6)	2,115,000	9.7%	8.1%	7.0%
Donald S. Debelak(7)	590,000	2.7%	2.3%	2.0%
Soren Degn(8)	518,000	2.4%	2.0%	1.7%
Aldo Petersen(9)	5,703,541	24.3%	20.4%	18.0%
Paul Burgon(10)	27,500	*	*	*
John F. Nemelka(11)	122,000	*	*	*
Michael Sonneland(12)	497,250	2.3%	2.0%	1.7%
All executive officers and directors as a group (7 persons)(13)	9,573,291	39.6%	33.4%	29.4%
5% Shareholders:
LaksyaVentures, Inc.(14)	3,199,792	13.6%	12.2%	10.6%
David Nemelka(15)	4,666,417	20.5%	17.8%	15.5%

*	Less than one percent.
(1)	Unless otherwise indicated, the address for each person listed above is: c/o LiqTech, Grusbakken 12, DK-2820 Gentofte, Denmark.
(2)	Under the rules and regulations of the SEC, beneficial ownership includes (i) shares actually owned, (ii) shares underlying options and warrants that are currently exercisable and (iii) shares underlying options and warrants that are exercisable within 60 days of the date of this prospectus. All shares beneficially owned by a particular person under clauses (ii) and (iii) of the previous sentence are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Based on 21,600,000 shares issued and outstanding as of December 29, 2011.
(4)	Assumes $15,000,000 (4,437,870 shares) of common stock are issued in this offering at a per share price of $3.38, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus.
(5)	Assumes the maximum of $28,166,666 (8,333,333 shares) of common stock are issued in this offering at a per share price of $3.38, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus.
(6)	Shares are owned by El Salto ApS, a Danish entity. The voting and disposition of the shares owned by El Salto is controlled by Mr. Andreassen. Includes 240,000 stock options, of which 60,000 stock options have an exercise price of $1.50 per share and vest in three equal annual installments on August 24, 2011, September 1, 2012 and September 1, 2013, and 180,000 stock options have an exercise price of $3.00 and vest in three equal annual installments on August 24, 2011, September 1, 2012 and September 1, 2013.
(7)	Includes 190,000 stock options, of which 47,500 stock options have an exercise price of $1.50 per share and vest in three equal annual installments on August 24, 2011, September 1, 2012 and September 1, 2013, and 142,500 stock options have an exercise price of $3.00 and vest in three equal annual installments on August 24, 2011, September 1, 2012 and September 1, 2013.

(8)	Includes 205,000 shares and 113,000 shares owned by SHD Invest ApS and LHD Invest ApS, respectively, each of which is a Danish entity. The voting and disposition of the shares owned by SHD Invest ApS and LHD Invest ApS are controlled by Mr. Degn. Also includes 200,000 stock options. 50,000 stock options have an exercise price of $1.50 and vest in three equal annual installments on August 24, 2011, September 1, 2012 and September 1, 2013. 150,000 stock options have an exercise price of $3.00 and vest in three equal annual installments on August 24, 2011, September 1, 2012 and September 1, 2013.
(9)	Includes (i) 3,428,541 shares owned by APE Invest A/S, a Danish entity controlled by Mr. Petersen, of which 900,000 shares underlie a 5-year warrant immediately exercisable at an exercise price of $1.50 per share; and (ii) 2,275,000 shares owned by four entities controlled by Mr. Petersen’s spouse of which 1,000,000 shares underlie a 5-year warrant immediately exercisable at an exercise price of $1.50 per share. Mr. Petersen disclaims beneficial ownership of the 2,275,000 shares owned by the four entities controlled by Mr. Petersen’s spouse.
(10)	Includes 20,000 stock options at an exercise price of $3.60. The options vest in three equal annual installments on December 16, 2011, September 1, 2012 and September 1, 2013.
(11)	Includes 20,000 stock options at an exercise price of $3.60. The options vest in three equal annual installments on December 16, 2011, September 1, 2012 and September 1, 2013.
(12)	Shares are owned by NSMSO Holding ApS, a Danish entity. The voting and disposition of the shares owned by NSMSO is controlled by Mr. Sonneland. Includes 20,000 stock options at an exercise price of $3.60. The options vest in three equal annual installments on December 16, 2011, September 1, 2012 and September 1, 2013.
(13)	Includes five-year warrants immediately exercisable for an aggregate of 1,900,000 shares at an exercise price of $1.50 per share.
(14)	Includes five-year warrants immediately exercisable for an aggregate of 1,900,000 shares at an exercise price of $1.50 per share. The voting and disposition of the shares owned by Laksya Ventures is controlled by Neil Persh.
(15)	Includes five-year warrants immediately exercisable for an aggregate of 1,135,000 shares at an exercise price of $1.50 per share.

We know of no arrangements, including pledges, by or among any of the forgoing persons, the operation of which could result in a change of control of us.

DESCRIPTION OF INDEBTEDNESS

Summarized below are the principal terms of the agreements that govern our indebtedness and is subject to, and is qualified in its entirety by, such agreements, which are filed as exhibits to the registration statement to which this prospectus forms a part.

Lines of Credit

LiqTech Denmark has a DKK 6,000,000 (approximately $1,200,000 at September 30, 2011) standby line of credit with Sydbank A/S. Outstanding borrowings are due on demand. Interest is calculated based on CIBOR plus a margin of 3 percentage points and is payable on each March 20, June 20, September 20 and December 20. As of September 30, 2011, the annual interest rate on this line of credit was 4.71%. This line of credit is guaranteed by LiqTech Int. DK and LiqTech Delaware. This line of credit is also secured by certain of our receivables, inventory and equipment. There was $1,180,531 and $764,571 outstanding as of September 30, 2011 and December 31, 2010, respectively. At September 30, 2011, there was $6,259 available on the line.

LiqTech Int. DK has a DKK 3,000,000 (approximately $544,356 and $534,445 at September 30, 2011 and December 31, 2010) standby line of credit with Sydbank A/S, subject to certain borrowing base limitations. Outstanding borrowing is due on demand. Interest is calculated based on CIBOR plus a margin of 2.5 percentage points and is payable on each March 20, June 20, September 20 and December 20. As of September 30, 2011, the annual interest rate on this line of credit was 4.71%. This line of credit is guaranteed by LiqTech Denmark and LiqTech Delaware. This line of credit is also secured by certain of our receivables, inventory and equipment. There was $526,156 and $268,517 outstanding as of September 30, 2011 and December 31, 2010, respectively. As of September 30, 2011, there was $18,200 available on the line.

Either line of credit may be terminated by Sydbank A/S or the borrower at any time. Any obligations outstanding under the lines of credit are also repayable, without notice, upon the occurrence of the following events of defaults:

•	Any amounts due under the line of credit are not paid on time;
•	The borrower experiences a significant change in circumstances to the detriment of the lender;
•	The borrower (or a guarantor):
º	Is subjected to individual legal proceedings by way of execution or attachment;
º	Fails to make payments;
º	Enters into negotiations for debt restructuring or becomes subject to bankruptcy proceedings;
º	Takes permanent residence abroad;
º	Ceases to exist through a merger or any similar business combination; or
º	Defaults in whole or in part on their other business transactions with the lender.

In general, lines of credit in Denmark, including the lines of credit of LiqTech Denmark and LiqTech Int. DK, are due on demand.

Note Payable Agreement with Sydbank

In September 2011, LiqTech Denmark entered into a notes payable agreement with Sydbank A/S, pursuant to which LiqTech Denmark drew down $475,000 through September 30, 2011.

Interest is payable every quarter, commencing on December 30, 2011. The interest period may be changed in certain circumstances. As of September 30, 2011, the interest rate charged per annum was 4.95%. The obligations under the notes payable agreement are guaranteed by LiqTech Int. DK and LiqTech Denmark. The notes payable agreement is secured by certain of our receivables, inventory and equipment.

The loans under the note payable agreement are payable in quarterly principal installments of $25,000 plus interest through June 30, 2016. Any obligations outstanding under the note payable agreement are also repayable, without notice, upon the occurrence of the following events of defaults:

•	Any amounts due under the line of credit are not paid on time;
•	The borrower experiences a significant change in circumstances to the detriment of the lender;
•	The borrower (or a guarantor):
º	Is subjected to individual legal proceedings by way of execution or attachment;
º	Fails to make payments;
º	Enters into negotiations for debt restructuring or becomes subject to bankruptcy proceedings;
º	Takes permanent residence abroad;
º	Ceases to exist through a merger or any similar business combination; or
º	Defaults in whole or in part on their other business transactions with the lender.

Notes Payable to Certain Related Parties

The notes payable to related parties as of September 30, 2011 represent promissory notes issued by LiqTech USA to the previous shareholders of LiqTech Denmark as part of LiqTech USA’s acquisition of the outstanding equity interests in LiqTech Denmark, LiqTech Int. DK (formerly known as Cometas) and LiqTech Delaware in accordance with the terms of the LiqTech Acquisition Agreements. The promissory notes due to the related parties will mature on June 30, 2012 but may be prepaid at the option of LiqTech USA. The promissory notes are guaranteed by us. The promissory notes are also personally guaranteed by David Nemelka and are secured by 2,700,000 shares of our common stock owned by David Nemelka. At September 30, 2011, there was outstanding $3,666,416 of notes payable to related parties. The notes payable are offset against notes receivable from stockholders of $3,718,327 as of September 30, 2011.

DESCRIPTION OF SECURITIES

General

The following is a summary description of our capital stock and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement to which this prospectus forms a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of February 6, 2012, we had 21,600,000 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

Voting

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends

Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive ratably such dividends as our Board of Directors from time to time may declare out of funds legally available therefor.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of common stock will be entitled to share ratably in the distribution of any of our remaining assets.

Other Matters

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the common stock. All of the issued and outstanding shares of common stock on the date of this prospectus are validly issued, fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Common Stock Purchase Warrants

We have outstanding warrants to purchase 6,500,000 shares of common stock. The warrants are exercisable for cash at a price of $1.50 per share of common stock and will expire on December 31, 2016. The exercise price of the warrants and the number of shares underlying the warrants are subject to adjustment for stock dividends, subdivisions of the outstanding shares of common stock and combinations of the outstanding shares of common stock. While the warrants remain outstanding, we are required to keep reserved from our authorized and unissued shares of common stock a sufficient number of share to provide for the issuance of the shares underlying the warrants.

Charter and Bylaw Provisions

Election and Removal of Directors

Our Board of Directors will be comprised of not less than one nor more than seven directors. All our directors will stand for election annually.

Directors may be removed by a majority vote of the stockholders at a meeting called expressly for such purpose. Any vacancies on the Board of Directors may be filled by an affirmative vote of a majority of the remaining directors, except that any directorship to be filled by reason of removal by stockholders may be filled by the stockholders at the meeting at which the director is removed.

Special Meetings of Stockholders

Our bylaws provide that a special meeting of stockholders may be called at any time by the president, a majority of the Board of Directors, or upon the request of holders of not less than 10% of our issued and outstanding shares entitled to vote at such meeting.

Stockholder Action by Written Consent

Any action required to be taken at a meeting of stockholders may be taken without a meeting of the stockholders if a consent, in writing, setting forth the action so taken, is signed by a majority of the stockholders entitled to vote in respect of the subject matter out to vote.

Stockholder Action and Amendments to Certificate of Incorporation

Any action required to be taken at a meeting of stockholders, including an amendment to our certificate of incorporation, may be decided by the affirmative vote of holders of a majority of the votes cast at a meeting for which quorum has been obtained. A majority in interest of all shares issued and outstanding represented by stockholders of record in person or by proxy constitutes a quorum.

Amendments to Bylaws

Our bylaws may be amended, altered or repealed by the affirmative vote of holders of a majority of shares entitled to vote in the election of directors. Our bylaws may also be amended, altered or repealed by a majority of the entire Board of Directors at any regular or special meeting.

Director and Officer Indemnification

Our charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer shall have any liability to us or our stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that we will indemnify and advance expenses to our currently acting and former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that we will indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with law.

The charter and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. However, nothing in our charter or bylaws protects or indemnifies a director or officer against any liability to which he would otherwise be subject by reason of his own negligence or willful misconduct. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Trading

The common stock is quoted on the OTC Bulletin Board and trades under the symbol “LIQT.OB”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Action Stock Transfer, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121, telephone 801-274-1088.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the Over the Counter Bulletin Board (“OTCBB”), under the symbol “LIQT.OB”. Prior to the Merger, there was not an active market and no trading volume during fiscal year 2010. The following table sets forth, as of the date of this prospectus, for the periods indicated, the high and low sales prices for the common stock as reported to OTCBB:

2012	High	Low
1st Quarter (through February 10, 2012)	$4.95	$3.40

2011	High	Low
4th Quarter	$3.90	$3.11
3rd Quarter	3.50	3.10
2nd Quarter	—	—
1st Quarter	—	—

2010	High	Low
4th Quarter	$—	$—
3rd Quarter	—	—
2nd Quarter	—	—
1st Quarter	—	—

Holders

Based upon information supplied to us by our transfer agent as of February 3, 2012, we had approximately 102 stockholders of record.

SHARES ELIGIBLE FOR FUTURE SALE

A substantial number of shares of our common stock could be sold in the public market after the lapse of the contractual and legal restrictions described below. The sale of a substantial amount of our common stock in the public market could adversely affect the prevailing market price of our common stock.

As of Febuary 6, 2012, prior to giving effect to this offering, we had an aggregate of 21,600,000 shares of our common stock outstanding and 8,560,000 shares of common stock reserved for issuance under outstanding stock options and warrants. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Reverse Acquisition,” in June and July 2011, LiqTech USA entered into the LiqTech Acquisition Agreements to acquire (i) all of the outstanding equity interests in LiqTech Denmark and (ii) all of the outstanding equity interests in Cometas and LiqTech Delaware not owned by LiqTech Denmark, directly from the holders of such equity interests. In exchange for such equity interests, LiqTech USA agreed to pay to such holders in the aggregate (i) $4,637,315 in cash, (ii) promissory notes in the principal amounts of DKK 19,500,000 (which was equal to $3,765,351 based upon the currency exchange rate of $1.00 = DKK 5.1788 as of August 22, 2011) and (iii) 9,308.333 shares of LiqTech USA’s common stock. Also, prior to completion of the Merger, LiqTech USA completed a private placement offering of 63 units at $100,000 per unit, each such unit consisting of 40 shares of LiqTech USA’s common stock and 20 warrants to purchase LiqTech USA common stock, and received $4,800,000 in cash and a promissory note for $1,500,000 payable on September 7, 2011. Thereafter, in August 2011, LiqTech USA closed the transactions contemplated by the LiqTech Acquisition Agreements.

In connection with this offering, we have agreed to sell for $100 to the placement agent, warrants to purchase a number of shares of common stock equal to 5% of the number of shares of common stock sold by the placement agent in this offering (a maximum of 416,667 warrant shares). See “Placement Agent’s Compensation Warrants” below.

The shares of our common stock issued in the Merger and the related transactions, as well as other outstanding shares of our common stock, our warrants, and the shares of our common stock issuable upon exercise of our warrants are, and will be, “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, as summarized below.

Lock-Up Agreements

Our executive officers, directors and certain stockholders have agreed to a 180-day lock-up with respect to 14,239,708 shares of our outstanding common stock. In addition, the lock-up will apply with respect to all shares of our common stock acquired by such persons during this 180-day period upon exercise of presently outstanding options and warrants to acquire our capital stock. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. After the 180-day lock-up period, these shares may be sold only in accordance with an available exemption from registration, such as Rule 144. See “Plan of Distribution — Lock-Up Agreements” for more information.

Rule 144

Prior to the Merger, Blue Moose may be deemed to have been a “shell company,” as defined in Rule 12b-2 under the Exchange Act, with nominal operations and assets, which we have assumed to be the case for purposes of this prospectus, for purposes of filing our Current Report on Form 8-K filed with the SEC in connection with the consummation of the Merger, and for purposes of Rule 144. As a result of the consummation of the reverse recapitalization, we are no longer a shell company. Accordingly, on August 25, 2011, we filed a Current Report on Form 8-K that includes “Form 10 information,” in connection with the Merger.

Rule 144(i) permits restricted securities of an issuer that was previously, but has ceased to be, a shell company to first be sold pursuant to Rule 144 only after one year has elapsed from the date that the issuer filed “Form 10 information” with the SEC reflecting its status as an entity that no longer is a shell company, and only so long as the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports required to be filed by section 13 or 15(d) of the Exchange Act, other than Form 8-K reports, during the preceding 12 months.

Accordingly, pursuant to Rule 144(i) as currently in effect, and based upon the foregoing assumptions, no shares of our common stock, including shares of our common stock issued or issuable upon exercise of outstanding warrants, may be sold pursuant to Rule 144 until August 25, 2012, the date that is one year after we filed our Form 8-K including “Form 10 information” with the SEC. Until such time, we will not accommodate or otherwise consider, any purported sales of shares or our capital stock, or requests for removal of restrictive legends, pursuant to Rule 144 (including any such purported sales or legend removal requests by any of the persons who were holders of our common stock prior to the Merger).

On or after August 25, 2012, a non-affiliated person who has held restricted shares of our common stock for at least six months would be entitled to sell its securities provided that we then satisfy the current public information requirement discussed above. The applicable holding period for shares of our common stock issued upon exercise of warrants (which are only exercisable for cash) will be a period of six months from the date of exercise.

Persons who are our affiliates at the time of, or at any time during the 90 days preceding, a sale would be subject to additional restrictions by which such person would be entitled to sell within any three-month period only a number of restricted or unrestricted securities that does not exceed the greater of (1) one percent of the number of shares of our common stock then outstanding and (2), if our common stock is then listed on a national securities exchange, the average weekly trading volume of our common stock on such exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of shares of our common stock.

Sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144.

Placement Agent’s Compensation Warrants

We have also agreed to sell to the placement agent for $100 warrants to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock sold by the placement agent in this offering. The warrants will have an exercise price equal to 125% of the offering price of the shares sold in this offering and may be exercised on a cashless basis. The warrants are exercisable for a period of five years commencing after the effective date of the registration statement related to this offering. The warrants are not redeemable by us.

RELATED PARTY TRANSACTIONS

Transactions with related persons.

In the year ended December 31, 2009, we had a note payable in the principal amount of DKK 1,586,200, accruing interest at a rate of 6% per annum, to an entity that was a significant stockholder of LiqTech Denmark and that was controlled by a person related to one of our officers. This note payable was fully paid and satisfied on July 15, 2010. Pan Management ApS owned at that time 19.23% of the shares in LiqTech Denmark. The owner of Pan Management ApS was Poul Andreassen, who was the father of Lasse Andreassen, our chief executive officer. Interest paid in 2009 was DKK 76,336 and interest paid in 2010 was DKK 6,164.

In the year ended December 31, 2010, LiqTech Delaware had a note receivable of $80,000 from Don Debelak, an officer of the Company, bearing interest at 4%. The note was secured by the officer’s stock in our Company and was due on demand. The note was paid in full as of September 30, 2011. Interest income of $2,087 and $2,400 was recorded and received for the nine months ended September 30, 2011 and 2010, respectively.

As of September 30, 2011, we had a $3,765,351 note receivable, net of a discount of $98,936, from David Nemelka, a significant stockholder and a relative of one of our directors, resulting from the purchase of common stock and classified as equity in the accompanying financial statements. The note was discounted $120,600 as the note does not accrue interest and is payable on June 30, 2012. During the nine months ended September 30, 2011 we recorded interest income of $21,664 as a result of amortization of the discount.

We recorded a $1,500,000 note receivable from the sale of common shares with $52,912 remaining outstanding as of September 30, 2011. The $52,912 was collected in October 2011.

As of September 30, 2011, we had a $3,765,351 note payable, net of a discount of $98,936, to current and former stockholders of LiqTech Denmark in connection with LiqTech Denmark’s reverse acquisition of LiqTech USA, concurrently with the Merger. The note was discounted $120,600 as the note does not accrue interest and is payable on June 30, 2012. During the nine months ended September 30, 2011, our record interest expense was $21,664 as a result of amortization of the discount. El Salto ApS, controlled by Lasse Andreassen, had a receivable of DKK 13,000,000. APE Invest ApS, controlled by Aldo Petersen, had a receivable of DKK 1,900,000 and LaksyaVentures, Inc., controlled by Neil Persh, had a receivable of DKK 1,900,000.

Policies and Procedures for Related Party Transactions

Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees will be required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

PLAN OF DISTRIBUTION

Distribution

The shares will be offered and sold on a best efforts basis through Sunrise Securities (the “Placement Agent”), a broker-dealer who is a member of the Financial Industry Regulatory Authority (“FINRA”) and through other participating broker-dealers who are members of FINRA.

The maximum number of shares offered is 8,333,333. The broker-dealers are not obligated to obtain any subscriptions, and there is no assurance that any shares will be sold.

Subscriptions will be effective only on acceptance by the Company, and the right is reserved to reject any subscription in whole or in part. Subscribers must be provided a copy of this prospectus. The Company and/or the Placement Agent will send each investor a written confirmation of the acceptance of the investor’s subscription for shares. The offering may be terminated at any time by the Company.

Certain of our affiliates may purchase shares of our common stock in this offering on the same terms as they are offered and sold to the public.

Compensation

The Placement Agent’s commissions shall be equal to 7% of the public offering price. After commissions, we shall receive the following for the shares sold in this offering.

	Per Share	Total
Public offering price
Commissions
Proceeds, before expenses, to us

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent commissions, will be approximately $336,582, all of which are payable by us.

In addition to the commissions discussed above, the Placement Agent will purchase a warrant to purchase common stock as discussed below.

Placement Agent Warrants

We have also agreed to sell to the Placement Agent for $100 warrants to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock sold by the Placement Agent in this offering. The warrants will have an exercise price equal to 125% of the offering price of the shares sold in this offering and may be exercised on a cashless basis. The warrants are exercisable for a period of five years commencing after the effective date of the registration statement related to this offering. The warrants will be subject to a lock-up restriction for 180 days pursuant to FINRA Rule 5110(g). The warrants are not redeemable by us.

Lock-Up Agreements

We and our officers, directors, and certain existing stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Sunrise Securities Corp. The lock-up period applicable to our officers, directors and certain existing stockholders subject to the lock-up is 180 days after the effective date of the registration statement of which this prospectus is a part. Notwithstanding the foregoing, and subject to the conditions below, the parties may transfer the shares in the transactions described in clauses (i) through (vii) below without the prior written consent of Sunrise, provided that (1) the Company receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise during the lock-up period and (4) the transferring party does not otherwise voluntarily effect any public filing or report regarding such transfers during the lock-up period:

(i)	as a bona fide gift or gifts; or
(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the transferring party; or
(iii)	as a distribution to members, partners or stockholders of the transferring party;
(iv)	to the transferring party’s affiliates or to any investment fund or other entity controlled or managed by the transferring party, provided that such affiliate, investment fund or other entity controlled or managed by the transferring party shall not be formed for the sole purpose of transferring, for value or otherwise, the shares; or
(v)	to any beneficiary of the transferring party pursuant to a will or other testamentary document or applicable laws of descent; or
(vi)	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the transferring party or immediate family of the transferring party; or
(vii)	if the holder is a corporation, partnership or other business entity (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the holder or (B) any distribution or dividend to equity holders of the holder as part of a distribution or dividend by the holder (including upon the liquidation and dissolution of the holder pursuant to a plan of liquidation approved by the holder’s equity holders), or if the undersigned is a trust, to a grantor or beneficiary of the trust; or
(viii)	in the event of a default under a pledge which exists as of the date hereof as security for a margin or loan account pursuant to the terms of such account; or
(ix)	pursuant to any 10b5-1 trading plans in effect as of the date of this offering.

For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Furthermore, notwithstanding the foregoing, during the lock-up period, the transferring party may sell shares of common stock of the Company purchased by the undersigned on the open market following the consummation of the offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the transferring party does not otherwise voluntarily effect any public filing or report regarding such sales.

Pricing of this Offering

The public offering price of the shares of common stock and the terms of the warrants were negotiated between us and Sunrise Securities Corp. Factors considered in determining the prices and terms of the shares include:

•	the history and prospects of companies in our industry;
•	prior offerings of those companies;
•	our prospects for developing and commercializing our products; our capital structure;
•	an assessment of our management and their experience; general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

In connection with this offering, the Placement Agent may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe® PDF format will be used in connection with this offering.

Indemnification

We have agreed to indemnify the Placement Agent against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the Placement Agent Agreement, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Foreign Sales

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	by the placement agent to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or the placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any security in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each placement agent has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of our securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and
(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant

Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that any placement agent may, with effect from and including the Relative Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 euros; and (3) an annual net turnover of more than 50,000,000 euros, as shown in the last annual or consolidated accounts; or
•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares of common stock are “securities.”

LEGAL MATTERS

Validity of the securities offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. The placement agent is represented by Richardson & Patel, LLP, New York, New York, in connection with certain legal matters related to this offering.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Blue Moose historically retained Pritchett, Siler & Hardy, P.C. (“PSH”) as its principal accountant. In connection with the closing of the Merger, we terminated PSH and retained Gregory & Associates, LLC as our principal accountant. Our Board of Directors approved the change.

PSH’s reports on the financial statements for the years ended December 31, 2010 and 2009 included in the Form 10-K for the year ended December 31, 2010 as filed with the SEC did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that their reports included disclosure of uncertainty regarding Blue Moose’s ability to continue as a going concern.

From inception through August 24, 2011, Blue Moose had no disagreements with PSH on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Blue Moose had not consulted with Gregory & Associates, LLC on any matter prior to the Merger.

We have authorized PSH to respond fully to the inquiries of Gregory & Associates, LLC concerning any matters discussed above. We have provided PSH with a copy of the above statements. We have requested that PSH furnish us with a letter addressed to the SEC stating whether PSH agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of such letter from PSH is filed as an exhibit to the registration statement of which this prospectus forms a part.

EXPERTS

The audited financial statements of LiqTech A/S as of December 31, 2010 and December 31, 2009 and for the years ended December 31, 2010 and December 31, 2009 included in this prospectus have been audited by Gregory & Associates, LLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The audited financial statements of Blue Moose Media, Inc. as of December 31, 2010 and December 31, 2009 and for the years ended December 31, 2010 and December 31, 2009 included in this prospectus have been audited by Pritchett, Siler & Hardy, P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

LIQTECH INTERNATIONAL, INC.

Index to Financial Statement

Financial Statements of LiqTech International, Inc.
Unaudited Condensed Consolidated Balance Sheet for LiqTech International, Inc. as of September 30, 2011	F-2
Unaudited Condensed Consolidated Statement of Operations and Comprehensive Income for LiqTech International, Inc. for the Three and Nine Months Ended September 30, 2011 and 2010	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for LiqTech International, Inc. for the Nine Months Ended September 30, 2011 and 2010	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5
Financial Statements of LiqTech A/S
Report of Independent Registered Public Accounting Firm	F-16
Consolidated Balance Sheets for LiqTech A/S as of December 31, 2010 and 2009	F-17
Consolidated Statements of Operations and Comprehensive Income for LiqTech A/S for the Years Ended December 31, 2010 and 2009	F-19
Consolidated Statements of Stockholders’ Equity for LiqTech A/S for the Years Ended December 31, 2010 and 2009	F-20
Consolidated Statements of Cash Flows for LiqTech A/S for the Years Ended December 31, 2010 and 2009	F-21
Notes to Consolidated Financial Statements	F-23
Financial Statements of Blue Moose Media, Inc.
Report of Independent Registered Public Accounting Firm	F-34
Balance Sheets for Blue Moose Media, Inc. as of December 31, 2010 and 2009	F-35
Statements of Operations for Blue Moose Media, Inc. for the Years Ended December 31, 2010 and 2009	F-36
Statements of Stockholders’ Equity (Deficit) for Blue Moose Media, Inc. for the Years Ended December 31, 2010 and 2009	F-37
Statements of Cash Flows for Blue Moose Media, Inc. for the Years Ended December 31, 2010 and 2009	F-38
Notes to Consolidated Financial Statements	F-39

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of September 30, 2011	As of December 31, 2010
	(UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash	$1,587,344	$559,259
Accounts Receivable, net	5,668,120	3,029,075
Other Receivables	957,280	517,296
Inventories	2,447,198	1,885,681
Prepaid Expenses	235,435	110,552
Current Deferred Tax Asset	—	7,000
Total Current Assets	10,895,378	6,108,863
PROPERTY AND EQUIPMENT, net accumulated depreciation	6,321,836	6,423,027
OTHER ASSETS:
Other Intangible Assets	46,455	81,554
Other Investments	6,759	—
Deposits	44,093	43,537
Total Other Assets	97,307	125,091
Total Assets	$17,314,521	$12,656,981
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of Credit	$1,706,687	$1,033,088
Current portion of notes payable	449,505	100,000
Current portion of notes payable – related party, net of discount of $98,936 and $0	3,666,415	—
Current Portion of capital lease obligation	209,675	156,204
Accounts Payable – Trade	2,926,152	1,065,567
Accrued Expenses	757,485	718,712
Accrued Income Taxes Payable	164,966	—
Other Accrued Liabilities	7,387	7,155
Total Current Liabilities	9,888,272	3,080,726
Notes Payable and Long-Term Debt	—	400,000
Long-Term Capital Lease Obligations	1,036,595	925,749
Deferred Tax Liability	394,698	480,040
Total Long-Term Liabilities	1,431,293	1,805,789
Total Liabilities	11,319,565	4,886,515
STOCKHOLDERS’ EQUITY:
Common Stock; par value $0.001, 100,000,000 and 10,000,000 shares authorized, 21,600,000 and 9,308,333 shares issued and outstanding at September 30, 2011, and December 31, 2010	21,600	9,309
Additional Paid-in Capital	5,212,297	2,532,776
Treasury Stock, at cost, 0 and 46,070 shares held at September 30, 2011 and December 31, 2010	—	(25,019)
Retained Earnings	4,765,229	4,367,372
Other Comprehensive Income, net	(310,520)	(256,123)
Note Receivable from a Shareholder, net of discount of $98,936 and $0, respectively	(3,719,327)	(80,000)
Uncontrolled Interest in Subsidiaries	25,677	1,222,151
Total Stockholders' Equity	5,994,956	7,770,466
Total Liabilities and Stockholders' Equity	$17,314,521	$12,656,981

The accompanying notes are an integral part of these unaudited financial statements

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2011	2010	2011	2010
NET SALES	$6,829,535	$4,208,137	$13,552,746	$12,461,177
COST OF GOODS SOLD	5,369,166	3,226,287	10,237,494	9,394,423
GROSS PROFIT	1,460,369	981,850	3,315,252	3,066,754
OPERATING EXPENSES:
Selling Expense	402,648	343,053	1,037,853	1,003,844
General and Administrative Expenses	263,243	214,614	1,139,078	1,219,112
Research and Development	126,680	52,974	374,505	362,339
Total Operating Expense	792,571	610,641	2,551,436	2,585,295
INCOME FROM OPERATIONS	667,798	371,209	763,816	481,459
OTHER INCOME (EXPENSE)
Interest and Other Income	31,417	12,764	50,189	93,905
Interest (Expense)	(59,923)	(27,916)	(139,166)	(92,936)
Gain (Loss) on unconsolidated investments	—	50	—	(7,055)
Gain (Loss) on Currency Transactions	8,658	(14,493)	(25,832)	60,203
Total Other Income (Expense)	(19,848)	(29,595)	(114,809)	54,117
INCOME BEFORE INCOME TAXES	647,950	341,614	649,007	535,576
INCOME TAX EXPENSE	91,347	206,303	188,557	358,795
NET INCOME	556,603	135,311	460,450	176,781
NET INCOME ATTRIBUTABLE TO UNCONTROLLED INTEREST IN SUBSIDIARIES	72,397	54,199	82,207	(86,100)
NET INCOME ATTRIBUTABLE TO LIQTECH INTERNATIONAL, INC.	$484,206	$81,112	$378,243	$262,881
NET INCOME	556,603	135,311	460,450	176,781
CURRENCY TRANSLATION, NET	(456,337)	566,456	(65,918)	(307,400)
OTHER COMPREHENSIVE INCOME (LOSS)	$27,869	$701,767	$312,325	$(130,619)
COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	(7,499)	(202,287)	11,521	70,036
OTHER COMPREHENSIVE INCOME ATTRIBUTABLE TO LIQTECH INTERNATIONAL, INC.	20,370	499,480	323,846	(60,583)
BASIC EARNINGS PER SHARE	$0.03	$0.01	$0.03	$0.03
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	14,251,721	9,308,333	10,974,237	9,308,333
DILUTED EARNINGS PER SHARE	$0.03	$0.01	$0.03	$0.03
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ASSUMING DILUTION	15,761,847	9,308,333	11,477,612	9,308,333

The accompanying notes are an integral part of these unaudited financial statements

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in Cash and Cash Equivalents

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$378,243	$262,881
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	1,059,535	942,449
Compensation from stock options	20,661	8,803
Bad debt expense	84,268	8,628
Change in deferred tax asset / liability	(78,342)	1,555
Uncontrolled interest in subsidiary	93,728	(78,106)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(2,922,908)	1,476,511
(Increase) decrease in inventory	(561,517)	(326,715)
(Increase) decrease in prepaid expenses/Deposits	(125,439)	88,730
Increase (decrease) in accounts payable	1,860,585	(93,038)
Increase (decrease) in accrued expenses	203,971	(385,594)
Total Adjustments	(365,458)	1,643,223
Net Cash Provided by Operating Activities	12,785	1,906,104
Cash Flows from Investing Activities:
Purchase of property and equipment	(946,242)	(1,045,769)
Purchase of Long-term investments	(6,759)	(91,031)
Net Cash Used by Investing Activities	(953,001)	(1,136,800)
Cash Flows from Financing Activities:
Proceeds (Payments) on Notes Payable	—	500,000
Net Proceed (Payments) on Lines of Credit	564,768	(666,293)
(Payments) on Notes Payable – Related Party	—	(305,620)
(Payments) on Capital Lease Obligation	(98,244)	(177,267)
Proceeds from issuance of common stock and warrants	4,607,087	—
Repurchase of common stock	(4,577,999)	—
Payments on Related Party Notes Receivable	1,527,088	—
Net Cash provided (Used) by Financing Activities	2,022,700	(649,180)
(Gain) loss on Currency translation	(54,398)	(314,809)
Net Increase (Decrease) in Cash and Cash Equivalents	1,028,086	(194,685)
Cash and Cash Equivalents at Beginning of Period	559,259	568,696
Cash and Cash Equivalents at End of Period	$1,587,345	$374,011

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

For the Nine Months Ended September 30, 2011

The Company recorded a $280,039 capital contribution for the receipt of 400 shares of its subsidiary LiqTech International AS (former CoMeTas AS) with a non-controlling interests value of $325,208.

The Company entered into a capital lease to purchase $262,561 in equipment.

The Company reclassified $285,558 in leasehold improvements to other receivables for property destroyed in a fire, in which the Company has filed and expects to receive insurance reimbursement.

For the Nine Months Ended September 30, 2010

None

The accompanying notes are an integral part of these unaudited financial statements

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVERSE ACQUISITION

On August 24, 2011, pursuant to an Agreement and Plan of Merger, dated as of August 23, 2011, by and among, LiqTech International, Inc. (“Parent”) (formerly Blue Moose Media, Inc.), Blue Moose Delaware Merger Sub, Inc., (“BMD Sub”), a wholly owned subsidiary of Parent and LiqTech USA (the “Merger Agreement”), BMD Sub was merged with and into LiqTech USA (the “Merger”) and as a result of the Merger, LiqTech USA became a wholly owned subsidiary of Parent. Prior to the Merger there were 4,155,250 shares of the common stock, par value $.001 per share of Parent outstanding, pursuant to the Merger each of the 17,444.75 outstanding shares of the common stock of LiqTech USA, was exchanged for 1,000 shares of Parent’s common stock, for a total of 17,444,750 shares resulting in 21,600,000 shares of Parent common stock being outstanding immediately following the Merger and warrants to acquire up to 6,500 shares of LiqTech USA’s common stock at an exercise price of $1,500 per share, were by their terms, converted into warrants to acquire up to 6,500,000 shares of Parent common stock at an exercise price of $1.50 per share.

Business and Basis of Presentation — The consolidated financial statements include the accounts of LiqTech International, Inc., “Company”, “us”, “we” and “our” as used in this report refer to LiqTech International, Inc. and its subsidiaries (set forth below), which engages in the development, design, production, marketing and sale of diesel particulate air and liquid filters and kiln furniture in United States of America, Canada, Europe, Asia and Brazil.

LiqTech International, Inc., a Nevada corporation organized in July 2004, formerly Blue Moose Media, Inc.

LiqTech USA, Inc. (“LiqTech USA”), a Delaware corporation and a wholly-owned subsidiary of Parent formed in May 2011.

LiqTech A/S (“LiqTech AS”), a Danish Corporation, incorporated on March 15, 1999, a wholly-owned subsidiary of LiqTech USA, engages in the development, design, production, marketing and sale of ceramic diesel particulate and liquid filters and kiln furniture in Europe, Asia and Brazil.

LiqTech International A/S, a Danish Corporation, incorporated on January 15, 2000, formerly known as CoMeTas A/S (“LiqTech Int. DK”), a directly and indirectly wholly owned subsidiary of LiqTech USA, engages in development, design, application, marketing and sale of membranes on ceramic diesel particulate and liquid filters and catalytic converters in Europe, Asia and Brazil. LiqTech Int. DK was a 75% owned subsidiary from August 24, 2011 to March 2011 and a 60% owned subsidiary prior to March 2011.

LiqTech NA, Inc. (“LiqTech NA”) a directly and indirectly wholly owned subsidiary of LiqTech USA, incorporated in Delaware on July 1, 2005, engages in the production, marketing and sale of ceramic diesel particulate and liquid filters and kiln furniture in United States of America and Canada. Prior to August 2011, LiqTech held a 90% interest in LiqTech NA.

LiqTech Asia (“LiqTech Asia”) a 60% owned subsidiary of LiqTech AS, incorporated in Korea on July 20, 2006, is currently a dormant subsidiary.

The accompanying financial statements are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2011 and 2010 and for the periods then ended have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2010 audited financial statements. The results of operations for the periods ended September 30, 2011 and 2010 are not necessarily indicative of the operating results for the full year.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Consolidation — The consolidated financial statements include the accounts and operations of the Company. The non-controlling interests in the net assets of the subsidiaries are recorded in equity. The non-controlling interests of the results of operations of the subsidiaries are included in the results of operations and recorded as the non-controlling interest in subsidiaries. All material inter-company transactions and accounts have been eliminated in the consolidation.

Functional Currency / Foreign currency translation — The Group functional currency is the Danish Krone (“DKK”) and its reporting currency is U.S. dollars for the purpose of these financial statements. The Company’s consolidated balance sheet accounts are translated into U.S. dollars at the period-end exchange rates (5.51DKK and 5.61DKK to $1 at September 30, 2011 and at December 31, 2010, respectively) and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the 2011 and 2010 (5.31DKK and 5.67DKK to $1) in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company had no balances held in financial institution in the United States in excess of federally insured amounts at September 30, 2011 and December 31, 2010.

Accounts Receivable — Accounts receivable consist of trade receivables arising in the normal course of business. The Company establishes an allowance for doubtful accounts which reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

The roll forward of the allowance for doubtful accounts for the nine months ended September 30, 2011 and twelve months ended December 31, 2010 is as follows:

	2011	2010
Allowance for doubtful accounts at the beginning of the period	$452,266	$221,400
Bad debt expense	—	428,960
Amount of receivables written off	(452,266)	198,094
Allowance for doubtful accounts at the end of the period	$—	$452,266

Inventory — Inventory is carried at the lower of cost or market, as determined on the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes on a straight-line basis over the estimated useful lives of the assets which range from three to twenty years (See Note 4).

Long-Term Investments — Investments in non-public companies are included in long-term investments in the consolidated balance sheet and are accounted for under the cost method and equity method. For these non-quoted investments, we regularly review the assumptions underlying the operating performance and cash flow forecasts based on information requested from these privately held companies. Generally, this information may be more limited, may not be as timely as and may be less accurate than information available from publicly traded companies. Assessing each investment's carrying value requires significant judgment by management. If it is determined that there is an-other-than-temporary decline in the fair value of a non-public

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

equity security, we write-down the investment to its fair value and record the related write-down as an investment loss in the consolidated statement of operations.

Intangible Assets — Definite life intangible assets include patents. The Company accounts for definite life intangible assets in accordance with Financial Accounting Standards Board, (“FASB”) Accounting Standards Codification, (“ASC”) Topic 350, “Goodwill and Other Intangible Assets” and amortized the patents on a straight line basis over the estimated useful life of two to ten years.

Revenue Recognition and Sales Incentives — The Company's accounts for revenue recognition in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), FASB ASC 605 Revenue Recognition. The Company recognizes revenue when rights and risk of ownership have passed to the customer, when there is persuasive evidence of an arrangement, product has been shipped or delivered to the customer, the price and terms are finalized, and collections of resulting receivable is reasonably assured. Products are primarily shipped FOB shipping point at which time title passes to the customer. In some instances the Company uses common carriers for the delivery of products. In these arrangements, sales are recognized upon delivery to the customer. The Company's revenue arrangements with its customers often include early payment discounts and such sales incentives are recorded against sales.

Advertising Cost — Cost incurred in connection with advertising of the Company’s products are expensed as incurred. Such costs amounted to $28,131 and $19,736, for the nine months ended September 30, 2011 and 2010, respectively.

Research and Development Cost — The Company expenses research and development costs for the development of new products as incurred. Included in operating expense for the nine months ended September 30, 2011 and 2010 are $374,505, and $362,339, respectively, of research and development costs.

Income Taxes — The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes. This statement requires an asset and liability approach for accounting for income taxes.

Earnings Per Share — The Company calculates earnings per share in accordance with FASB ASC 260 Earnings Per Share. Basic earnings per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. Potential common shares included in the diluted earnings per share calculation include in-the-money stock options that have been granted but have not been exercised.

Stock Options — The Companies have granted stock options to certain key employees. See Note 12. During the years presented in the accompanying consolidated financial statements, the Company has granted options. The Company accounts for options in accordance with the provisions of FASB ASC Topic 718, Compensation – Stock Compensation. Non-cash compensation costs of $20,661 and $8,803 have been recognized for the vesting of options granted to employees with an associated recognized tax benefit of $0 for the nine months ended September 30, 2011 and 2010, respectively.

Fair Value of Financial Instruments — The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, investments, accounts payable, accrued expenses, capital lease obligations and notes payable approximates their recorded values due to their short-term maturities.

Accounting Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Recently Enacted Accounting Standards — In May 2011, the Financial Accounting Standards Board (FASB) issued amended standards to achieve a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards. For assets and liabilities categorized as Level 3 and recognized at fair value, these amended standards require disclosure of quantitative information about unobservable inputs, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. In addition, these amended standards require that we disclose the level in the fair value hierarchy for financial instruments disclosed at fair value but not recorded at fair value. These new standards are effective for us beginning in the first quarter of 2012; early adoption of these standards is prohibited. We do not expect these new standards to significantly impact our consolidated condensed financial statements.

In June 2011, the FASB issued amended standards to increase the prominence of items reported in other comprehensive income. These amendments eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and require that all changes in stockholders’ equity — except investments by, and distributions to, owners — be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, these amendments require that we present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. These new standards are effective for us beginning in the first quarter of 2012 and are to be applied retrospectively.

These amended standards will impact the presentation of other comprehensive income but will not impact our financial position or results of operations.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Restatement — The common shares outstanding, common stock and additional paid in capital have been restated in the December 31, 2010 financial statements to reflect the 9,308,333 shares par value of $0.001 per share issued for the 1,560 shares par value of DKK 1,000 per share of LiqTech AS in connection with the Merger.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — RELATED PARTY TRANSACTIONS

Notes receivable from related parties — At September 30, 2010, LiqTech NA had a note receivable of $80,000 from an officer bearing interest at 4%. The note was secured by the officer’s stock in the Company and was due on demand. The note was paid in full as of September 30, 2011. Interest income of $2,087 and $2,400 was recorded and received for the nine months ended September 30, 2011 and 2010, respectively.

The Company has a $3,765,351 note receivable, net of a discount of $98,936 as of September 30, 2011, from a shareholder resulting from the purchase of common shares and classified as equity in the accompanying financial statements. The note was discounted $120,600 as the note does not accrue interest and is payable on June 30, 2012. During the three and nine months ended September 30, 2011 the Company recorded interest income of $21,664 as a result of amortization of the discount.

The Company recorded a $1,500,000 note receivable from the sale of common shares with $52,912 remaining outstanding as of September 30, 2011. The $52,912 was collected in October 2011.

Notes payable related party — The Company has a $3,765,351 note payable, net of a discount of $98,936 as of September 30, 2011, to current and former shareholders of LiqTech AS in connection with the LiqTech AS’s reverse acquisition of LiqTech USA, concurrently with the Merger. The note was discounted $120,600 as the note does not accrue interest and is payable on June 30, 2012. During the three and nine months ended September 30, 2011 the Company record interest expense of $21,664 as a result of amortization of the discount.

During, 2010, the Company paid $1,586,200 the remaining balance of a note payable plus interest accruing at 6% to an entity controlled by the majority shareholder.

NOTE 3 — INVENTORY

Inventory consists of the following at September 30, 2011 and December 31, 2010:

	2011	2010
Furnace parts and supplies	$157,152	$250,526
Raw materials	796,327	397,634
Work in process	1,013,563	529,253
Finished goods	493,156	721,268
Reserve for obsolescence	(13,000)	(13,000)
Net Inventory	$2,447,198	$1,885,681

The Company’s inventory is held as collateral on the Company’s line of credits.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following at September 30, 2011 and December 31, 2010:

	Useful Life	2011	2010
Production equipment	3 – 10	$9,827,282	$9,177,522
Lab equipment	3 – 10	359,045	354,435
Computer equipment	3 – 10	160,562	171,232
Vehicles	3	11,014	10,814
Building	20	218,790	214,807
Leasehold improvements	10	610,135	573,650
		11,186,828	10,502,460
Less Accumulated Depreciation		(4,864,992)	(4,079,433)
Net Property and Equipment		$6,321,836	$6,423,027

Depreciation expense amounted to $1,020,027 and $892,547, for the nine months ended September 30, 2011 and 2010, respectively. The Company’s property and equipment is held as collateral on the lines of credit.

NOTE 5 — DEFINITE-LIFE INTANGIBLE ASSETS

At September 30, 2011 and December 31, 2010, definite-life intangible assets, net of accumulated amortization, consist of patents on the Company’s products of $46,455 and $81,554, respectively. The patents are recorded at cost and amortized over two to ten years. Amortization expense for the nine months ended September 30, 2011 and 2010 is $33,267 and $31,075, respectively. Expected future amortization expense for the years ended are as follows:

Year ending December 31,
2011	$9,553
2012	6,964
2013	6,964
2014	6,964
2015	6,964
Thereafter	9,036
$46,455

NOTE 6 — LINES OF CREDIT

LiqTech AS has a DKK 6,000,000 (Approximately $1,200,000 at September 30, 2011) standby line of credit with a bank, subject to certain borrowing base limitations. Outstanding borrowings are due on demand. There was $1,180,531 and $764,571 outstanding as of September 30, 2011 and December 31, 2010, respectively. Interest is charged monthly at 4.71% at September 30, 2011, the line is secured by certain of the Company’s receivables, inventory and equipment. At September 30, 2011, there was $6,259 available on the line.

LiqTech Int. DK has a DKK 3,000,000 ($544,356 and $534,445 at September 30, 2011 and December 31, 2010, respectively) standby line of credit with a bank, subject to certain borrowing base limitations. Outstanding borrowing is due on demand. There was $526,156 and $268,517 outstanding as of September 30, 2011 and December 31, 2010, respectively. Interest is charged monthly at 4.71% at September 30, 2011, the line is secured by certain of the Company’s receivables, inventory and equipment. As of September 30, 2011, there was $18,200 available on the line.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7 — NOTES PAYABLE

$475,000 Note Payable — In September 2011 LiqTech AS entered into a notes payable agreement with a financial institution, wherein LiqTech AS drew down $475,000 through September 30, 2011. Interest is charged monthly at 4.95% at September 30, 2011. The line is secured by certain of the Company’s receivables, inventory and equipment. The line is payable in quarterly principal installments of $25,000 plus interest through June 30, 2016.

Maturities of notes payable as stipulated in the agreements, at September 30, 2011 are as follows:

Year ending December 31,
2011	$—
2012	99,505
2013	100,000
2014	100,000
2015	100,000
2016	50,000
$449,505

NOTE 8 — LEASES

Operating Leases — The Company leases office and production facilities under operating lease agreements expiring in August 31, 2013, December 2011, March 2014, and July 2016. Some of these lease agreements have a right to extend.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of September 30, 2011 are as follows:

Year ending December 31	Lease Payments
2011	$122,044
2012	393,257
2013	321,252
2014	277,277
2015	276,732
Thereafter	184,488
Total Minimum Lease Payments	$1,575,050

Lease expense charged to operations was $429,877 and $382,651, for the nine months ended September 30, 2011, and 2010.

Capital Lease — The Company leases equipment on various capital leases calling for monthly payments of $3,146, $3,208, $12,424, $4,628 and $701 expiring through March 2017. At September 30, 2011 and at December 2010, the Company had recorded equipment on capital lease at $1,612,508 and $1,433,440, respectively, with related accumulated depreciation of $429,791 and $317,247, respectively.

During the year ended September 30, 2011 and 2010, depreciation expense for equipment on capital lease amounted to $136,168, and $127,368, respectively, and has been included in depreciation expense. During the year ended September 30, 2011 and 2010, interest expense on capital lease obligation amounted to $59,217, and $62,947, respectively. In August 2011, the Company purchased an additional furnace to increase their production capacity for $262,000 financed under a capital lease plus installation cost of $150,000.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 — LEASES (continued)

Future minimum capital lease payments are as follows for the periods ended December 31:

As of September 30, 2011
2011	$72,323
2012	320,552
2013	280,876
2014	266,331
2015	204,623
Thereafter	344,996
Total minimum lease payments	1,489,701
Less amount representing interest	(243,431)
Present value of minimum lease payments	1,246,270
Less Current Portion	(209,675)
$1,036,595

NOTE 9 — AGREEMENTS AND COMMITMENTS

401(K) Profit Sharing Plan — LiqTech NA has a 401(k) profit sharing plan and trust covering certain eligible employees. The amount LiqTech NA contributes is discretionary. For the nine months ending September 2011 and 2010, matching contributions were expensed and totaled $14,714 and $10,360, respectively.

NOTE 10 — ACQUISITIONS

On August 24, 2011, pursuant to the Merger Agreement, BMD Sub was merged with and into LiqTech USA, and as a result of the Merger, LiqTech USA became a wholly owned subsidiary of Parent. Prior to the Merger there were 4,155,250 shares of the common stock, par value $.001 per share of Parent outstanding, pursuant to the Merger each of the 17,444.75 outstanding shares of the common stock of LiqTech USA was exchanged for 1,000 shares of Parent common stock, for a total of 17,444,750 shares resulting in 21,600,000 shares of Parent common stock being outstanding immediately following the Merger and warrants to acquire up to 6,500 shares of LiqTech USA’s common stock at an exercise price of $1,500 per share, were by their terms, converted into warrants to acquire up to 6,500,000 shares of Parent common stock at an exercise price of $1.50 per share.

In connection with the Merger, shareholders of Parent contributed and cancelled 89,960,000 common shares of the Parent thereby reducing the common share outstanding to 4,155,250. Prior to the Merger, LiqTech USA completed a private placement offering of 63 Units at $100,000 per Unit (the “Offering”,) each such Unit consisting of 40 shares of LiqTech USA common stock (2,520,000 common shares of Parent after giving effect to the 1,000 for 1 share conversion into Parent upon the closing of the Merger) and a LiqTech USA Warrant for 20 shares of LiqTech USA common stock (1,260,000 warrants to purchase common shares of Parent after giving effect to the 1,000 for 1 share conversion into Parent upon closing of the Merger,) for gross proceeds of $4,800,000 in cash and a promissory note for $1,500,000 payable on September 7, 2011. Prior to the Offering, LiqTech USA issued 2,946.417 common shares (2,949,417 common shares of Parent after giving effect to the 1,000 for 1 shares conversion into Parent upon the closing of the Merger) and warrants to purchase 1,440 common shares at an exercise price of $1,500 per share (warrants to purchase 1,440,000 common shares of Parent at an exercise price of $1.50 per share after giving effect to the 1,000 for 1 share conversion into Parent upon closing of the Merger) for gross proceeds of $50,000 in cash and 19,500,000 DKK notes payable ($3,765,351 based upon the currency exchange rate of $1.00 = 5.1788 DKK as August 22, 2011.) The note was discounted $120,600 as the note does not accrue interest and is payable on

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 10 — ACQUISITIONS  – (continued)

June 30, 2012. In connection with the Merger, LiqTech, USA acquired all of the outstanding equity interests in LiqTech AS and all of the outstanding equity interests in LiqTech Int. DK and LiqTech NA not owned by LiqTech AS, directly from the holders of such equity interests. In exchange for such equity interests LiqTech USA paid the holders, in the aggregate of $4,577,999, promissory notes in the aggregate principal amount of 19,500,000 DKK ($3,765,351 based upon the currency exchange rate of $1.00 = 5.1788 DKK as August 22, 2011) and 9,308.333 common shares of LiqTech USA (9,308,333 common shares of Parent after giving effect to the 1,000 for 1 shares conversion into Parent upon closing of the Merger.)

NOTE 11 — EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of potential dilutive common stock for the three and nine months ended September 30, 2011 and 2010:

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2011	2010	2011	2010
Net Income (Loss) attributable to LiqTech International Inc.	$484,205	$81,112	$378,242	$262,881
Weighted average number of common shares used in basic earnings per share	14,251,721	9,308,333	10,974,237	9,308,333
Effect of dilutive securities, stock options and warrants	1,510,126	—	503,375	—
Weighted average number of common shares and potential dilutive common shares outstanding used in dilutive earnings per share	$15,761,847	$9,308,333	$11,477,612	$9,308,333

The Company included all outstanding common stock equivalents in the calculation of weighted average common shares and potential dilutive common shares outstanding.

The weighted average common shares outstanding used in the calculation of earning per shares for the three and nine months ended September 30, 2010, reflects the 9,308,333 issued to the former shareholders of LiqTech AS in connection with the reverse acquisition.

NOTE 12 — STOCKHOLDERS’ EQUITY

Common Stock — The Company has authorized 100,000,000 shares of common stock, $0.001 par value. As of September 30, 2011 and 2010, respectively, there were 21,600,000 and 9,308,333 common shares issued, and 21,600,000 and 9,262,263 common shares outstanding.

On April 19, 2011, the Company received 400 common shares, with a uncontrolled interest value of $325,208, (15% of the outstanding common shares) of LiqTech Int. DK (formerly CoMeTas AS) upon the departure of the Chief Executive Officer and recorded a capital contribution of $280,039.

Stock Options — In August 2011, the Company’s Board of Directors adopted a Stock Option Plan. Under the terms and conditions of the Plan, the board is empowered to grant stock options to employees, officers, and directors of the Companies. At September 30, 2011, the total number of shares of common stock granted under the Plan was 2,000,000 options.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 12 — STOCKHOLDERS’ EQUITY  – (continued)

The Company recognizes compensation costs for stock option awards to employees based on their grant-date fair value. The value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used to estimate the fair values of the stock options granted using the Black-Scholes option-pricing model are as follows:

LiqTech International, Inc.
Expected term	3.5 Years
Volatility	0.07%
Risk free interest rate	2.33%
Dividend yield	0%

The Company recognized employee stock based compensation expense of $20,661 and $8,803 for the nine months end September 30, 2011 and 2010, respectively. At September 30, 2011 the Company had approximately $39,230 of unrecognized compensation cost related to Non-vested options expected to be recognized through August 24, 2013.

A summary of the status of the options outstanding at September 30, 2011 is presented below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.50 – $3.00	2,000,000	3.42 years	$2.625	66,667	$2.625

A summary of the status of the options at September 30, 2011, and changes during the year is presented below:

	September 30, 2011
	Shares	Weighted Average Exercise Price	Average Remaining Life	Weighted Average Intrinsic Value
LiqTech International Inc.
Outstanding at beginning of period	0	$0	0	$—
Granted	2,000,000	2.625	3.42	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Outstanding at end of period	2,000,000	$2.625	3.42	$1,750,000
Vested and Expected to Vest	666,667	$2.625	3.42	$583,334
Exercisable end of period	666,667	$2.625	3.42	$583,334

The total intrinsic value of options exercised during the year ended September 30, 2011 was $0. Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at September 30, 2011 (for outstanding options), less the applicable exercise price.

NOTE 13 — SIGNIFICANT CUSTOMERS / CONCENTRATION

The Company had four customers who accounted for 12%, 11%, 8% and 8% of total sales at September 30, 2011. The Company had four significant customers who accounted for 31%, 14%, 12% and 9% of total sales at September 30, 2010.

LIQTECH INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 13 — SIGNIFICANT CUSTOMERS / CONCENTRATION  – (continued)

The Company sells filters throughout the world; sales by geographical region are as follows for the three and nine months ended September 30, 2011 and 2010:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
United States and Canada	2,384,398	2,064,592	4,774,876	3,499,884
South America	2,943	2,586	19,232	71,954
Asia	344,571	19,355	1,237,170	1,579,718
Europe	4,097,623	2,121,604	7,521,468	7,309,621
	6,829,535	4,208,137	13,552,746	12,461,177

The Company’s sales by product line are as follows for the three and nine months ended September 30, 2011 and 2010:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Ceramic diesel particulate	5,824,865	3,348,708	11,418,854	10,953,209
Liquid filters	925,227	859,429	1,955,145	1,507,968
Kiln furniture	79,443	—	178,747	—
	6,829,535	4,208,137	13,552,746	12,461,177

NOTE 14 — EXTRAORDINARY EVENT

On July 19, 2011, the building housing LiqTech Int. DK (formerly CoMeTas AS) corporate office and production facility suffered damages resulting from a fire in the roof structure and portions of the corporate offices. The Production facility suffered structural and water damages making the facility unsafe for future use. The Company located a new facility and moved their operations and usable equipment. The Company is in the process of assessing the damages and has filed claims under two insurance policies on LiqTech Int. DK, a DKK 15,500,000 (approximately $2,750,000 USD) policy for casualty losses and a DKK 10,000,000 (approximately $1,800,000 USD) policy for business interruptions.

As of September 30, 2011 the Company has received DKK 1,108,000 (Approximately $201,000) recorded as a $238,000 increase in sales and increase in $37,000 in costs of goods sold under the business interruption policy.

As of September 30, 2011 the Company has received DKK 4,184,000 (Approximately $760,000) under the casualty loss policy. Management has reclassified $285,558 in net assets from property and equipment to other receivables for lost leasehold improvements at the former facility currently being reimbursed and replaced in the new facility. Final assessments of the overall damages have not been completed but the overall loss will be within the insured amounts. The insurance company has informed the Company that they will cover any losses to the underlying assets and business interruptions within the insured amounts.

NOTE 15 — SUBSEQUENT EVENT

The Company’s management reviewed material events through November 11, 2011.

In October the Company opened sales offices in France and Germany. The Company has not yet entered into operating leases for office facilities for any of the countries at the date of filing.

2812 SOUTH 2750 EAST •   SALT LAKE CITY, UTAH 84109
(801) 277-2763 PHONE •   (801) 277-6509 FAX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
LIQTECH A/S AND SUBSIDIARIES
Grusbakken 12
2820 Gentofte, Denmark

We have audited the accompanying consolidated balance sheets of LiqTech A/S and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, and audit of its internal controls over financial reporting for the year ended December 31, 2010 and 2009. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting for the year ended December 31, 2010 and 2009. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of LiqTech A/S and subsidiaries as of December 31, 2010 and 2009 and the results of their operations and their cash flows for the years ended December 31, 2010, and 2009, in conformity with generally accepted accounting principles in the United States of America.

/s/ Gregory & Associates, LLC
Salt Lake City, Utah
July 22, 2011

LIQTECH A/S AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	As of December 31,
	2010	2009
CURRENT ASSETS:
Cash	$559,259	$568,696
Accounts Receivable, net	3,029,075	3,921,453
Other Receivables	517,296	768,953
Inventories	1,885,681	1,930,793
Prepaid Expenses	110,552	161,531
Current Deferred Tax Asset	7,000	—
Total Current Assets	6,108,863	7,351,426
PROPERTY AND EQUIPMENT, net
accumulated depreciation	6,423,027	6,277,514
OTHER ASSETS:
Other Intangible Assets	81,554	49,902
Other Investments	—	43,476
Deposits	43,537	43,296
Total Other Assets	125,091	136,674
Total Assets	$12,656,981	$13,765,614

The accompanying notes are an integral part of these financial statements.

LIQTECH A/S AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

	As of December 31,
	2010	2009
CURRENT LIABILITIES:
Lines of Credit	$1,033,088	$914,190
Current portion of notes payable	100,000	—
Current portion of notes payable – related party	—	305,620
Current Portion of capital lease obligation	156,204	157,877
Accounts Payable – Trade	1,065,567	1,271,931
Accrued Expenses	718,712	1,011,156
Accrued Income Taxes Payable	—	48,690
Other Accrued Liabilities	7,155	—
Total Current Liabilities	3,080,726	3,709,464
Notes Payable and Long-Term Debt	400,000	—
Long-Term Capital Lease Obligations	925,749	1,170,175
Deferred Tax Liability	480,040	354,630
Total Long-Term Liabilities	1,805,789	1,524,805
Total Liabilities	4,886,515	5,234,269
STOCKHOLDERS’ EQUITY:
Common Stock; par value1,000 DKK, 1,560 shares authorized, 1,560 shares issued and outstanding at December 31, 2010, and 2009	291,605	291,605
Additional Paid-in Capital	2,250,480	2,209,534
Treasury Stock, at cost, 6 shares held at December 31, 2010 and 2009	(25,019)	(25,019)
Retained Earnings	4,367,372	4,374,001
Other Comprehensive Income, net	(256,123)	187,525
Note Receivable from a Shareholder	(80,000)	(80,000)
Uncontrolled Interest in Subsidiaries	1,222,151	1,533,825
Total Stockholders’ Equity	7,770,466	8,531,345
Total Liabilities and Stockholders’ Equity	$12,656,981	$13,765,614

The accompanying notes are an integral part of these financial statements.

LIQTECH A/S AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	FOR THE YEAR ENDED DECEMBER 31,
	2010	2009
NET SALES	$15,728,817	$12,897,223
COST OF GOODS SOLD	12,054,973	9,023,289
GROSS PROFIT	3,673,844	3,873,934
OPERATING EXPENSES:
Selling Expense	1,476,656	1,421,246
General and Administrative Expenses	1,748,596	1,394,082
Research and Development	421,518	239,712
Total Operating Expense	3,646,770	3,055,040
INCOME FROM OPERATIONS	27,074	818,894
OTHER INCOME (EXPENSE)
Interest and Other Income	64,916	37,903
Interest (Expense)	(214,520)	(116,919)
(Loss) on unconsolidated investments	(123,647)	(86,673)
Gain (Loss) on Currency Transactions	86,377	(26,955)
Gain (Loss) on Sale of Fixed Assets	(9,801)	(5,248)
Total Other Income (Expense)	(196,675)	(197,892)
INCOME BEFORE INCOME TAXES	(169,601)	621,002
INCOME TAX EXPENSE	145,531	300,803
NET INCOME (LOSS)	(315,132)	320,199
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	(308,503)	(9,303)
NET INCOME (LOSS) ATTRIBUTABLE TO LIQTECH A/S	$(6,629)	$329,502
NET INCOME (LOSS)	(315,132)	320,199
CURRENCY TRANSLATION, NET OF TAXES	486,693	(378,776)
OTHER COMPREHENSIVE INCOME	$171,561	$(58,577)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARIES	(351,548)	30,571
COMPREHENSIVE INCOME ATTRIBUTABLE TO LIQTECH A/S	$523,109	$(89,148)
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO LIQTECH A/S	$(4.27)	$212.03
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,554	1,554
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO LIQTECH A/S	$(4.27)	$212.03
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ASSUMING DILUTION	1,554	1,554

The accompanying notes are an integral part of these financial statements.

LIQTECH A/S AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Other Comprehensive Income	Shareholder Receivable	Uncontrollled Interest in Subsidiaries
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2008	1,560	291,605	6	(25,019)	2,185,053	4,044,499	151,377	(100,000)	1,543,128
Stock-based Compensation	—	—	—	—	24,481	—	—	—	—
Payment received from Shareholder	—	—	—	—	—	—	—	20,000	—
Currency Translation, net	—	—	—	—	—	—	36,148	—	39,874
Net Income (loss) for the year ended December 31, 2009	—	—	—	—	—	329,502	—	—	(9,303)
BALANCE, December 31, 2009	1,560	291,605	6	(25,019)	2,209,534	4,374,001	187,525	(80,000)	1,573,699
Stock-based Compensation	—	—	—	—	40,946	—
Currency Translation, net	—	—	—	—	—	—	(443,647)	—	(43,045)
Net Income (loss) for the year ended December 31, 2010	—	—	—	—	—	(6,629)	—	—	(308,503)
BALANCE, December 31, 2010	1,560	$291,605	6	$(25,019)	$2,250,480	$4,367,372	$(256,123)	$(80,000)	$1,222,151

LIQTECH A/S AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in Cash and Cash Equivalents

	For the Years Ended December 31
	2010	2009
Cash Flows from Operating Activities:
Net Income (Loss)	$(315,132)	$320,199
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	1,152,099	965,297
Compensation from stock options	40,946	24,481
Bad debt expense	428,960	4,061
Change in deferred tax asset / liability	118,410	216,970
Loss on sale of equipment	9,801	5,248
Loss on Long-term investments	43,476	—
Uncontrolled interest in subsidiary	(308,503)	(9,303)
(Gain) loss on Currency translation	(486,693)	76,022
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	715,075	(2,345,398)
(Increase) decrease in inventory	45,112	(391,263)
(Increase) decrease in prepaid expenses/Deposits	50,738	(35,964)
Increase (decrease) in accounts payable	(206,364)	677,504
Increase (decrease) in accrued expenses	(333,979)	428,587
Total Adjustments	1,577,581	(374,455)
Net Cash Provided (Used) by Operating Activities	1,262,449	(54,256)
Cash Flows from Investing Activities:
Purchase of property and equipment	(1,307,413)	(984,130)
Purchase of intangible assets	(31,652)	(25,422)
Purchase of Long-term investments	—	(12,688)
Net Cash Used by Investing Activities	(1,339,065)	(1,022,240)
Cash Flows from Financing Activities:
Proceeds from Notes Payable	500,000	—
Net Proceed (Payments) on Lines of Credit	118,898	(435,251)
(Payments) on Notes Payable – Related Party	(305,620)	270,620
(Payments) on Capital Lease Obligation	(246,099)	(105,388)
Payments on Related Party Notes Receivable	—	20,000
Net Cash Provided (Used) by Financing Activities	67,179	(250,019)
Net Increase (Decrease) in Cash and Cash Equivalents	(9,437)	(1,326,515)
Cash and Cash Equivalents at Beginning of Period	568,696	1,895,211
Cash and Cash Equivalents at End of Period	$559,259	$568,696
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$214,520	$116,919
Income Taxes	$145,531	$547,951

[Continued]

LIQTECH A/S AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in Cash and Cash Equivalents

[Continued]

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

For the Year Ended December 31, 2010

None

For the Year Ended December 31, 2009

The Company purchased $1,433,440 of equipment under capital lease financing agreement.

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Presentation — The consolidated financial statements include the accounts of LiqTech A/S, “Company”, “us”, “we” and “our” as used in this report refer to LiqTech A/S and its subsidiaries, which engages in the development, design, production, marketing and sale of diesel particulate air and liquid filters and kiln furniture in United States of America, Canada, Europe, Asia and Brazil.

LiqTech A/S (“Parent”), a Danish Corporation, incorporated on March 15, 1999, engages in the development, design, production, marketing and sale of ceramic diesel particulate and liquid filters and kiln furniture in Europe, Asia and Brazil.

CoMeTas A/S (“CoMeTas”), a 60% owned subsidiary, Danish Corporation, incorporated on January 15, 2000 engages in development, design, application, marketing and sale of membranes on ceramic diesel particulate and liquid filters and catalytic converters.

LiqTech NA (“LiqTech NA”) a 90% owned subsidiary, incorporated in Delaware on July 1, 2005, engages in the production, marketing and sale of ceramic diesel particulate and liquid filters and kiln furniture in United States of America and Canada.

LiqTech Asia (“LiqTech Asia”) a 60% owned subsidiary, incorporated in Korea on July 20, 2006, is currently a dormant subsidiary.

Consolidation — The consolidated financial statements include the accounts and operations of Parent and Subsidiaries. The non-controlling interests in the net assets of the subsidiaries are recorded in equity. The non-controlling interests of the results of operations of the subsidiaries are included in the results of operations and recorded as the uncontrolled interest in subsidiaries. All material inter-company transactions and accounts have been eliminated in the consolidation.

Functional Currency / Foreign currency translation — The Group functional currency is the Danish Krone (“DKK”) and its reporting currency is U.S. dollars for the purpose of these financial statements. The Company’s consolidated balance sheet accounts are translated into U.S. dollars at the year-end exchange rates (5.6133DKK and 5.1901DKK to $1 at December 31, 2010 and 2009, respectively) and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the 2010 and 2009 (5.63DKK and 5.36DKK to $1) in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company had no balances held in financial institution in the United States in excess of federally insured amounts at December 31, 2010 and 2009.

Accounts Receivable — Accounts receivable consist of trade receivables arising in the normal course of business. The Company establishes an allowance for doubtful accounts which reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

The roll forward of the allowance for doubtful accounts for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
Allowance for doubtful accounts at the beginning of the period	$221,400	$0
Bad debt expense	675,341	225,461
Amount of receivables written off	(428,960)	(4,061)
Effect of currency translation	(15,515)	0
Allowance for doubtful accounts at the end of the period	$452,266	$221,400

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Inventory — Inventory is carried at the lower of cost or market, as determined on the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes on a straight-line basis over the estimated useful lives of the assets which range from three to twenty years (See Note 4).

Long-Term Investments — Investments in non-public companies are included in long-term investments in the consolidated balance sheet and are accounted for under the cost method and equity method. For these non-quoted investments, we regularly review the assumptions underlying the operating performance and cash flow forecasts based on information requested from these privately held companies. Generally, this information may be more limited, may not be as timely as and may be less accurate than information available from publicly traded companies. Assessing each investment’s carrying value requires significant judgment by management. If it is determined that there is an other-than-temporary decline in the fair value of a non-public equity security, we write-down the investment to its fair value and record the related write-down as an investment loss in the consolidated statement of operations.

Intangible Assets – Definite life intangible assets include patents. The Company accounts for definite life intangible assets in accordance with Financial Accounting Standards Board, (“FASB”) Accounting Standards Codification, (“ASC”) Topic 350, “Goodwill and Other Intangible Assets” and amortized the patents on a straight line basis over the estimated useful life of two to ten years.

Revenue Recognition and Sales Incentives — The Company’s accounts for revenue recognition in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), FASB ASC 605 Revenue Recognition. The Company recognizes revenue when rights and risk of ownership have passed to the customer, when there is persuasive evidence of an arrangement, product has been shipped or delivered to the customer, the price and terms are finalized, and collections of resulting receivable is reasonably assured. Products are primarily shipped FOB shipping point at which time title passes to the customer. In some instances the Company uses common carriers for the delivery of products. In these arrangements, sales are recognized upon delivery to the customer. The Company’s revenue arrangements with its customers often include early payment discounts and such sales incentives are recorded against sales.

Advertising Cost — Cost incurred in connection with advertising of the Company’s products are expensed as incurred. Such costs amounted to $31,329 and $38,236, for the years ended December 31, 2010 and 2009, respectively.

Research and Development Cost — The Company expenses research and development costs for the development of new products as incurred. Included in operating expense at December 31, 2010 and 2009 are $421,518, and $239,712, respectively, of research and development costs.

Income Taxes — The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes. This statement requires an asset and liability approach for accounting for income taxes.

Earnings Per Share — The Company calculates earnings per share in accordance with FASB ASC 260 Earnings Per Share. Basic earnings per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. Potential common shares included in the diluted earnings per share calculation include in-the-money stock options that have been granted but have not been exercised.

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Stock Options — The Companies have stock option plans that provide for stock-based employee compensation, including the granting of stock options, to certain key employees. The plans are more fully described in Note 12. During the years presented in the accompanying consolidated financial statements, the Company has granted options under its stock option plans. The Company accounts for options in accordance with the provisions of FASB ASC Topic 718, Compensation – Stock Compensation. Non-cash compensation costs of $40,946 and $24,481 have been recognized for the vesting of options granted to employees with an associated recognized tax benefit of $0 for the twelve months ended December 31, 2010 and 2009, respectively.

Fair Value of Financial Instruments — The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, Investments, accounts payable, accrued expenses, capital lease obligations and notes payable approximates their recorded values due to their short-term maturities.

Accounting Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Recently Enacted Accounting Standards –In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (ASU 2010-06). ASU 2010-06 amends Subtopic 820-10 to require disclosure of the transfers in and out of Levels 1 and 2. The Company adopted ASU 2010-06 and its application had no impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 — RELATED PARTY TRANSACTIONS

Notes receivable related party — At December 31, 2010 and 2009, LiqTech NA has a $80,000 loan to the minority shareholder for capital calls of LiqTech NA. The note is recorded as contra-equity. The note accrues interest at 4% and is payable on or before December 31, 2012. Interest income of $3,200 was recorded and received for the years ended December 31, 2010 and 2009.

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RELATED PARTY TRANSACTIONS  – (continued)

Advance related party — During 2009, the Company paid the remaining $35,000 balance of advances from a minority shareholder.

Notes payable – related party — The Company had notes payable to related parties of $0 and $1,586,200 for the years ended December 31, 2010 and 2009, to an entity controlled by the majority shareholder of LiqTech AS. The note accrued interest at 6% and was payable on July 15, 2010.

NOTE 3 — INVENTORY

Inventory consists of the following at December 31, 2010 and 2009:

	2010	2009
Furnace parts and supplies	$250,526	$188,068
Raw materials	397,634	518,990
Work in process	529,253	429,603
Finished goods	721,268	794,132
Reserve for obsolescence	(13,000)	—
Net Inventory	$1,885,681	$1,930,793

The Company’s inventory is held as collateral on the Company’s line of credits.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2010 and, 2009:

	Useful Life	2010	2009
Production equipment	3 – 10	$9,177,522	$8,316,652
Lab equipment	3 – 10	354,435	296,971
Computer equipment	3 – 10	171,232	85,836
Vehicles	3	10,814	6,878
Building	20	214,807	229,869
Leasehold improvements	10	573,650	562,208
		10,502,460	9,498,414
Less Accumulated Depreciation		(4,079,433)	(3,220,900)
Net Property and Equipment		$6,423,027	$6,277,514

Depreciation expense amounted to $1,110,017, and $960,581, for the years ended December 31, 2010 and 2009, respectively. The Company’s property and equipment is held as collateral on the lines of credit.

NOTE 5 — DEFINITE-LIFE INTANGIBLE ASSETS

At December 31, 2010 and 2009, definite-life intangible assets consist of patents on the Company’s products of $81,554 and $49,902, respectively. The patents are recorded at cost and amortized over two to ten years. Amortization expense for the years ended December 31, 2010 and 2009 are $42,082 and $4,716, respectively.

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 5 — DEFINITE-LIFE INTANGIBLE ASSETS  – (continued)

Expected future amortization expense for the years ended are as follows:

Year ending December 31,
2011	$42,534
2012	6,034
2013	6,034
2014	6,034
2015	6,034
Thereafter	14,884
$81,554

NOTE 6 — LINES OF CREDIT

LiqTech AS had a standby line of credit with a bank, subject to certain borrowing base limitations. Outstanding borrowing are due on demand. The line of credit was paid off on December 8, 2010. There was $372,862 outstanding as of December 31, 2009. Interest is charged at the bank borrowing rate and was secured by certain of the Company’s receivables, inventory and equipment.

LiqTech AS has a 6,000,000dkk (Approximately $1,070,000) standby line of credit with a bank, subject to certain borrowing base limitations. Outstanding borrowing are due on demand. There was $764,571 and $500,522 outstanding as of December 31, 2010 and 2009, respectively. Interest is charged monthly at 4.35% at December 31, 2010, the line is secured by certain of the Company’s receivables, inventory and equipment. There was approximately $300,000 available on the line.

LiqTech NA has a $100,000 standby line of credit with a bank, subject to certain borrowing base limitations. Outstanding borrowing is due on demand. There was $0 and $40,806 outstanding as of December 31, 2010 and 2009, respectively. Interest is charged monthly at either the LIBOR rate plus 3.5%, or the greater of the federal funds rate plus 1% or the prime rate plus 1% at LiqTech NA discretion. The letter of credit is guaranteed by LiqTech AS.

CoMeTas AS has a 3,000,000DKK ($534,445 and $578,024 at December 31, 2010 and 2009) standby line of credit with a bank, subject to certain borrowing base limitations. Outstanding borrowing is due on demand. There was $268,517 and $0 outstanding as of December 31, 2010 and 2009, respectively. Interest is charged quarterly at CIBOR rate (Copenhagen Interbank Offered Rate) plus 2.5%.

NOTE 7 — NOTES PAYABLE

$500,000 Note Payable — As amended on April 6, 2009, LiqTech NA entered into a notes payable agreement with a financial institution, wherein LiqTech NA can draw down up to $500,000 through December 31, 2010. As of December 31, 2010 and 2009, the Company has drawn down $500,000 and $0 on the line. The balance outstanding on the line accrues interest at the banks LIBOR plus a margin (3.9% on December 31, 2010). The line is payable in quarterly principal installments of $25,000 plus interest through December 31, 2015. The line is secured by all of the Company’s personal property.

Maturities of notes payable as stipulated in the agreements, at December 31, 2010 are as follows:

Year ending December 31,
2011	$100,000
2012	100,000
2013	100,000
2014	100,000
2015	100,000
Thereafter	—
$500,000

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — LEASES

Operating Leases — The Company leases office and production facility under operating lease agreements expiring in August 31, 2013, December 2011, March 2014, June 2011 and March 2012, respectively. Some of these lease agreements have right to extend.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2010 are as follows:

Year ending December 31	Lease Payments
2011	$426,611
2012	210,236
2013	70,523
2014	534
2015	—
Thereafter	—
Total Minimum Lease Payments	$707,904

Lease expense charged to operations was $537,657 and $479,814, for the years ended December 31, 2010, and 2009.

Capital Lease — The Company leases equipment on various capital leases calling for monthly payments of $3,341, $3,406, $13,192, and $745 expiring through March 2017. At December 31, 2010 and 2009, the Company had recorded equipment on capital lease at $1,433,440 and $1,433,440 with related accumulated depreciation of $317,247 and $131,734. During the year ended December 31, 2010 and 2009, depreciation expense for equipment on capital lease amounted to $185,513, and $131,734, respectively, and has been included in depreciation expense. During the year ended December 31, 2010 and 2009, interest expense on capital lease obligation amounted to $248,220, and $174,204, respectively.

Future minimum capital lease payments are as follows for the twelve-month periods ended December 31:

December 31, 2010
2011	229,502
2012	260,192
2013	221,239
2014	206,958
2015	146,374
Thereafter	$272,042
Total minimum lease payments	1,336,307
Less amount representing interest	(254,354)
Present value of minimum lease payments	1,081,953
Less Current Portion	156,204
$925,749

NOTE 9 — AGREEMENTS AND COMMITMENTS

401(K) Profit Sharing Plan — LiqTech NA has a 401(K) profit sharing plan and trust covering certain eligible employees. The amount LiqTech NA contributes is discretionary. During 2010 and 2009, the Company matching contributions to the plan were expensed and totaled approximately $14,682, and $12,603, respectively.

NOTE 10 — INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes; which requires the Company to provide a net deferred tax asset or liability equal to the

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES  – (continued)

expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined.

The temporary differences, tax credits and carryforwards gave rise to the following deferred tax asset (liabilities) at December 31, 2010 and 2009:

	2010	2009
Deferred Rent	$2,506	$—
Reserve for obsolete inventory	4,494	—
Net current tax assets	7,000	—
Allowance for Doubtful Accounts	—	51,447
Business Tax Credit Carryover	2,528	—
Net Operating Loss Carryover	307,227	4,747
Excess of book over tax depreciation	(789,795)	(410,824)
Net deferred tax liability	$(480,040)	$(354,630)

In accordance with prevailing accounting guidance, the Company is required to recognize and disclose any income tax uncertainties. The guidance provides a two step approach to recognize and disclose any income tax uncertainties. The guidance provides a two-step approach to recognizing and measuring tax benefits and liabilities when realization of the tax position is uncertain. The first step is to determine whether the tax position meet the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%.

The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which can difficult to determine and can only be estimated. Management estimates that it is more likely than not that the Company will generate adequate net profits to use the deferred tax assets; management has estimated that all of the deferred tax will be realized and consequently, a valuation allowance was not recorded.

As of December 31, 2010 the Company had net operating loss carryovers of $5,834 for U.S. Federal purposes expiring through 2028 and $301,393 for Danish Corporate tax purposes which do not expire.

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company’s effective rate is as follows at December 31, 2010 and 2009:

	2010	2009
Computed U.S. Federal Tax at expected statutory rate	$(57,664)	$211,141
State and local income taxes, net of federal benefit	63,586	44,096
Non-U.S. income taxed at different rates	105,892	41,010
Non-deductible expenses	1,723	4,557
Other items	31,994	—
Income tax expense	$145,531	$300,804

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES  – (continued)

The components of income tax expense (benefit) from continuing operations for the years ended December 31, 2010 and 2009 consist of the following:

	2010	2009
Current income tax expense (benefit):
Danish	$8,783	$61,658
Federal	—	—
State	13,992	36,096
Current tax expense	22,775	$97,754
Deferred tax expense (benefit) arising from:
Excess of tax over financial accounting depreciation	386,109	$203,050
Deferred Rent	(2,506)	—
Net Operating Loss Carryover	(303,921)	—
Allowance for Doubtful Accounts	47,568	—
Reserve for obsolete inventory	(4,494)	—
Net deferred tax (benefit)	$122,756	$203,050

Deferred income tax expense/(benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

The Company files Danish and U.S. federal, and Minnesota state income tax returns, and LiqTech AS and Cometas AS are generally no longer subject to tax examinations for years prior to 2006 for their Danish tax returns. LiqTech NA is generally no longer subject to tax examinations for years prior to 2008 for U.S. federal and U.S. states tax returns.

NOTE 11 — EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of potential dilutive common stock for the years ended December 31, 2010 and 2009:

	2010	2009

Net income (loss) Attributable to LiqTech AS	$(6,629)	$329,502
Weighted average number of common shares outstanding used in basic earnings per share.	1,554	1,554
Effect of dilutive securities: Stock Options	—	—
Weighted number of common shares and potential dilutive common shares outstanding used in dilutive earnings per share	1,554	1,554

For the years ended December 31, 2010 and 2009, the LiqTech AS had 39 options that were not included in the computation of diluted earnings per share.

For the years ended December 31, 2010 and 2009, the LiqTech, NA had 5,500 options to purchase approximately 6.4% of LiqTech, NA that were not included in the computation of diluted earnings per share.

For the years ended December 31, 2010 and 2009, the CoMeTas AS had 52 options to purchase approximately 1.9% of CoMeTas, AS that was not included in the computation of diluted earnings per share.

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDERS’ EQUITY

Common Stock — The Company has authorized 1,560 shares of common stock, 1,000 DKK par value. As of December 31, 2010 and 2009, there were 1,560 and 1,560 common shares issued, and 1,554 and 1,554 common shares outstanding.

Treasury Stock — During 2009, the Company repurchased 6 common shares for $25,789 or $4,298 per share.

Stock Options — During 2008, the Board of Directors adopted a Stock Option Plans within LiqTech AS, CoMeTas AS and LiqTech NA. Under the terms and conditions of the Plans, the board is empowered to grant stock options to employees, officers, and directors of the Companies. Additionally, the Board will determine at the time of granting the vesting provisions. The total number of shares of common stock granted under the LiqTech AS, CoMeTas AS and LiqTech NA Plans were 39 options, 72 options and 5,500 options, respectively.

The Company recognizes compensation costs for stock option awards to employees based on their grant-date fair value. The value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used to estimate the fair values of the stock options granted using the Black-Scholes option-pricing model are as follows for the year ended December 31, 2008:

	LiqTech AS	CoMeTas AS	LiqTech NA
Expected term	5 Years	5 Years	5 Years
Volatility	88.71%	143.49%	150%
Risk free interest rate	2.33%	2.33%	2.33%
Dividend yield	0%	0%	0%

The Companies recognized employee stock based compensation expense of $40,946 and $24,481 for the years end December 31, 2010 and 2009, respectively. At December 31, 2010 the Companies had approximately $2,000 of unrecognized compensation cost related to Non-vested options expected to be recognized in 2011.

A summary of the status of the options outstanding under the Company’s stock option plans at December 31, 2010 is presented below:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
LiqTech AS $11,862	39	2.2 years	$11,862	39	$11,862
LiqTech NA $100 – $110	5,500	2.9 years	$104	4,400	$104
CoMeTas AS $4,205	52	2.2 years	$4,205	52	$4,205

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDERS’ EQUITY  – (continued)

A summary of the status of the options granted under the Company’s stock option plans at December 31, 2010, and changes during the year is presented below:

	December 31, 2010
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Average Intrinsic Value
LiqTech AS
Outstanding at beginning of year	39	$11,862	3.2	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Outstanding at end of year	39	$11,862	2.2	$—
Vested and Expected to Vest	39	$11,862	2.2	$—
Exercisable end of year	39	$11,862	2.2	$—
LiqTech NA
Outstanding at beginning of year	5,500	$104	3.9	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Outstanding at end of year	5,500	$104	2.9	$—
Vested and Expected to Vest	5,500	$104	2.9	$—
Exercisable end of year	4,400	$104	2.9	$—
CoMeTas AS
Outstanding at beginning of year	72	$4,205	3.2	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(20)	$4,205	—	—
Expired	—	—	—	—
Outstanding at end of year	52	$4,205	2.2	$—
Vested and Expected to Vest	52	$4,205	2.2	$—
Exercisable end of year	52	$4,205	2.2	$—

LIQTECH A/S AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDERS’ EQUITY  – (continued)

The total intrinsic value of options exercised during the year ended December 31, 2010 was $0. Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at December 31, 2010 (for outstanding options), less the applicable exercise price.

NOTE 13 — SIGNIFICANT CUSTOMERS/CONCENTRATION

The Company had four customers who accounted for 29%, 15%, 14% and 9% of total sales at December 31, 2010. The Company had three significant customers who accounted for 21% and 14%, and 13% of total sales at December 31, 2009.

The Company sells filters throughout the world; sales by geographical region are as follows for the years ended December 31, 2010 and 2009:

	2010	2009
United States and Canada	$5,593,498	$4,049,340
South America	76,121	42,515
Asia	2,514,095	1,024,505
Europe	7,545,103	7,780,863
Total	$15,728,817	$12,897,223

The Company’s sales by product line are as follows for the Year ended December 31, 2010 and 2009:

	2010	2009
Ceramic diesel particulate	$13,820,862	$11,081,605
Liquid filters	1,907,955	1,815,618
Kiln furniture	—	—
Total	$15,728,817	$12,897,223

NOTE 14 — SUBSEQUENT EVENT

The Company’s management has reviewed all material events through the date of this report.

Extraordinary Event — On July 19, 2011, the building housing CoMeTas AS Corporate office and Production facility suffered damages resulting from a fire in the roof structure and portions of the corporate offices. The Production facility suffered some water damages. The Company is in the process of assessing the damages to the facility and underlying equipment. The Company has located a new facility and has commenced moving their operations. CoMeTas AS maintains two insurance policies on CoMeTas AS, a 15,500,000DKK (Approx $2,750,000 USD) policy for casualty losses and a 10,000,000 DKK (Approx $1,800,000 USD) policy for business interruptions. Management has not assessed the overall damages but estimates that insurance will cover any losses to the underlying assets and business interruptions.

Line of Credit — During 2011, LiqTech NA entered into a $300,000 credit agreement to purchase water testing equipment. The equipment will be leased to customers to test the Company’s water filters in the United States and Canada.

Treasury Stock — On April 19, 2011, the Company received 400 common shares (15% of the Outstanding Common Shares) of CoMeTas AS upon the departure of the Chief Executive Officer.

During 2011, the Company committed to purchase an additional furnace to increase their production capacity for $300,000 plus installation cost of $200,000.

During 2011, the Company purchased a 15% interest in a Danish company starting to produce bio-fuels and fertilizers out of manure for $100,000.

The Company sold its remaining interest in an investment for $5,000 resulting in a $5,000 gain on sales.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Blue Moose Media, Inc.
Riverton, Utah

We have audited the accompanying balance sheets of Blue Moose Media, Inc. [a development stage company] as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2010 and for the period from inception on July 1, 2004 through December 31, 2010. Blue Moose Media, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Moose Media, Inc. as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 and for the period from inception on July 1, 2004 through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Blue Moose Media, Inc. will continue as a going concern. As discussed in Note 9 to the financial statements, Blue Moose Media, Inc. has incurred losses since its inception, has not yet established profitable operations and has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regards to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ PRITCHETT, SILER & HARDY, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 25, 2011

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash	$5,425	$5,600
Total Current Assets	5,425	5,600
Long-Term Assets
Property and Equipment, net	73	221
Total Long-term Assets	73	221
Total Assets	$5,498	$5,821
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$10,298	$11,277
Advances Payable – Related Party	1,325	1,325
Interest Payable	24	—
Total Current Liabilities	11,647	12,602
Long-Term Liabilities
Note Payable	5,000	—
Total Liabilities	16,647	12,602
Stockholders’ Equity (Deficit)
Preferred Stock, $0.001 par value, 10,000,000 shares authorized. No shares issued or outstanding	—	—
Common Stock, $0.001 par value, 100,000,000 shares authorized. 41,371,750 and 21,371,750 shares issued and outstanding, respectively	41,372	21,372
Additional Paid in Capital	82,628	82,628
Deficit accumulated during development stage	(135,149)	(110,781)
Total Stockholders’ Equity (Deficit)	(11,149)	(6,781)
Total Liabilities and Stockholders’ Equity (Deficit)	$5,498	$5,821

See accompanying notes to financial statements

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	December 31, 2010	December 31, 2009	From Inception through December 31, 2010
Revenue	$—	$—	$24,651
General and Administrative Costs	24,344	29,363	153,388
Loss from Operations	(24,344)	(29,363)	(128,737)
Interest expense	24	—	6,412
Loss Before income Taxes	(24,368)	(29,363)	(135,149)
Income Tax – Current	—	—	—
Income Tax – Deferred	—	—	—
Net Loss	$(24,368)	$(29,363)	$(135,149)
Net Loss per Common Share – Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Shares Outstanding – Basic and Diluted	35,344,353	9,097,777

See accompanying notes to financial statements

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FROM INCEPTION ON JULY 1, 2004 THROUGH DECEMBER 31, 2010

	Common Stock		Additional Paid in Capital	Deficit Accumulated During Developement Stage	Total
	Shares	Amount
Inception, July 1, 2004	—	$—	$—	$—	$—
Issuance of Common Stock	1,283,500	1,284	17,116	—	18,400
Net Loss	—	—	—	(14,511)	(14,511)
Balance at December 31, 2004	1,283,500	1,284	17,116	(14,511)	3,889
Issuance of Common Stock	37,750	38	15,062	—	15,100
Net Loss	—	—	—	(11,771)	(11,771)
Balance at December 31, 2005	1,321,250	1,322	32,178	(26,282)	7,218
Net Loss	—	—	—	(29,095)	(29,095)
Balance at December 31, 2006	1,321,250	1,322	32,178	(55,377)	(21,877)
Issuance of Common Stock	50,500	50	50,450		50,500
Net Loss	—	—	—	(11,075)	(11,075)
Balance at December 31, 2007	1,371,750	1,372	82,628	(66,452)	17,548
Net Loss	—	—	—	(14,966)	(14,966)
Balance at December 31, 2008	1,371,750	1,372	82,628	(81,418)	2,582
Issuance of Common Stock	20,000,000	20,000	—	—	20,000
Net Loss	—	—	—	(29,363)	(29,363)
Balance at December 31, 2009	21,371,750	21,372	82,628	(110,781)	(6,781)
Issuance of Common Stock	20,000,000	20,000	—	—	20,000
Net Loss	—	—	—	(24,368)	(24,368)
Balance at December 31, 2010	41,371,750	$41,372	$82,628	$(135,149)	$(11,149)

See accompanying notes to financial statements

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	December 31, 2010	December 31, 2009	From Inception through December 31, 2010
Cash Flows from Operating Activities:
Net loss	$(24,368)	$(29,363)	$(135,149)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation Expense	148	147	16,273
Change in operating assets and liabilities
Accrued Interest	24	—	24
Accounts Payable	(979)	5,381	10,298
Net cash flows used in operating activities	(25,175)	(23,835)	(108,554)
Cash Flows from Investing Activities:
Purchase of Fixed Assets	—	—	(16,346)
Net cash flows used in investing activities	—	—	(16,346)
Cash Flows from Financing Activities:
Proceeds from sale of common stock	20,000	20,000	124,000
Proceeds from notes payable	5,000	—	5,000
Proceeds from notes payable – related party	—	—	37,000
Payments on notes payable – related party	—	—	(37,000)
Proceeds from advances payable – related party	—	—	22,126
Payments on advances payable – related party	—	—	(20,801)
Net cash flows provided by financing activities	25,000	20,000	130,325
Net change in cash	(175)	(3,835)	5,425
Cash, beginning of period	5,600	9,435	—
Cash, end of period	$5,425	$5,600	$5,425
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—	$6,388
Income Taxes	$—	$—	$—
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
For the Years Ended December 31, 2010 and 2009:
None

See accompanying notes to financial statements

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Summary of Significant Accounting Policies

Organization

Blue Moose Media, Inc., (“the Company”) was incorporated under the laws of the State of Nevada on July 1, 2004. The Company’s previous business included providing video, DVD, CD-ROM and DVD-ROM production and design services and photography and videos of special events, including weddings. Currently the Company is seeking other business opportunities. The Company is considered a development stage company.

Revenue Recognition

Revenue from sales and services are recognized when the service is performed and invoiced and collectability is reasonably assured.

Use of Estimates

Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. If the underlying estimates and assumptions, upon which the financial statements are based, change in future periods, actual amounts may differ from those included in the accompanying Financial Statements.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at the lower of cost or market. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized upon being placed in service. Expenditures for maintenance and repairs are charged to expenses as incurred. Depreciation is computed for financial statement purposes on a straight-line method over the estimated useful life of three to seven years.

Long-Lived Assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Earnings (Loss) Per Share

The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with ASC Topic No. 260, “Earnings Per Share” [See note 8].

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company has not granted any stock options or warrants since inception.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740, Income Taxes. Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Summary of Significant Accounting Policies  – (continued)

Recently Enacted Accounting Standards

In May 2009, the FASB issued an accounting standard which established general guidelines of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This standard, as described in ASC Topic 855, Subsequent Events, requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This standard became effective for fiscal years and interim periods ending after June 15, 2009. Although the adoption of this standard did not have an impact on the Company’s consolidated financial condition, results of operations or cash flows, there were impacts to the Company’s 2009 financial statement disclosures. In February 2010, the FASB issued an accounting standard update to ASC 855 which eliminated the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements. This standard became effective upon issuance, with limited exceptions. The adoption of this standard update did not have an impact on the Company’s consolidated financial condition, results of operations or cash flows, and eliminated the 2009 financial statement disclosure requirement related to subsequent events.

In January 2010, the FASB issued an accounting standard update to ASC 820 which required new disclosures and clarified existing disclosures about fair value measurement. This update became effective for interim and annual reporting periods beginning after December 15, 2009. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Note 2 — Property and Equipment

The Company’s property and equipment consisted of the following as of December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Property & Equipment:
Furniture	$1,030	$1,030
Computer Equipment	15,316	15,316
Total Property & Equipment	16,346	16,346
Accumulated Depreciation	(16,273)	(16,125)
Net Property & Equipment	$73	$221

Depreciation expense was for the periods ended December 31, 2010 and 2009 was $148 and $147, respectively.

Note 3 — Related Party Transactions and Payable

Prior to December 31, 2010 an officer/shareholder of the Company paid expenses on behalf of the Company. The advances bear no interest and are due on demand. At December, 31, 2010 and 2009, the Company owed $1,325 to the officer/shareholder.

Note 4 — Note Payable

On December 20, 2010 the Company executed a promissory note in which it borrowed $5,000 from an unrelated third party. The note is due twenty-four months from the date of the note and accrues interest at a rate of 8.0%. Proceeds from the note will be used to cover operations. Accrued interest payable was $24 at December 31, 2010.

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 5 — Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740, “Income Taxes.” This standard requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

The Company adopted the provisions of ASC Topic 740, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. As result of the implementation of ASC Topic 740, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at December 31, 2010 and 2009 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2010 and 2009, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at December 31, 2010, and 2009.

The Company is required to file tax returns in the United States. All tax years starting with 2008 are open for examination. The Company has not timely filed its income tax returns and is currently delinquent. The Company is in the process of preparing its tax returns and believes there are no taxes owing at December 31, 2010 and 2009.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss (NOL) and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets (liabilities) consist of the following components as of December 31, 2010 and 2009:

	2010	2009
Deferred tax assets:
NOL Carryover	$20,300	$16,600
Valuation allowance	(20,300)	(16,600)
Net deferred tax asset	$—	$—

The income tax provision differs from the amount of estimated income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the periods ended December 31, 2010 and 2009 due to the following:

	2010	2009
Book loss (15% statutory rate)	$(3,700)	$4,400
Valuation allowance	3,700	(4,400)
Tax at effective rate	$—	$—

At December 31, 2010, the Company had net operating loss carryforwards of approximately $135,100 that may be offset against future taxable income from the year 2010 through 2030. No tax benefit has been reported in the December 31, 2010 or 2009 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 5 — Income Taxes  – (continued)

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 6 — Capital Stock

The Company has authorized 10,000,000 shares of $0.001 par value preferred stock with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at December 31, 2010.

The Company has authorized 100,000,000 shares of $0.001 par value common stock. During July 2004, the Company issued 1,250,000 shares of common stock for cash of $5,000 at $0.004 per share. In November 2004, the Company issued 33,500 shares of common stock for cash of $13,400 at $0.40 per share. During April 2005, the Company issued 37,750 shares of common stock for cash $15,100 at $0.40 per share. During April 2006, the Company issued 50,500 shares of common stock for cash of $50,500 at $1.00 per share.

On August 6, 2009, the Company effected a one for four reverse stock split. The financial statements have been restated, for all periods presented, to reflect the stock split. After the split the Company had 1,371,750 shares outstanding.

On August 12, 2009, the Company issued 20,000,000 shares of post-split common stock for cash of $20,000 at $0.001 per share. This transaction resulted in a change in control of the Company.

On April 20, 2010, the Company issued 20,000,000 shares of post-split common stock for cash of $20,000 at $0.001 per share. This transaction resulted in a change in control of the Company.

Note 7 — Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and accounts payable. The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items.

Note 8 — Loss per Share

The following data shows the amounts used in computing loss per share for the periods presented:

	For the year ended December 31,
	2010	2009
Loss available to common Stockholders (numerator)	$(24,368)	$(29,363)
Weighted average number of common shares outstanding during the period used in loss per share (denominator)	35,344,353	9,097,777

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share.

Note 9 — Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed and has a limited operating history. The Company is currently seeking a business opportunity. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard management is proposing to raise any necessary additional funds not provided by operations through loans or additional sales of its common stock. There is no

BLUE MOOSE MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 9 — Going Concern  – (continued)

assurance that the Company will be successful in raising this additional capital or in sustaining profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 10 — Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and concluded there are no events to disclose.

Appendix A

Appendix A-1

Appendix A-2

Forward-Looking Statements

This presentation contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

LiqTech International Listed at OTCMarkets

Appendix A-3

Appendix A-4

Offering Summary

- Issuer: LiqTech ("LIQT")
- Offering Type: Public Offering
- Security: Common Stock
- Size of Offering: up to 8,333,333 shares
- Use of Proceeds:
  - Product development and marketing
  - Engineering, development and testing
  - Opening of sales office (with test laboratories) outside of the U.S and Denmark
  - Production facility expansion, including new Asian facility
  - Working capital and general corporate purposes
- Trading Symbol: LIQT.OB
- Exclusive Placement Agent: Sunrise Securities

LiqTech International Listed at OTCMarkets

1

Appendix A-5

# LiqTech International, Inc.

LiqTech International, Inc. (“LiqTech”) is a cleantech company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide (SiC) filters, particularly, highly specialized filters for the control of soot exhaust particles from diesel engines and for water filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech’s products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies.

2

Appendix A-6

LiqTech Investment Highlights

- Innovative and rapidly growing global clean technology filtration company
- Possesses specialized knowledge and patented technology for the manufacturing of ceramic silicon carbide (SiC) filters
- Offers state-of-the-art filtration products, addressing multiple markets with attractive growth characteristics
- Currently has marketing and manufacturing capability in Europe and the United States; expanding into other key markets
- Global customer base
- Strong and experienced management team
- Headquarters near Copenhagen, Denmark; manufacturing facilities in Denmark as well as Minnesota

LiqTech International Listed at OTCMarkets
3

Appendix A-7

Management

Aldo Petersen – *Chairman*

- CEO of APE Invest, a private investment company focused on Greentech
- Co-founded Telepartner (Eurotrust) a NASDAQ listed company sold in 2006
- Investor in Greentech, a renewable energy company that builds wind farms in Denmark, Germany, Poland and Italy
- B.A. degree in Economics from Copenhagen Business School

Lasse Andreassen – *Chief Executive Officer and Director*

- Co-founder of LiqTech and CEO since 2002
- From 1997 to 2001, held Director positions at Kampsax (a consulting firm)
- From 1995 to 1997, worked as the Director of Operations for Hydro Texaco Denmark
- B.S. degree in Mechanical Engineering from Københavns Teknikum

Soren Degn – *Chief Financial Officer*

- Previously CFO of Guava, a publicly listed internet advertising company
- From 2007 to 2008, served as CFO of Advance Renewable Energy Ltd
- From 2001 to 2006, CFO of Telepartner (EuroTrust) (a NASDAQ/AIM listed Company)
- B.A. degree in Business Administration and an M.B.A. from the Copenhagen Business School

LiqTech International Listed at OTCMarkets

4

Appendix A-8

Business Areas

- **Ceramic SiC membranes** for liquid filtration that currently focus on the following end markets:
  - ✓ Hydrocarbon production-derived contaminated water ("produced water")
  - ✓ Pre-filtration for reverse osmosis
  - ✓ Industrial applications
  - ✓ Drinking water
  - ✓ Waste water treatment
  - ✓ Ballast water

- **Diesel particulate filters (DPFs)** for the control of soot exhaust particles from diesel engines.
  - Our DPFs have been installed in over 15,000 school buses, garbage trucks, city buses, government repair trucks and other vehicles in the State of California. In New York and New Jersey, over 3,000 of our DPFs have been installed in city buses, garbage trucks, construction vehicles, school buses and other vehicles.
  - In 2010, 10,173 diesel vehicles in the United States were retrofitted with DPFs, of which management estimates that more than 70% were retrofitted with LiqTech DPFs.
- **Emission catalysts for DPFs** and catalytic converters. These coatings are used to oxidize pollutants produced during combustion.
- **Kiln furniture** which supports ceramics in the kiln during the firing process.

LiqTech International Listed at OTCMarkets

5

Appendix A-9

Appendix A-10

# Silicon Carbide Membranes

- Highly wear resistant material
- Good mechanical properties
- High temperature strength
- Thermal shock resistance
- High degree of abrasive resistance
- SiC membranes have water flux efficiency up to 10 times higher than other ceramic membranes

LiqTech International Listed at OTCMarkets
7

Appendix A-11

Appendix A-12

Water Filtration

Filters for use in:

- Produced water
- Pre-filtration of reverse osmosis drinking water
- Industrial applications
- Drinking water
- Waste water treatment
- Ballast water

LiqTech International Listed at OTCMarkets

9

Appendix A-13

Kiln Furniture

- Used in the kiln to support ceramics which also creates additional space to maximize the number of items for each firing
- High-quality SiC kiln furniture can be thinner allowing more items to be added for each firing
- Withstands higher heat
- Lasts longer and can reduce the firing time (reducing energy costs)

LiqTech International Listed at OTCMarkets

10

Appendix A-14

Market Opportunity

Status	Market	2009 ($ B)	2020 ($ B)
Selling Product	Produced water	$2.0	$5.0
	Pre-filtration for RO	1.0	2.2
	Industrial Applications	3.0	5.0
	Waste water treatment	0.3	4.5
	Drinking water	1.0	2.5
	Sub-total	**7.3**	**19.2**
Product Developed + Market in Transition	Ballast water	0	6.0+
Product in Development + Market Ready	Reverse Osmosis	8.0	21.0
	Total	**$15.3**	**$46.2+**

Note: For a discussion of the bases for these estimates regarding LiqTech's market opportunity, please see "Basis of Management's Estimates" above.

Liq Tech International Listed at OTCMarkets

11

Appendix A-15

Financials

For the three months ended September 30, 2011

- Net sales increased 62.3% to $6,829,535 compared to $4,208,137 in 2010 Q3
- Gross profit increased 48.7% to $1,460,369 compared to $981,850 in 2010 Q3
- Net income increased 497% to $484,206 compared to a profit of $81,112 in 2010 Q3
- Total operating expenses increased 29.8% $792,571 compared to $610,641 in 2010 Q3

For the nine months ended September 30, 2011

- Net sales increased 8.8% to $13,552,746 compared to $12,461,177 for the same period in 2010
- Gross profit increased 8.1% to $3,315,252 compared to $3,066,754 for the same period in 2010
- Net income increased 43.9% to $378,243 compared to a profit of $262,881 for the same period in 2010
- Total operating expenses decreased 1.3% to $2,551,436 compared to $2,585,295 for the same period in 2010

LiqTech International Listed at OTCMarkets

13

Appendix A-16

Investor Information

LiqTech International, Inc.

Industriparken 22C

2750 Ballerup, Denmark

www.liqtech.com

LiqTech International Listed at OTCMarkets

14

Appendix A-17

Appendix B

LiqTech International, Inc. (“LiqTech” or the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the section titled “Risk Factors”, for more complete information about LiqTech and this offering. You may get the prospectus and the registration statement for free by visiting EDGAR on the SEC website at www.sec.gov.

About LiqTech

LiqTech is a clean technology company that provides state-of-the-art technologies for gas and liquid purification by manufacturing silicon carbide (“SiC”) filters. Established in 1999, with headquarters in Ballerup, Denmark, near Copenhagen, and manufacturing facilities in Denmark and Minnesota, LiqTech manufactures products of re-crystallized silicon carbide focused in 3 business areas: diesel particulate filters (“DPFs”) for the control of soot exhaust particles from diesel engines, ceramic membranes for water filtration and kiln furniture for the refractory industry. LiqTech has developed technology to manufacture SiC membranes on top of a SiC filter that greatly increases the performance of the Company’s products. LiqTech’s products addressed a combined market opportunity of $7.3 billion as of 2009.

Basis of Management’s Estimates

Calculations of market opportunity and market size are based on (i) data collected from industry publications relating to the area of new membranes anticipated to be employed in 2009 and 2020 for the various applications described herein, as adjusted by management’s estimates, and (ii) management’s estimates of the price of new membranes per square meter for such applications. In order to estimate the potential market opportunity, the information provided by industry publications regarding the anticipated area of membranes to be employed has been adjusted to reflect management’s estimates because: (i) the current data provided in industry publications is primarily derived from data regarding polymeric membranes, which generally require greater membrane area than SiC membranes (because SiC membranes have higher water flux than polymeric membranes), and (ii) SiC membranes are expected to permit new membrane applications and extended usage in existing applications. For estimates on market opportunity and size of membranes in industrial applications and drinking water, management has also applied its judgment regarding the segments of such markets that management anticipates it will target. The market opportunity and size for ballast water applications was calculated based on industry estimates of the number of vessels expected to require ballast water treatment filters and management’s estimates on the number of filters to be used per vessel and the anticipated price per filter. The estimated prices of membranes used in the calculations of the market opportunity and size were based on management’s estimates of the prices of such membranes for such applications, based on today’s prices. Such prices may change in the future based on a number of factors, including technological advances and competition, and LiqTech does not assume any responsibility to update such information.

Such market estimates are based on management’s estimates and constitute “forward-looking statements”. Please see “Forward-Looking Statements Disclaimer” below and the sections in the prospectus titled “Disclosure Regarding Forward-Looking Statements” and “Risk Factors”.

Silicon Carbide

Silicon Carbide (“SiC”) is a highly wear-resistant material with good mechanical properties, including high temperature strength and thermal shock resistance and a high degree of abrasive resistance. SiC also offers excellent chemical resistance and exceptionally high water flux (flow as represented by pound per area unit in each square meter), and it is highly hydrophilic (attracted to water). We believe these properties allow LiqTech’s products to outperform competing technologies. LiqTech’s DPFs are manufactured with SiC.

Diesel Particulate Filters (“DPFs”)

DPFs are devices installed on diesel engine mufflers that collect particulate matter without obstructing the flow of exhaust gases or damaging the vehicle. The filters, which have replaced mufflers on some vehicles,

Appendix B-1

can be installed as a retrofit or included as original equipment. DPFs are capable of reducing more than 95% of particulate matter and, in many installations, up to 99%. DPFs are also being studied for health benefits to diesel vehicle operators.

LiqTech’s DPFs have been installed in over 15,000 school buses, garbage trucks, city buses, government repair trucks and other vehicles in the State of California. In New York and New Jersey, over 3,000 of LiqTech’s DPFs have been installed in city buses, garbage trucks, construction vehicles, school buses and other vehicles.

LiqTech DPFs have been shown to reduce emission particulates in Caterpillar 325 excavating machines with a 26-ton service weight by greater than 95%, reduce gaseous emissions such as carbon monoxide by as much as 90% and reduce hydrocarbon emissions by 80%.

In 2010, 10,173 diesel vehicles in the United States were retrofitted with DPFs, of which management estimates that more than 70% were retrofitted with LiqTech DPFs.

An article dated April 11, 2011 from the American Heart Association released a study emphasizing the benefits of DPFs. The study showed that traps installed on diesel engines could cut heart-harmful microscopic particles by 98%, resulting in greater blood vessel dilation and fewer blood clots than operators breathing unfiltered diesel fumes.

Silicon Carbide Membranes

LiqTech’s wholly owned subsidiary, LiqTech International A/S (formerly, Cometas A/S), manufactures SiC membrane filters based on a patented technology. The result of this membrane technology is significantly higher water flux (up to 10 times higher water flux compared to other membrane material with similar pore sizes) and smaller pore sizes than other ceramic filters. These membrane products are primarily used in water filtration.

Water and Liquid Filtration

Produced Water

Hydrocarbon production-derived contaminated water, which we refer to as produced water, is the largest waste stream from hydrocarbon production. This water usually has a high concentration of salts, radioactive residues, heavy metals and oil. When most of the oil has been separated from the water, produced water still contains too much oil and particles to be re-injected into the well. Increasing regulation requires that produced water be treated prior to discharge.

LiqTech’s SiC membranes have water flux efficiency up to 10 times higher than other ceramic membranes with smaller pore sizes, which means that the LiqTech solution is a viable alternative to current solutions including hydro-cyclones and induced gas floatation units. Hydro-cyclones are not effective in taking out suspended solids and are prone to clogging.

As the produced water regulations become increasingly tighter and more complex, LiqTech believes that it has the best filtration solutions and most economical solution available. Recently, LiqTech sold SiC membrane filters to a large international oil and gas company for use in one of its offshore platforms.

SEMCO Maritime’s newly produced offshore treatment plants use LiqTech membranes, which have shown oil and particle removal with better water flux and cost savings as compared to rival ceramic filters and hydro cyclones.

Based on industry publications relating to the area of new membranes expected to be deployed, LiqTech estimates the market for their produced water membrane was $2 billion in 2009, and is expected to grow to $5 billion in 2020.

LiqTech has completed extensive testing and has sold its product for produced water treatment for use by several global oil and gas companies.

Wastewater Treatment

Wastewater is used water, and LiqTech’s SiC membranes are used in the wastewater market for removal of suspended solids. Siemens recently conducted a comparison of SiC ceramic membranes and the current

Appendix B-2

market leader polymeric membranes. These filters were tested in three types of wastewater: oil-gas produced water, rubber processing wastewater and palm oil mill effluent water. The results of these tests show a large difference in the performance of the filter types, with the SiC ceramic filter greatly superior for all wastewater types tested.

Based on industry publications relating to the area of new membranes expected to be deployed, LiqTech estimates that the Wastewater Treatment Membrane market was $0.3 billion in 2009, and is expected to grow to $4.5 billion in 2020.

LiqTech has completed extensive testing and has sold its products for use by several global companies for uses such as the re-using of waste water — tertiary treatment and the separation of biomass (pig manure).

Industrial Applications

Water is used in large volumes in an extensive list of industrial processes, and water treatment is used to improve the quality of water contacting the manufactured product during such processes. Poor water treatment can cause defective products. LiqTech believes its products can be used for water treatment applications in many industries, including: oily waste water, food processing, mineral processing/metal finishing, chemical production, semiconductors, and pharmaceuticals.

Based on industry publications relating to the area of new membranes expected to be deployed, LiqTech estimates that the Industrial Applications Membrane market was $3 billion in 2009, and is expected to grow to $5 billion in 2020. However, management anticipates that LiqTech’s products will only target a portion of this market.

LiqTech has completed extensive testing, and has sold the product for use by several global companies, including HYTEK Italy, Provital, and Nalco, for uses such as cooling towers, cleaning water for the chicken industry, particle removal from lubrication oil emulsion, washing of PET (polyethylene terephtalate) bottles, and replacement of sand filters for pools and spas.

Pre-filtration for Reverse Osmosis

LiqTech’s Aqua Solution effectively and efficiently performs ultra filtration and micro filtration to prepare water for reverse osmosis. This filtered water improves reverse osmosis performance with reduced costs. LiqTech believes that, as compared to competitors, Aqua Solution improves efficacy with the highest water flux for any membrane material known to management (meaning water is filtered faster and better than the competitor’s products). LiqTech’s 18kg CoMem conduits offer the same water flow as the commonly used sand filter, which takes up to 500 times more space and has a pore size at least three times larger than the LiqTech solution. Further, LiqTech’s CoMem achieves high capacity at very low water pressures, thus reducing the energy costs of the operation.

Based on industry publications relating to the area of new membranes expected to be deployed, LiqTech estimates that the pre-filtration for the reverse osmosis membrane market was $1 billion in 2009, and is expected to grow to $2.2 billion in 2020.

LiqTech has completed extensive testing and sold the product for use by several global companies including: Asia Pacific Technology, Biofuel A/S, Puretech Israel, Pharmacosmos, and F-Aquamesh.

Reverse Osmosis

Pursuant to a joint development agreement, LiqTech was approved for a $2 million grant from The Danish National Advanced Technology foundation to develop a SiC based membrane that can perform reverse osmosis to produce drinking water from seawater. This potential product is in the research and development stage, but LiqTech believes there is a possibility of achieving technical feasibility. However, no assurance can be provided that these efforts will ever be successful. If it is successful in these efforts, LiqTech believes that it could lead to an attractive market opportunity.

Ballast Water

In order to avoid the spread of “non-native species” in the oceans and waterways of the world, a new set of international regulations regarding ballast water treatment is being implemented. According to certain predictions, approximately 60,000 ships will be required to install ballast water treatment filters before 2016.

Appendix B-3

Based on the number of vessels expected to install ballast water treatment filters, and an estimate of 10 filters per vessel at a price of $10,000 per filter, management estimates that the market for ballast filters will be approximately $6 billion by 2020.

LiqTech has partnered with Singapore-based companies and R&D centers to develop a solution for the ballast water treatment market. A distributor in Japan is in contact with shipyards seeking filtration solutions for their ballast water systems.

LiqTech is currently working with the Danish Hydraulic Institute (“DHI”) to achieve environmental technology verification of its ballast water filter. After receiving the approval of the DHI, LiqTech intends to collaborate with a system integrator to develop a suitable ballast water filtration system and seek approval from the Maritime and Port Authority of Singapore (the “MPA”). Once such approval is received, the ballast water filtration system using LiqTech’s filter will be available for use in sea-going vessels. Other companies have already received approval for their ballast water treatment products. Although management anticipates that the system developed using LiqTech’s ballast water filters will receive the approval of the MPA prior to the end of 2012, there can be no assurance as to when such application will be approved by the MPA or that such application will be approved at all.

Drinking Water

Drinking water or potable water is water of sufficiently high quality to be consumed or used with low risk of immediate or long-term harm. LiqTech’s SiC membrane filters can replace sand filters, cartridge filters and traditional polymer/ceramic membranes that are parts of drinking water filtration systems. Further, LiqTech membranes can remove iron and manganese in an energy saving application.

Based on industry publications relating to the area of new membranes expected to be deployed, LiqTech estimates that the drinking water membrane market was $1.4 billion in 2009, and is expected to grow to $3 billion in 2020. However, management anticipates that LiqTech’s products will only target a portion of this market.

Kiln Furniture

Kiln Furniture is used to hold molds during the firing process. This is a small part of LiqTech’s overall business.

Management Bios

Aldo Petersen, Chairman

Aldo Petersen has been chairman of LiqTech International, Inc. since August 2011. He has been the Chief Executive Officer of APE Invest A/S, a private Danish investment company, since 1996. Until 2006, Mr. Petersen was also the chief executive officer of EuroTrust (formerly known as Telepartner), a formerly NASDAQ-listed company that he founded in 1986. Prior to EuroTrust, he started and sold one of Denmark’s first hedge funds, Dansk Fromue Invest. Mr. Petersen was a major investor in Greentech, a renewable energy company that builds wind farms in Denmark, Germany, Poland and Italy. He is a private investor in wind farms in Germany and France, and was also a major investor in Football Club Copenhagen (listed on the Copenhagen Stock Exchange). Mr. Petersen has a B.A. degree in Economics from Copenhagen Business School.

Lasse Andreassen, CEO

Mr. Andreassen is the Chief Executive Officer and a director of LiqTech International, Inc. In 1999, Mr. Andreassen co-founded LiqTech and has served as its CEO since 2002. From 1997 to 2001, Mr. Andreassen held Director positions at Kampsax (a consulting firm). From 1995 to 1997, Mr. Andreassen worked as the Director of Operations for Hydro Texaco Denmark. Previously, he also was Vice President of Danfoss’s system control business and Director of Operations for the Mexican division of Niro Atomizers. Mr. Andreassen has a B.S. degree in Mechanical Engineering from Københavns Teknikum.

Søren Degn, CFO

Mr. Degn is the CFO of LiqTech. From 2008 until 2011, he was the CFO of Guava, a publicly listed internet advertising company. From 2007 to 2008, Mr. Degn served as CFO of Advance Renewable Energy

Appendix B-4

Ltd. From 2001 to 2006, he was the CFO of EuroTrust (a NASDAQ/AIM listed Company, formerly known as Telepartner). From 1996 to 2001, he was the financial controller at Kampsax (a consulting company). From 1989 to 1996, he worked at KPMG in Denmark. Mr. Degn has a B.A. degree in Business Administration and an M.B.A. from the Copenhagen Business School.

Don Debelak, President/CEO LiqTech North America

Mr. Debelak is the President/CEO of Liqtech’s North American facility. In 2004, Mr. Debelak started working for LiqTech as the exclusive North American Representative and became President when LiqTech started its U.S. manufacturing facility in late 2005. Prior to working with LiqTech, from 2000 to 2004, Mr. Debelak was Director of Marketing and Business Development for Chart Industries’ NexGen Fueling Division, which provides clean burning liquid natural gas (LNG) vehicle tanks and fueling stations primarily to Arizona and California customers. Previous positions include Director of Marketing and Sales for Magnetic Processing Systems, a metal working start-up company, and Marketing Director for Philtech Instrument Company and Director of Product Management for Syntex Dental Products. Mr. Debelak is also the author of 15 business books, primarily related to new product introductions and marketing, published by McGraw Hill, Entrepreneur Media, John Wiley and Sons and Adams Media. Mr. Debelak has a B.A. degree in Chemistry from the University of Minnesota and an M.B.A. from Rutgers University.

Investment Summary

•	LiqTech is a fast-growing, global, clean-technology filtration company.
•	LiqTech has proprietary technology and specialized knowledge in the manufacturing of SiC filters, which has advantages to many other filtration products.
•	LiqTech has industry-leading filtration products addressing multiple large and fast growing markets.
•	LiqTech has marketing and manufacturing capability in two key markets and is expanding into other key markets.
•	LiqTech has a large and growing global customer base.
•	LiqTech has a strong and experienced management team, which has on average more than 10 years of management experience.

Forward-Looking Statement Disclaimer

This business summary may contain “forward-looking statements”, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. This presentation contains certain projections, estimates, financial results and other “forward-looking” statements that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, these risks, market changes and uncertainties and other matters may cause actual performance and results to differ materially from those expressed or implied in this presentation. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. The Company undertakes no obligation to update any forward-looking statement.

Appendix B-5

Up to 8,333,333 Shares

LiqTech International, Inc.

Common Stock

PROSPECTUS DATED           ,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all of the amounts shown are estimates.

Amount to be Paid
SEC registration fee	$3,582
FINRA filing fee	3,000
Legal fees and expenses	250,000*
Blue sky fees and expenses	10,000*
Accounting fees and expenses	40,000*
Printing and miscellaneous expenses	30,000*
Total	336,582*

*	Estimated

Item 14.   Indemnification of Directors and Officers

Our Company’s charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter and bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter and bylaws provide that the Company will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. However, nothing in the Company’s charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of his own negligence or willful misconduct. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Our Company maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 15.   Recent Sales of Unregistered Securities

On August 24, 2011 (the “Effective Time”), pursuant to an Agreement and Plan of Merger, dated as of August 23, 2011, by and among, the Company, Blue Moose Delaware Merger Sub, Inc., (“BMD Sub”), a wholly owned subsidiary of the Company and LiqTech USA, (the “Merger Agreement”), BMD Sub was merged with and into LiqTech USA (the “Merger”) and as a result of the Merger, LiqTech USA became a wholly owned subsidiary of the Company. Prior to the Merger there were 4,155,250 shares of the common stock, par value $.001 per share of the Company (the “Common Stock”) outstanding, pursuant to the Merger (a) each of the 17,444.75 outstanding shares of the common stock of LiqTech USA (the “LiqTech Common Stock”) was exchanged for 1,000 shares of Common Stock, for a total of 17,444,750 shares of Common Stock resulting in 21,600,000 shares of Common Stock being outstanding immediately following the Merger and (b) warrants to acquire up to 6,500 shares of LiqTech Common Stock at a price of $1,500 per share (the “LiqTech Warrants”), were by their terms, converted in to warrants to acquire up to 6,500,000 shares of Common Stock at a price of $1.50 per share.

LiqTech USA was formed in May 2011. In June and July 2011, LiqTech USA entered into agreements to acquire (i) all of the outstanding equity interests in LiqTech Denmark and (ii) all of the outstanding equity interests in Cometas and LiqTech Delaware not owned by LiqTech Denmark, directly from the holders of such equity interests (the “LiqTech Acquisition Agreements”). In exchange for such equity interests, LiqTech USA agreed to pay to such holders, in the aggregate (i) $4,637,315, (ii) promissory notes in the principal amounts of 19,500,000 Danish Kroner (which is equal to $3,765,351 based upon the currency exchange rate of $1.00 = DKK 5.1788 as of August 22, 2011) and (iii) 9,308.333 shares of LiqTech common stock.

Prior to completion of the Merger, LiqTech USA completed a private placement offering of 63 Units (collectively, the “Units” and individually, a “Unit”) at $100,000 per Unit, each such Unit consisting of 40 shares of LiqTech common stock and 20 LiqTech Warrants ,and received $4,800,000 in cash and a promissory note for $1,500,000 payable on September 7, 2011. Thereafter, in August 2011, LiqTech USA closed the transactions contemplated by the LiqTech Acquisition Agreements.

In August 2011, we granted options to purchase an aggregate of 2,000,000 shares of our common stock at exercise prices ranging from $1.50 and $3.00 per share.

We believe that the above issuances of securities were exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act.

Item 16.   Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16 by reference.

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ballerup, Denmark, on the 13th day of February, 2012.

LIQTECH INTERNATIONAL, INC.

By:	/s/ Lasse Andreassen Lasse Andreassen Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates below.

Signature	Title	Date

/s/ Lasse Andreassen Lasse Andreassen	Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2012

* Aldo Petersen	Chairman and Director	February 13, 2012

/s/ Soren Degn Soren Degn	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	February 13, 2012

* Paul Burgon	Director	February 13, 2012

* John F. Nemelka	Director	February 13, 2012

* Michael Sonneland	Director	February 13, 2012
* By:	/s/ Lasse Andreassen Attorney-in-fact

Exhibit Index

Exhibit No.	Description
1.1	Form of Placement Agent Agreement.
2.1	Agreement and Plan of Merger dated as of August 23, 2011 by and among Blue Moose Media, Inc., LiqTech USA, Inc. and BMD Sub (incorporated by reference to Form 8-K/A as filed on October 11, 2011).*
3.1	Articles of Incorporation (filed as an exhibit to the Registration Statement on Form 10 (SEC Accession No. 0001078782-09-001287) filed with the Commission on August 19, 2009 and incorporated herein by reference).*
3.2	Certificate of Amendment to the Articles of Incorporation (filed as Exhibit A to the Company’s Information Statement on Schedule 14C filed on September 20, 2011 and incorporated herein by reference).*
3.3	Bylaws (filed as an exhibit to the Registration Statement on Form 10 (SEC Accession No. 0001078782-09-001287) filed with the Commission on August 19, 2009 and incorporated herein by reference).*
4.1	Form of Common Stock Certificate.*
4.2	Form of Warrant issued to Investors in the Private Placement (incorporated by reference to Form 8-K as filed on August 25, 2011).*
4.3	Form of Warrant issued to Sunrise Securities Corp.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.*
10.1	Form of Securities Purchase Agreement by and between LiqTech USA, Inc. and each of the investors in the Private Placement (incorporated by reference to Form 8-K as filed on August 25, 2011).*
10.2	Employment Agreement dated July 29, 2011 between LiqTech A/S and Lasse Andreasson (incorporated by reference to Form 8-K/A as filed on October 11, 2011) (translated in English).*
10.3	Employment Agreement dated November 16, 2005 between LiqTech NA, Inc. and Donald S. Debelak (incorporated by reference to Form 8-K/A as filed on October 11, 2011).*
10.4	Addendum to Employment Agreement, dated December 15, 2011, between LiqTech NA, Inc. and Donald S. Debelak.*
10.5	Employment Agreement, dated July 29, 2011, between LiqTech International Inc. and Soren Degn (translated in English).*
10.6	Lease Agreements for 1800 - 1810 Buerkle Road, White Bear Lake, Minnesota 55110 (incorporated by reference to Form 8-K/A as filed on November 15, 2011).*
10.7	Lease Agreement for 1800 - 1816 Buerkle Road, White Bear Lake, Minnesota 55110.*
10.8	Lease Agreement for Grusbakken 12, DK-2820 Gentofte Denmark (incorporated by reference to Form 8-K/A as filed on November 15, 2011) (translated in English).*
10.9	Lease Agreement for Industriparken 22C, 2750 Ballerup, Denmark (incorporated by reference to Form 8-K/A as filed on November 15, 2011) (translated in English).*
10.10	DKK 6,000,000 Line of Credit Agreement, between LiqTech A/S and Sydbank A/S (incorporated by reference to Form 8-K/A as filed on November 15, 2011) (translated in English).*
10.11	DKK 3,000,000 Line of Credit Agreement, between LiqTech A/S and Sydbank A/S (incorporated by reference to Form 8-K/A as filed on November 15, 2011) (translated in English).*
10.12	Note Payable Agreement between LiqTech A/S and Sydbank A/S, for the principal amount of $475,000 USD (incorporated by reference to Form 10-Q as filed on November 15, 2011) (translated in English).*
10.13	Form of Guarantee in respect of obligations of LiqTech A/S (translated in English).*

Exhibit No.	Description
10.14	Form of Guarantee in respect of obligations of LiqTech International A/S (translated in English).*
10.15	Form of Guarantee in respect of obligations of LiqTech NA, Inc. (translated in English).*
10.16	Form of Promissory Note payable to certain related parties.*
10.17	Business Mortgage of LiqTech A/S (translated in English).*
10.18	Business Mortgage of LiqTech International A/S (translated in English).*
21.1	List of Subsidiaries.*
23.2	Consent of Gregory & Associates, LLC.
23.3	Consent of Pritchett, Siler & Hardy, P.C.
23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).*
24.1	Powers of Attorney of the Directors and Officers of the Registrant (included in signature pages).*
101.1	The following information contained in the Registration Statement for the period ended September 30, 2011 formatted in XBRL: (i) Unaudited Condensed Consolidated Balance Sheet for LiqTech International, Inc. as of September 30, 2011; (ii) Unaudited Condensed Consolidated Statement of Operations and Comprehensive Income for LiqTech International, Inc. for the Nine Months Ended September 30, 2011; (iii) Unaudited Condensed Consolidated Statements of Cash Flows for LiqTech International, Inc. for the Nine Months Ended September 30, 2011; and (iv) Notes to Unaudited Financial Statements tagged as blocks of text.(1)
101.2	The following information contained in the Registration Statement for the period ended December 31, 2010 formatted in XBRL: (i) Consolidated Balance Sheets for LiqTech A/S as of December 31, 2010 and 2009; (ii) Consolidated Statements of Operations and Comprehensive Income for LiqTech A/S for the Years Ended December 31, 2010 and 2009; (iii) Consolidated Statements of Stockholders’ Equity for LiqTech A/S for the Years Ended December 31, 2010 and 2009; (iv) Consolidated Statements of Cash Flows for LiqTech A/S for the Years Ended December 31, 2010 and 2009; and (v) Notes to Financial Statements tagged as blocks of text.(1)
101.3	The following information contained in the Registration Statement for the period ended December 31, 2010 formatted in XBRL: (i) Balance Sheets for Blue Moose Media, Inc. as of December 31, 2010 and 2009; (ii) Statements of Operations for Blue Moose Media, Inc. for the Years Ended December 31, 2010 and 2009; (iii) Statements of Stockholders’ Equity (Deficit) for Blue Moose Media, Inc. for Years Ended December 31, 2010 and 2009; (iv) Statements of Cash Flows for Blue Moose Media, Inc. for the Years Ended December 31, 2010 and 2009; and (v) Notes to Financial Statements tagged as blocks of text.(1)

*	Previously filed.
(1)	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.